Form 10-K, Exhibit 13
period 2003-12-31
BOURBON BANCSHARES INC /KY/
filed 2004-03-30
CIK 1000232

Exhibit 13

KENTUCKY BANCSHARES, INC.

ANNUAL REPORT 2003


Letter to the Shareholders

Dear Shareholders,

During 2003 we were able to complete a strategic acquisition that has strengthened our franchise. With the purchase of First Federal Savings Bank in Cynthiana, our customer base is substantially larger. We continue to actively seek good business opportunities throughout Central Kentucky.

Regrettably, our year-end operating results were down when compared to the prior year. Net income for the year was $4,233,377, down from $5,902,525 for year-end 2002. Diluted earnings per share were $1.50, also lower than the $2.10 figure of a year earlier. The major factors that contributed to the drop in net income were the lack of loan growth and the continued tightening of net interest margins. Beyond that, there were some one-time expenses related to closing our original location in Scott County, and merger related expenses associated with the acquisition of First Federal Savings Bank of Cynthiana. On a positive note, the dividend to shareholders rose again. The company is quite proud of increasing the dividend every year since 1982.

There are some encouraging signs that the economy may be improving. We would expect an increase in loan demand as well as an improvement in margins if the stronger economy continues throughout 2004.

Because we are now over $500,000,000 in assets, management also feels that this is an opportune time to examine our current organizational structure to determine whether we are positioned to deliver services and products to our customers in the most efficient way. Also, we have already begun to put into place measures to continually improve revenues and control costs in a more disciplined manner. We expect that these actions will improve our bottom line.

Our Wealth Management Department recently completed an evaluation of both its structure and the services it provides. The strength of this department has always been evident in the dedication to its clientele. Under the leadership of new department head Clark Nyberg, who has over twenty years of investment management experience, we offer an even stronger team of committed professionals.

In the later part of the year we added two new directors to the board of your company: Betty Long, the former CEO of First Federal and Dr. Woodford Van Meter, a Lexington ophthalmologist with long time ties to our bank and Bourbon County.

Finally, Senior Vice President James P. Shipp has announced his decision to retire in April. Since his banking career started in 1979, J. P. has made many important contributions to our growth and success. Most recently he has been our leader in branch administration and was named a Senior Vice President in 1997. He will be missed, but we all wish him well.


Sincerely,

Louis Prichard                            Buckner Woodford
President and COO                         President and CEO
Kentucky Bank                             Kentucky Bancshares, Inc.



FINANCIAL HIGHLIGHTS

Kentucky Bancshares, Inc.               2003         2002         2001

     Assets ($ thousands)            $500,852     $419,771     $397,257

     Net Income ($ thousands)	        $  4,233     $  5,903     $  5,524

Per Share Results

     Earnings(assuming dilution)     $   1.50     $   2.10     $   1.95

     Dividends                       $    .76     $    .68     $    .60

Shareholder Information

CORPORATE HEADQUARTERS
Kentucky Bancshares, Inc.
4th and Main Street
Paris, Kentucky  40361
859-987-1795

MARKET MAKERS

Morgan Keegan & Company
489 East Main Street
Lexington, Kentucky  40507
800-937-0161

Hilliard Lyons
West Vine Street, Suite 400
Lexington, Kentucky  40507
800-944-2663

Howe Barnes Investments, Inc.
135 South LaSalle Street, Suite 150
Chicago, Illinois  60603-4398
800-800-4693

TRANSFER, REGISTRAR AND DIVIDEND AGENT
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey  07016-3572
800-368-5948
rtco.com

Kentucky Bancshares, Inc. - KTYB.OB

ANNUAL MEETING

The annual meeting of Kentucky Bancshares, Inc. will be held Wednesday, May 5, 2004 at 11:00 in the corporate headquarters.

INVESTOR INFORMATION
Any individual requesting a copy of the Corporation's 2003 Form 10-K Report may obtain these by writing to Investor Relations at the Corporate Headquarters.





CONSOLIDATED BALANCE SHEETS
December 31


                                                    2003             2002
ASSETS
Cash and due from banks                        $  15,224,513    $  10,493,495
Federal funds sold                                 6,163,000       18,683,000
  Cash and cash equivalents                       21,387,513       29,176,495
Securities available for sale                    128,789,830       89,509,140
Mortgage loans held for sale                       7,758,583          740,023

Loans                                            313,002,258      284,153,605
  Allowance for loan losses                       (3,819,842)      (3,395,075)
    Net loans                                    309,182,416      280,758,530

Federal Home Loan Bank stock                       4,930,100        4,027,300
Bank premises and equipment, net                  11,606,373       10,331,618
Interest receivable                                3,249,834        3,276,432
Goodwill                                          10,199,830                -
Other intangible assets                            1,998,231        1,367,417
Other assets                                       1,749,434          584,441

Total assets                                   $ 500,852,144    $ 419,771,396

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Non-interest bearing                         $  64,841,638    $  53,366,283
  Time deposits, $100,000 and over                49,914,659       46,903,641
  Other interest bearing                         269,842,299      222,566,031
    Total deposits                               384,598,596      322,835,955
Repurchase agreements and other borrowings         7,285,258        5,276,695
Federal Home Loan Bank advances                   53,232,296       43,937,306
Subordinated debentures                            7,217,000                -
Interest payable                                   1,635,784        1,844,705
Other liabilities                                    826,569        1,784,893
  Total liabilities                              454,795,503      375,679,554

Stockholders' equity
  Preferred stock, 300,000 shares
   authorized and unissued                                 -                -
  Common stock, no par value; 10,000,000
   shares authorized; 2,799,781 and
   2,772,754 shares issued and
   outstanding in 2003 and 2002                    6,984,784        6,806,887
  Retained earnings                               37,552,620       35,435,996
  Accumulated other comprehensive income (loss)    1,519,237        1,848,959
    Total stockholders' equity                    46,056,641       44,091,842

Total liabilities and stockholders' equity     $ 500,852,144    $ 419,771,396


CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31

                                         2003          2002          2001
Interest income
  Loans, including fees              $ 18,574,690  $ 20,632,003  $ 23,658,873
  Securities
   Taxable                              2,049,835     2,564,539     2,591,330
   Tax exempt                           1,430,589     1,254,065     1,124,620
  Other                                   274,003       337,397       671,231
                                       22,329,117    24,788,004    28,046,054
Interest expense
  Deposits                              5,310,791     6,977,969    11,306,963
  Repurchase agreements and other
   borrowings                              27,460        42,148       131,913
  Federal Home Loan Bank advances       2,293,297     2,257,413     1,857,061
  Subordinated debentures                 169,000             -             -
  Other                                    75,000        90,000        90,000
                                        7,875,548     9,367,530    13,385,937

Net interest income                    14,453,569    15,420,474    14,660,117
Provision for loan losses               1,300,000     1,204,000     1,068,000
Net interest income after provision
 for loan losses                       13,153,569    14,216,474    13,592,117

Other income
  Service charges                       4,065,210     3,848,055     3,663,990
  Loan service fee income                 242,479       228,121       257,823
  Trust department income                 301,612       345,730       346,554
  Securities gains (losses), net          139,438       218,604       287,262
  Gain on sale of mortgage loans          853,340       948,369       382,532
  Other                                 1,105,534     1,000,716       734,043
                                        6,707,613     6,589,595     5,672,204

Other expenses
Salaries and employee benefits          7,373,501     6,728,443     6,019,279
Occupancy expenses                      2,044,515     1,908,479     1,890,878
Amortization                              516,390       429,366       419,486
Advertising and marketing                 399,483       330,069       428,229
Taxes other than payroll, property
 and income                               439,084       406,077       370,537
Other                                   3,398,292     2,630,321     2,627,444
                                       14,171,265    12,432,755    11,755,853

Income before income taxes              5,689,917     8,373,314     7,508,468
Provision for income taxes              1,456,540     2,470,789     1,983,978

Net income                            $ 4,233,377   $ 5,902,525   $ 5,524,490

Earnings per share:
  Basic                               $      1.52   $      2.13   $      1.98
  Diluted                                    1.50          2.10          1.95


CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
Years Ended December 31

                                          2003          2002          2001

Net income                            $ 4,233,377   $ 5,902,525   $ 5,524,490

Other comprehensive income (loss),
 net of tax:
   Unrealized gains (losses) on
    securities arising during
    the period                           (237,693)    1,245,448       945,748
   Reclassification of realized amount    (92,029)     (144,279)     (189,593)
     Net change in unrealized
      gain (loss) on securities          (329,722)    1,101,169       756,155

Comprehensive income                  $ 3,903,655   $ 7,003,694   $ 6,280,645



CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 Years Ended December 31, 2003, 2002 and 2001

                                                                               Accumulated
                                                                                  Other          Total
                                          Common Stock            Retained    Comprehensive   Stockholders'
                                       Shares       Amount        Earnings        Income         Equity
Balances, January 1, 2001           2,808,067   $ 6,627,255   $ 29,241,091   $   (8,365)   $ 35,859,981

Common stock issued (including
 employee gifts of 77 shares)          29,149       319,530              -            -         319,530

Common stock purchased                (70,299)     (297,767)    (1,388,960)           -      (1,686,727)

Net change in unrealized gain (loss)
 on securities available for sale,
 net of tax                                 -             -              -       756,155        756,155

Net income                                  -             -      5,524,490             -      5,524,490

Dividends declared - $.60 per share         -             -     (1,673,048)            -     (1,673,048)

Balances, December 31, 2001         2,766,917     6,649,018     31,703,573       747,790     39,100,381

Common stock issued (including
 employee gifts of 85 shares)          20,879       260,183              -             -        260,183

Common stock purchased                (15,042)     (102,314)      (285,051)            -       (387,365)

Net change in unrealized gain (loss)
 on securities available for sale,
 net of tax                                 -             -              -     1,101,169      1,101,169

Net income                                  -             -      5,902,525             -      5,902,525

Dividends declared - $.68 per share         -             -     (1,885,051)            -     (1,885,051)

Balances, December 31, 2002         2,772,754     6,806,887     35,435,996     1,848,959     44,091,842

Common stock issued (including
 employee gifts of 54 shares)          36,410        507,071             -             -        507,071

Common stock purchased                 (9,383)      (329,174)            -             -       (329,174)

Net change in unrealized gain (loss)
 on securities available for sale,
 net of tax                                 -              -             -      (329,722)      (329,722)

Net income                                  -              -     4,233,377             -      4,233,377

Dividends declared - $.76 per share         -              -    (2,116,753)            -     (2,116,753)

Balances, December 31, 2003         2,799,781    $ 6,984,784  $ 37,552,620   $ 1,519,237   $ 46,056,641



CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31

                                               2003             2002             2001
Cash flows from operating activities
  Net income                               $  4,233,377     $  5,902,525     $  5,524,490
  Adjustments to reconcile net
   income to net cash from
   operating activities
    Depreciation and amortization             1,460,429        1,419,205        1,380,148
    Provision for loan losses                 1,300,000        1,204,000        1,068,000
    Securities amortization
     (accretion), net                           703,502          385,050          155,678
    Securities (gains) losses, net             (139,438)        (218,604)        (287,262)
    Originations of loans held
     for sale                               (42,872,837)     (38,541,844)     (29,054,241)
    Proceeds from sale of loans              36,707,617       40,702,420       27,879,863
    Gain on sale of mortgage loans             (853,340)        (948,369)        (382,532)
    Federal Home Loan Bank stock
     Dividends                                 (170,800)        (180,800)        (248,600)
    Losses (gain) on sale of fixed
     Assets                                     161,849                -                -
  Changes in:
    Interest receivable                         360,511          231,041          754,770
    Other assets                                451,918           32,115          (99,188)
    Interest payable                           (306,069)        (969,876)        (612,908)
    Other liabilities                        (1,390,747)          (9,331)         573,565
      Net cash from operating activities       (354,028)       9,007,532        6,651,783

Cash flows from investing activities
  Purchases of securities available
   for sale                                 (65,248,350)     (49,204,809)     (52,945,350)
  Proceeds from sales of securities
   available for sale                         8,434,570       18,838,747       12,344,139
  Proceeds from principal payments
   and maturities of securities
   available for sale                        39,625,276       17,966,641       34,325,320
  Cash paid for bank acquisition             (7,000,205)               -                -
  Net change in loans                         1,481,580      (12,176,153)      (2,083,841)
  Purchases of bank premises and
   equipment, net                            (1,632,487)        (816,553)      (3,167,061)
    Net cash from investing activities      (24,339,616)     (25,392,127)     (11,526,793)

Cash flows from financing activities
  Net change in deposits                      8,662,228       13,920,771        8,099,599
  Net change in repurchase agreements and
   other borrowings                           2,008,563        3,674,713       (7,844,411)
  Proceeds from Subordinated debentures       7,000,000                -                -
  Advances from Federal Home Loan Bank       12,000,000        6,980,000       22,200,000
  Payments on Federal Home Loan
   Bank advances                            (10,827,273)      (6,640,623)        (246,349)
  Proceeds from issuance of common stock        188,697          187,889          344,280
  Purchase of common stock                      (10,800)        (315,071)      (1,711,477)
  Dividends paid                             (2,116,753)      (1,885,051)      (1,673,048)
    Net cash from financing activities       16,904,662       15,922,628       19,168,594


CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31

                                               2003             2002             2001

Net change in cash and cash equivalents    $ (7,788,982)    $   (461,967)    $ 14,293,584

Cash and cash equivalents at
 beginning of year                           29,176,495       29,638,462       15,344,878

Cash and cash equivalents at end of year   $ 21,387,513     $ 29,176,495     $ 29,638,462

Supplemental disclosures of cash flow information
  Cash paid during the year for:
    Interest expense                       $  8,084,469     $ 10,337,406     $ 13,998,845
    Income taxes                              1,637,706        2,150,000        1,930,000

Supplemental schedules of non-cash investing
 Activities
  Real estate acquired through foreclosure $    349,748     $          -     $    118,860
  Transfer of held to maturity portfolio
   to available for sale                              -                -       15,231,406



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: The consolidated financial statements include the accounts of Kentucky Bancshares, Inc. (formerly Bourbon Bancshares, Inc.) (the Company) and its wholly-owned subsidiary, Kentucky Bank (the Bank). Intercompany transactions and balances have been eliminated in consolidation. On November 7, 2003, the Company acquired 100% of Kentucky First Bancorp, Inc., parent of First Federal Savings Bank, Cynthiana, Harrison County, Kentucky, as discussed in Note 17.

Nature of Operations: The Bank operates under a state bank charter and provides full banking services, including trust services, to customers located in Bourbon, Clark, Harrison, Jessamine, Scott, Woodford and adjoining counties in Kentucky. As a state bank, the Bank is subject to regulation by the Kentucky Department of Financial Institutions and the Federal Deposit Insurance Corporation (FDIC). The Company, a bank holding company, is regulated by the Federal Reserve.

Estimates in the Financial Statements: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The allowance for loan losses, mortgage servicing rights and fair value of financial instruments are particularly subject to change.

Cash Flows: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold, and certain short-term investments with maturities of less than three months. Generally, federal funds are sold for one-day periods. Net cash flows are reported for loan, deposit and short-term borrowing transactions.

Securities: The Company is required to classify its securities portfolio into three categories: trading securities, securities available for sale and securities held to maturity. Fair value adjustments are made to the securities based on their classification with the exception of the held to maturity category. The Company has no investments classified as trading.

Securities available for sale are carried at fair value. The difference between amortized cost and fair value is recorded in stockholders' equity, net of related income tax, under accumulated other comprehensive income. Changes in this difference are recorded as a component of comprehensive income. Amortization of premiums and accretion of discounts are recorded as adjustments to interest income using the constant yield method.




Securities for which the Company has the positive intent and ability to hold to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts which are recorded as adjustments to interest income using the constant yield method.

Gains or losses on dispositions are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

Loans Held for Sale: Loans held for sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current secondary market prices, calculated on the aggregate loan basis. The Company also provides for any losses on uncovered commitments to lend or sell.

Loans: Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Interest income on loans is recognized on the accrual basis except for those loans on a nonaccrual status. The accrual of interest on impaired loans is discontinued when management believes, after consideration of economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful. When interest accrual is discontinued, interest income received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.




A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogenous loans, such as consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Mortgage Servicing Rights:  	The Bank has sold various loans to the Federal
Home Loan Mortgage Corporation (FHLMC) while retaining the servicing rights. Gains and losses on loan sales are recorded at the time of the cash sale, which represents the premium or discount paid by the FHLMC. The Bank receives a servicing fee from the FHLMC on each loan sold. Servicing rights are capitalized based on the relative fair value of the rights and the loans' estimated lives and are included in intangible assets on the balance sheet and expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using interest rates, and geographic and prepayment characteristics.

Federal Home Loan Bank Stock:  Amount is carried at cost.

Bank Premises and Equipment: Land is carried at cost. Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is recorded principally by the straight-line method over the estimated useful lives of the bank premises and equipment with useful lives ranging from 3 to 50 years.

Real Estate Acquired Through Foreclosure: Real estate acquired through foreclosure is carried at the lower of the recorded investment in the property or its fair value. The value of the underlying loan is written down to the fair value of the real estate to be acquired by a charge to the allowance for loan losses, if necessary. Any subsequent write-downs are charged to operating expenses. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other expenses.

Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.




Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

                                        2003           2002           2001
Net income
  As reported                        $ 4,233,377    $ 5,902,525    $ 5,524,490
  Deduct:  Stock-based compensation
   expense determined under fair
   value based method                    (31,972)      (129,172)       (76,748)
  Pro forma                            4,201,405      5,773,353      5,447,742

                                         2003           2002           2001
Basic earnings per share
  As reported                        $      1.52    $      2.13    $      1.98
  Pro forma                                 1.51           2.08           1.94

Diluted earnings per share
  As reported                        $      1.50    $      2.10    $      1.95
  Pro forma                                 1.49           2.06           1.91

Weighted averages
  Fair value of options granted      $      1.07    $      2.43    $      4.58
  Risk free interest rate                   3.40%          4.30%          4.93%
  Expected life                           8 years        8 years        8 years
  Expected volatility                      16.90%         22.28%         25.42%
  Expected dividend yield                   2.96%          2.72%          2.54%

Income Taxes:   Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. The Company uses the liability method for computing deferred income taxes. Under the liability method, deferred income taxes are based on the change during the year in the deferred tax liability or asset established for the expected future tax consequences of differences in the financial reporting and tax bases of assets and liabilities.




Goodwill:   Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Intangible Assets: Intangible assets include a premium on deposits paid in connection with the acquisition of a bank and branches which is being amortized on a straight-line basis over ten or fifteen years and capitalized mortgage servicing rights which are being amortized over the life of the related loans.

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and dividends through the date of issuance of the financial statements.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as a separate component of equity.

Derivatives: The Company periodically enters into non-exchange traded mandatory forward sales contracts in conjunction with its mortgage banking operation. These contracts, considered derivatives, typically last 60 to 90 days and are used to offset the risk of interest rate changes between the time of the commitment to make a loan to a borrower at a stated rate and when the loan is sold. The Company did not have any mandatory forward sales contracts at December 31, 2003 and 2002.

Adoption of New Accounting Standards: During 2003, the Company adopted FASB Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, FASB Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, FASB Statement 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, and FASB Interpretation 46, Consolidation of Variable Interest Entities. Adoption of the new standards did not materially affect the Company's operating results or financial condition.

Industry Segments: While the Company's chief decision makers monitor the revenue streams of the various Company products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's operations are considered by management to be aggregated into one reportable operating segment.


NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

Included in cash and due from banks are certain non-interest bearing deposits that are held at the Federal Reserve or maintained in vault cash in accordance with average balance requirements specified by the Federal Reserve Board of Governors. The reserve requirement at December 31, 2003 and 2002 was $51 and $0.

NOTE 3 - SECURITIES

Year-end securities available for sale are as follows:

                                        Fair        Unrealized    Unrealized
                                        Value          Gains        Losses
2003
  U. S. Treasury                    $   3,033,125   $    11,262   $       -
  U. S. government agencies            36,633,788       125,206    (132,778)
  States and political subdivisions    39,141,793     1,536,367     (49,808)
  Mortgage-backed                      47,381,940       630,553    (192,657)
  Equity securities                     1,534,666       326,787      (8,289)
  Other                                 1,064,518        55,503           -

    Total                           $ 128,789,830   $ 2,685,678   $(383,532)


2002
  U. S. Treasury                    $   5,059,063   $    47,096   $       -
  U. S. government agencies             6,138,499       147,012           -
  States and political subdivisions    31,024,014     1,299,516      (6,143)
  Mortgage-backed                      40,321,450       919,850     (57,387)
  Equity securities                     3,747,550       285,695     (15,355)
  Other                                 3,218,564       197,169     (15,786)

    Total                           $  89,509,140   $ 2,896,338   $ (94,671)

The fair value of securities available for sale at December 31, 2003, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity are shown separately.



                                                  Fair
                                                  Value

  Due in one year or less                     $  6,624,244
  Due after one year through five years         33,500,677
  Due after five years through ten years        20,940,540
  Due after ten years                           18,807,763
                                                79,873,224
  Mortgage-backed                               47,381,940
  Equity                                         1,534,666

    Total                                    $ 128,789,830

Proceeds from sales of securities during 2003, 2002 and 2001 were $8,434,570, $18,838,747 and $12,344,139. Gross gains of $157,474, $260,096 and $288,105 and gross losses of $18,036, $41,492 and $843, were realized on those sales.

Securities with an approximate carrying value of $83,220,000 and $70,076,000 at December 31, 2003 and 2002, were pledged to secure public deposits, trust funds, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

Securities with unrealized losses at year end 2003 not recognized in income are as follows:

                                     Less than 12 Months        12 Months or More                Total
                                      Fair     Unrealized     Fair        Unrealized       Fair      Unrealized
Description of Securities            Value        Loss       Value           Loss         Value         Loss
U.S. Government securities         $ 1,023,844   $  (3,186)  $ 15,971,530   $ (129,592)  $ 16,995,374   $ (132,778)
States and political subdivisions      681,517      (4,057)     4,129,333      (45,751)     4,810,850      (49,808)
Mortgage-backed                              -           -     16,190,489     (192,657)    16,190,489     (192,657)
Equity securities                      170,050      (8,289)             -            -        170,050       (8,289)

Total temporarily impaired         $ 1,875,411   $ (15,532)  $ 36,291,352   $ (368,000)  $ 38,166,763   $ (383,532)


Unrealized losses have not been recognized into income because management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to increases in market interest rates. The fair value is expected to recover as the bonds approach their maturity date and/or market rates decline.


NOTE 4 - LOANS

Loans at year-end were as follows:

                                 2003              2002

Commercial                  $  14,277,927    $   16,802,888
Real estate construction       14,313,068        15,513,702
Real estate mortgage          214,529,347       182,206,697
Agricultural                   56,615,266        52,187,812
Consumer                       12,977,419        17,133,717
Other                             289,231           308,789

                            $ 313,002,258     $ 284,153,605

Activity in the allowance for loan losses was as follows:

                                 2003            2002            2001

Beginning balance            $  3,395,075    $  3,386,425    $  3,388,380
Allowance from acquisition        362,900               -               -
Charge-offs                    (1,397,822)     (1,329,218)     (1,145,942)
Recoveries                        159,689         133,868          75,987
Provision for loan losses       1,300,000       1,204,000       1,068,000

Ending balance               $  3,819,842    $  3,395,075    $  3,386,425

Impaired loans totaled $1,844,000 and $1,573,000 at December 31, 2003 and 2002. The average recorded investment in impaired loans during 2003, 2002 and 2001 was $1,051,000, $1,441,000 and $457,000. The total allowance for loan losses related to these loans was $345,000 and $675,000 at December 31, 2003 and 2002. Interest income on impaired loans of $14,000, $8,000 and $31,000 was recognized for cash payments received in 2003, 2002 and 2001.

Nonperforming loans were as follows:
                                        2003         2002          2001
Loans past due over 90 days still
 on accrual                          $  779,000   $  789,000   $ 1,278,000
Nonaccrual loans                      1,844,000    1,573,000       935,000




Nonperforming loans include impaired loans and smaller balance homogeneous loans, such as residential mortgage and consumer loans, that are collectively evaluated for impairment.

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $91,789,000 and $93,530,000 at December 31, 2003 and 2002. Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $658,000 and $714,000 at December 31, 2003 and 2002.

Changes in mortgage servicing rights were as follows:

                         2003          2002          2001

Beginning balance    $  704,034    $  463,067    $  521,467
Additions               381,205       390,865        81,619
Amortization	           (224,119)     (149,898)     (140,019)

Ending balance       $  861,120    $  704,034    $  463,067

Certain directors and executive officers of the Company and companies in which they have beneficiary ownership were loan customers of the Bank during 2003 and 2002. Such loans were made in the ordinary course of business at the Bank's normal credit terms and interest rates. An analysis of the activity with respect to all director and executive officer loans is as follows:

                                            2003            2002

Balance, beginning of year              $  1,626,000    $  1,529,000
Additions, including loans now meeting
 disclosure requirements                   1,648,000       1,346,000
Amounts collected, including loans no
 longer meeting disclosure requirements     (788,000)     (1,249,000)

Balance, end of year                    $  2,486,000    $  1,626,000



NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                     2003             2002

Land and buildings               $ 12,242,809     $ 10,790,642
Furniture and equipment             9,241,247        8,001,811
Construction in process                     -          534,659
                                   21,484,056       19,327,112
Less accumulated depreciation      (9,877,683)      (8,995,494)

                                 $ 11,606,373     $ 10,331,618

Depreciation expense was $960,512, $989,839 and $960,661 in 2003, 2002, and
2001.

NOTE 6 - GOODWILL AND INTANGIBLE ASSETS

The change in balance for goodwill during the year is as follows:

                            2003

  Beginning of year     $          -
  Acquired goodwill       10,199,830

  End of year           $ 10,199,830

Goodwill will not be amortized but instead evaluated periodically for impairment.




Acquired intangible assets were as follows at year-end:

                                           2003
                                   Gross
                                  Carrying      Accumulated
                                   Amount       Amortization
Amortized intangible assets:
  Core deposit intangibles      $ 3,656,403     $ 2,519,292

Aggregate amortization expense was $292,271, $279,468 and $279,468 for 2003, 2002 and 2001.

Estimated amortization expense for each of the next five years:

     2004          $ 275,491
     2005             95,736
     2006             95,736
     2007             95,736
     2008             95,736

The change in balance for intangible assets during the year is as follows:


                                       2003           2002

  Beginning of year                $   663,382     $ 942,850
  Amortization                        (292,271)     (279,468)
  Acquired core deposit intangible     766,000             -

  End of year                      $ 1,137,111     $ 663,382


NOTE 7 - DEPOSITS

At December 31, 2003, the scheduled maturities of time deposits are as follows:

     2004        $ 130,497,174
     2005           24,002,136
     2006           23,312,636
     2007            9,530,375
     2008            3,015,207

Certain directors and executive officers of the Company and companies in which they have beneficial ownership are deposit customers of the Bank. The amount of these deposits was approximately $1,397,000 and $1,178,000 at December 31, 2003 and 2002.

NOTE 8 - REPURCHASE AGREEMENTS

Repurchase agreements generally mature within one year from the transaction date and range in maturities from 1 day to 3 years. The securities underlying the agreements are maintained in a third-party custodian's account under a written custodial agreement. Information concerning repurchase agreements for 2003 and 2002 is summarized as follows:

                                                2003           2002

Average daily balance during the year        $ 1,691,154    $ 2,097,456
Average interest rate during the year              1.34%          1.22%
Maximum month-end balance during the year    $ 2,411,269    $ 3,504,562
Weighted average interest rate at year end         1.65%          0.84%

NOTE 9 - FEDERAL HOME LOAN BANK ADVANCES

The Bank owns stock of the Federal Home Loan Bank (FHLB) of Cincinnati, Ohio. This stock allows the Bank to borrow advances from the FHLB. At December 31, 2003 and 2002, $53,232,296 and $43,937,306 represented the balance due on
advances from the FHLB.   All advances are paid either on a monthly basis or at
maturity, over remaining terms of one month to twenty-seven years, with fixed interest rates ranging from 2.65% to 7.23%. All advances require a prepayment penalty and certain advances are callable by the FHLB at various call dates throughout the term of the advance. Advances are secured by the FHLB stock and substantially all first mortgage loans.




Scheduled principal payments due on advances during the years subsequent to December 31, 2003 are as follows:

     2004              $ 18,409,558
     2005                 6,933,551
     2006                10,931,461
     2007                   954,273
     2008                 4,981,617
     Thereafter          11,021,836

                       $ 53,232,296

NOTE 10 - SUBORDINATED DEBENTURES

In August 2003, the Company formed Kentucky Bancshares, Statutory Trust I ("Trust"). The Trust issued $7,000,000 of fixed/variable rate trust preferred securities as part of a pooled offering of such securities. The Company issued $7,217,000 subordinated debentures to the Trust in exchange for the proceeds of the offering, which debentures represent the sole asset of the Trust. The debentures pay interest quarterly at 7.06% for the first 5 years. Starting September 2008, the rate converts to three-month LIBOR plus 3.00 adjusted quarterly. The Company may redeem the subordinated debentures, in whole or in part, beginning September 2008 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2033.

In accordance with FASB Interpretation No. 46, the Trust is not consolidated with the Company. Accordingly, the Company does not report the securities issued by the Trust as liabilities, and instead reports as liabilities the subordinated debentures issued by the Company and held by the Trust, as these are no longer eliminated in consolidation.

NOTE 11 - INCOME TAXES

Income tax expense was as follows:
                     2003            2002            2001

Current          $ 1,166,575     $ 2,189,931     $ 1,878,784
Deferred             289,965         280,858         105,194

                 $ 1,456,540     $ 2,470,789     $ 1,983,978



Year-end deferred tax assets and liabilities were due to the following. No valuation allowance for the realization of deferred tax assets is considered necessary.

                                              2003            2002
Deferred tax assets
  Allowance for loan losses              $    942,354    $    889,158
  Core deposit intangibles                     18,569         245,154
  Other                                       174,723             181

Deferred tax liabilities
  Unrealized gain on securities              (782,909)       (952,708)
  Bank premises and equipment                (460,980)       (251,461)
  FHLB stock	                                 (859,218)       (687,803)
  Mortgage servicing rights                  (292,781)       (239,372)
  Other                                      (401,183)       (105,546)

    Net deferred tax asset (liability)   $ (1,661,425)   $ (1,102,397)

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following:
                                                2003       2002       2001

U. S. federal income tax rate                   34.0%      34.0%      34.0%
Changes from the statutory rate
  Tax-exempt investment income                  (9.3)      (5.7)      (5.2)
  Non-deductible interest expense related to
   carrying tax-exempt investments                .8         .6         .6
  Rehabilitation tax credit                        -          -       (2.1)
  Other                                           .1         .6        (.9)

                                                25.6%      29.5%      26.4%

Federal income tax laws provided First Federal Savings Bank with additional bad debt deductions through 1987, totaling $1.3 million. Accounting standards do not require a deferred tax liability to be recorded on this amount, which otherwise would total a $441,000 liability at December 31, 2003. The Company's acquisition of First Federal Savings Bank did not require the recapture of the bad debt reserve. However, if Kentucky Bank was liquidated or otherwise ceased to be a bank, or if tax laws were to change, the $441,000 would be recorded as expense.


NOTE  12 - EARNINGS PER SHARE

The factors used in the earnings per share computation follow:

                                      2003           2002           2001
Basic Earnings Per Share
  Net income                      $ 4,233,377    $ 5,902,525    $ 5,524,490
  Weighted average common
   shares outstanding               2,781,146      2,770,282      2,790,238
  Basic earnings per share        $      1.52    $      2.13    $      1.98

Diluted Earnings Per Share
  Net income	                      $ 4,233,377    $ 5,902,525    $ 5,524,490
  Weighted average common
   shares outstanding               2,781,146      2,770,282      2,790,238
  Add dilutive effects of
   assumed exercise of
   stock options                       45,640         35,836         47,080
  Weighted average common and
   dilutive potential common
   shares outstanding               2,826,786      2,806,118      2,837,318
  Diluted earnings per share      $      1.50    $      2.10    $      1.95

Stock options for 3,050 shares common stock were excluded from 2002 diluted earnings per share because their impact was antidilutive. There were no shares that were antidilutive in 2003.

NOTE  13 - RETIREMENT PLANS

The Company has a defined benefit pension plan covering substantially all of its employees. The Company's funding policy is to contribute annually the
maximum amount that can be deducted for federal income tax purposes.   Benefits
are based on one percent of employee average earnings for the previous five years times years of credited service.

Information about the pension plan was as follows:

                                          2003            2002
Change in benefit obligation:
  Beginning benefit obligation        $ 4,385,567     $ 3,583,257
  Service cost                            314,935         299,744
  Interest cost                           265,034         245,253
  Actuarial adjustment                   (601,900)        323,543
  Benefits paid                           (73,245)        (66,230)
    Ending benefit obligation           4,290,391       4,385,567




Change in plan assets, at fair value:
  Beginning plan assets                 3,397,218       3,279,471
  Actual return                           358,868        (176,162)
  Employer contribution                   392,878         360,139
  Benefits paid                           (73,245)        (66,230)
    Ending plan assets                  4,075,719       3,397,218


Funded status                            (214,672)       (988,349)
Unrecognized net actuarial (gain) loss    523,815       1,236,596
Unrecognized prior transition asset        (1,857)         (2,229)

Net pension prepaid benefit           $   307,286     $   246,018

Amounts recognized in the balance sheet consist of:

Prepaid benefit cost                  $   307,286
Accrued benefit cost                            -

  Net amount recognized               $   307,286

The accumulated benefit obligation for defined benefit pension plans was $2,976,205 at year-end 2003.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans were $4,290,391, $2,976,205, and $4,075,719 respectively, as of year end 2003.

Net periodic pension cost include the following components:

                                        2003           2002           2001

Service cost                         $  314,935     $  299,744     $  240,644
Interest cost                           265,034        245,253        219,979
Expected return on plan assets         (265,117)      (255,964)      (246,285)
Amortization                             16,758          5,221           (372)

Net periodic cost                    $  331,610     $  294,254     $  213,966





Weighted-average assumptions used to determine net cost

                                       2003        2002        2001
Discount rate on benefit obligation     7%          7%          7%
Long-term expected rate of return
 on plan assets                         8%          8%          8%
Rate of compensation increase           5%          5%          5%

The Company's pension plan asset allocation at year-end 2003, target allocation for 2004, and expected long-term rate of return by asset category are as follows:
Weighted
                                        Percentage         Average
                                          of Plan          Expected
                       Target            Assets at         Long-Term
                     Allocation          Year-End        Rate of Return
Asset Category          2004                2003              2003

Equity securities       55-65               51.7               10%
Debt securities         35-45               38.1                6
Cash                     5-15               10.2                4

  Total                                    100.0

The asset allocation objective for 2004 and following is to be 60% in equity securities and 40% in debt securities. These percentages may vary 5-10 basis points based on market conditions of equity and bond markets.

The Company expects to contribute $375,000 to its pension plan in 2004.



The Company also has a qualified profit sharing plan which covers substantially all employees and includes a 401(k) provision. Profit sharing contributions, excluding the 401(k) provision, are at the discretion of the Company's Board of Directors. Expense recognized in connection with the plan was $271,684, $270,048 and $237,661 in 2003, 2002 and 2001.


NOTE  14 - STOCK OPTION PLAN

The Company grants certain officers and key employees stock option awards which vest and become fully exercisable at the end of five years and provides for issue of up to 220,000 options. The Company also grants certain directors stock option awards which vest and become fully exercisable immediately and provides for issue of up to 20,000 options. The exercise price of each option, which has a ten year life, was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

Summary of stock option transactions are as follows:

                                       2003                 2002                 2001
                                         Weighted             Weighted             Weighted
                                          Option               Option               Option
                                Options    Price     Options    Price     Options    Price
Outstanding, beginning of year   83,114    $16.72    103,484    $15.52    131,730    $14.32
Granted                          14,500     25.72      6,520     25.85      4,160     23.58
Expired                          (3,698)    25.00     (6,096)    20.84     (3,334)    18.34
Exercised                       (36,356)    13.89    (20,794)    12.41    (29,072)    10.92
Outstanding, end of year         57,560    $20.23     83,114    $16.72    103,484    $15.52

Weighted remaining contractual
 Life                            67.9 months          64.7 months         62.3 months

Options outstanding at year-end 2003 were as follows:

                                          Outstanding                     Exercisable
                                            Weighted
                                             Average     Weighted                 Weighted
                                            Remaining     Average                  Average
                                           Contractual   Exercise                 Exercise
Range of Exercise Prices         Options       Life        Price      Options       Price
From $12.50 to $15.50 per share   19,120       36.9       $13.91       19,120       $13.91
From $18.00 to $20.63 per share   15,706       60.1        20.52       12,308        20.49
From $23.50 to $28.00 per share   22,734       99.3        25.35        5,396        25.46
                                  57,560                               36,824



NOTE 15 - LIMITATION ON BANK DIVIDENDS

The Company's principal source of funds is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid by the Bank without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year's net profits, as defined, combined with the retained net profits of the preceding two years. During 2004 the Bank could, without prior approval, declare dividends of approximately $3,945,000 plus any 2004 net profits retained to the date of the dividend declaration.

NOTE 16 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair values of the Company's financial instruments at December 31, 2003 and 2002 are as follows:

                                      2003                   2002
                               Carrying               Carrying
                                Amount    Fair Value   Amount     Fair Value
                                             (In Thousands)
Financial assets
  Cash and cash equivalents   $  21,388   $  21,388   $  29,176   $  29,176
  Securities                    128,790     128,790      89,509      89,509
  Mortgage loans held for sale    7,759       7,851         740         740
  Loans, net                    309,182     312,596     280,759     287,447
  FHLB stock                      4,930       4,930       4,027       4,027
  Interest receivable             3,250       3,250       3,276       3,276

Financial liabilities
  Deposits                     $ 384,599   $ 387,083   $ 322,836   $ 325,454
  Securities sold under
   agreements to repurchase
   and other borrowings            7,285       7,285       5,277       5,277
  FHLB advances                   53,232      53,747      43,937      45,343
  Subordinated debentures          7,000       7,168           -           -
  Interest payable                 1,636       1,636       1,845       1,845




Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of debt is based on current rates for similar financing. The fair value of commitments to extend credit and standby letters of credit is not considered material.

NOTE 17 - BUSINESS COMBINATION

On November 7, 2003, the Company acquired 100% of the outstanding shares of Kentucky First Bancorp, Inc., parent of First Federal Savings Bank. Operating results of Kentucky First Bancorp, Inc. are included in the consolidated financial statements since the date of the acquisition. As a result of this acquisition, the Company expects to further solidify its market share in central Kentucky.

The purchase price in cash was $23.25 per share or $22,271,000. The purchase price resulted in approximately $10,200,000 in goodwill, and $766,000 in core deposit intangible. The core deposit intangible asset will be amortized over 10 years, using the straight line method. Goodwill will not be amortized but instead evaluated periodically for impairment.




The following table summarizes the estimated fair value of assets acquired and liabilities assumed at the date of acquisition.

Securities available for sale     $  23,156,000
Loans                                31,205,000
Goodwill                             10,200,000
Core deposit intangible                 766,000
Other assets                         18,468,000
Total assets acquired          $  83,795,000

Deposits                            (52,939,000)
Other liabilities                    (8,585,000)
Total liabilities assumed      $ (61,524,000)

Net assets acquired      $  22,271,000

The following table presents pro forma information as if the acquisition had occurred at the beginning of 2003 and 2002. The pro forma information includes adjustments for interest income on loans and securities acquired, amortization of intangibles arising from the transaction, depreciation expense on property acquired, interest expense on deposits acquired, and the related income tax effects. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed dates.

                                         2003   2002

  Net interest income             $ 16,368,000     $ 18,187,000

  Net income                      $  4,838,000     $  6,794,000

  Basic earnings per share        $       1.74     $       2.45
  Diluted earnings per share      $       1.71     $       2.42


NOTE 18 - OFF-BALANCE SHEET ACTIVITIES AND COMMITMENTS

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs.
 These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

Financial instruments with off-balance sheet risk were as follows at year-end:

                                 2003             2002

Unused lines of credit       $ 47,148,000     $ 44,943,000
Commitments to make loans       1,379,000                -
Letters of credit                 252,000          345,000

Unused lines of credit are substantially all at variable rates. Commitments to make loans are generally made for a period of 60 days or less and are primarily fixed at current market rates ranging from 4.875% to 6.50% with maturities ranging from 15 to 30 years and are intended to be sold.

NOTE 19 - CONTINGENT LIABILITIES

The Bank is a defendant in legal actions arising from normal business activities. Management believes these actions are without merit or that the ultimate liability, if any, resulting from them will not materially affect the Company's consolidated financial position or results of operations.

NOTE 20 - CAPITAL REQUIREMENTS

Regulatory Matters: The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.
 Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company and Bank capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors.




Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2003 and 2002, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

The most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Company's and the Bank's actual amounts and ratios are presented in the table below:

                                                                                    To Be Well
                                                                                   Capitalized
                                                                                   Under Prompt
                                                                  For Capital         Corrective
                                                 Actual       Adequacy Purposes   Action Provisions
                                             Amount   Ratio     Amount   Ratio     Amount   Ratio
2003                                                         (Dollars in Thousands)
Consolidated
  Total Capital (to Risk-Weighted Assets)    $ 44,078  13.9%     $ 25.359    8%     $ 31.698    10%
  Tier I Capital (to Risk-Weighted Assets)    40,115  12.7       12,679    4        19,019     6
  Tier I Capital (to Average Assets)          40,115   8.2       18,154    4        22,692     5

Bank Only
  Total Capital (to Risk-Weighted Assets)   $ 40,762  12.9%    $ 25,264    8%     $ 31,580    10%
  Tier I Capital (to Risk-Weighted Assets)    36,932  11.7       12,632    4        18,948     6
  Tier I Capital (to Average Assets)          36,932   8.1       18,105    4        22,632     5



2002
Consolidated
  Total Capital (to Risk-Weighted Assets)    $ 45,041  15.5%     $ 23,247    8%     $ 29,059    10%
  Tier I Capital (to Risk-Weighted Assets)    41,524  14.3       11,624    4        17,435     6
  Tier I Capital (to Average Assets)          41,524  10.2       16,264    4        20,331     5

Bank Only
  Total Capital (to Risk-Weighted Assets)   $ 38,481  13.3%    $ 23,164    8%     $ 28,955    10%
  Tier I Capital (to Risk-Weighted Assets)    35,073  12.1       11,582    4        17,373     6
  Tier I Capital (to Average Assets)          35,073   8.6       16,292    4        20,306     5



NOTE 21 - PARENT COMPANY FINANCIAL STATEMENTS

Condensed Balance Sheets
December 31

                                              2003         2002
                                               (In Thousands)
ASSETS
Cash on deposit with subsidiary             $  1,783     $  5,609
Investment in subsidiary                      49,593       37,425
Securities available for sale                  1,247        1,169
Other assets                                     670            -

Total assets                                $ 53,293     $ 44,203


LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Subordinated debentures                   $   7,217    $       -
  Other Liabilities                                19          111
Stockholders' equity
  Preferred stock                                   -            -
  Common stock                                  6,985        6,807
  Retained earnings                            37,553       35,436
  Accumulated other comprehensive income        1,519        1,849

Total liabilities and stockholders' equity   $ 53,293     $ 44,203




Condensed Statements of Income and Comprehensive Income
Years Ended December 31

                                                  2003      2002       2001
                                                       (In Thousands)
Income
  Dividends from subsidiary                    $ 13,025  $  3,400   $  3,280
Securities gains (losses), net                        7       145         72
  Interest income                                    20        32         44
    Total income                                 13,052     3,577      3,396

Expenses
  Interest expense                                  169         -          -
  Other expenses                                    360        55         39

Income before income taxes and equity in
 undistributed income of subsidiary              12,523     3,522      3,357

Applicable income tax (expense) benefits            175       (29)       (26)

Income before equity in undistributed
 income of subsidiary                            12,698      3,493      3,331

Equity in undistributed income of subsidiary     (8,465)     2,410      2,193

Net income                                        4,233      5,903      5,524

Other comprehensive income (loss), net of tax:
  Unrealized gains (losses) on securities arising
   during the period                               (237)     1,245        946
  Reclassification of realized amount               (92)      (144)      (189)

  Net change in unrealized gain (loss)
   on securities                                   (329)     1,101        757

Comprehensive income                            $ 3,904    $ 7,004    $ 6,281






Condensed Statements of Cash Flows
Years Ended December 31

                                                2003        2002       2001
                                                       (In Thousands)
Cash flows from operating activities
  Net income                                 $  4,233    $  5,903    $  5,524
  Adjustments to reconcile net income to net
   cash from operating activities
    Equity in undistributed earnings of
     Subsidiary                                 8,465      (2,410)     (2,193)
    Securities (gains) losses, net                 (7)       (145)        (72)
    Change in other assets                       (553)       (100)         72
    Change in other liabilities                   (10)        103           -
      Net cash from operating activities       12,128       3,351       3,331

Cash flows from investing activities
  Purchase of securities available for sale       (82)       (109)       (311)
  Proceeds from sales of securities
   available for sale                              65         869         820
  Acquisition of Kentucky First Bancorp, Inc. (20,998)          -           -
    Net cash from investing activities        (21,015)        760         509

Cash flows from financing activities
  Proceeds from subordinated debentures         7,000           -           -
  Dividends paid                               (2,117)     (1,885)     (1,673)
  Proceeds from issuance of common stock          189         188         344
  Purchase of common stock                        (11)       (315)     (1,711)
    Net cash from financing activities          5,061       2,012)     (3,040)

Net change in cash                             (3,826)      2,099         800

Cash at beginning of year                       5,609       3,510       2,710

Cash at end of year                           $ 1,783     $ 5,609     $ 3,510



NOTE 22 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                    Interest   Net Interest   Net         Earnings Per Share
                     Income      Income      Income     Basic    Fully Diluted
2003
  First quarter     $ 5,662     $ 3,620     $ 1,183     $ .43      $ .42
  Second quarter      5,611       3,685       1,172       .42        .42
  Third quarter       5,345       3,505       1,261       .45        .45
  Fourth quarter      5,711       3,644         617       .22        .21

2002
  First quarter     $ 6,233     $ 3,626     $ 1,296     $ .47      $ .46
  Second quarter      6,104       3,695       1,221       .44        .44
  Third quarter       6,141       3,932       1,625       .59        .58
  Fourth quarter      6,310       4,167       1,761       .63        .62

The fourth quarter 2003 decrease in net income is mainly attributable to an addition to the allowance for loan losses, business combination expenses and a loss on sale of fixed assets.





REPORT OF INDEPENDENT AUDITORS



Board of Directors
Kentucky Bancshares, Inc.
Paris, Kentucky



We have audited the accompanying consolidated balance sheets of Kentucky Bancshares, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kentucky Bancshares, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.




Crowe Chizek and Company LLC

Lexington, Kentucky
January 16, 2004


MEET OUR OFFICERS
BOURBON COUNTY.
PARIS
SENIOR MANAGEMENT
BUCKNER WOODFORD, Chairman and CEO
LOUIS PRICHARD, President and COO
NORMAN J. FRYMAN, Sr. Vice President, Director of Lending
JAMES P. SHIPP, JR., Sr. Vice President, Director of Branch Administration BRENDA BRAGONIER, Vice President, Director of Marketing and Human Resources HUGH CROMBIE, Vice President, Director of Operations
GREG DAWSON, Vice President, Chief Financial Officer

OFFICERS
KAREN ANDERSON, Corporate and Automated Officer
HEATHER BARGER, Vice President, Director of Risk Management
BRENDA BERRY, Accountant
WALLIS BROOKS, Branch Manager
PATTY CARPENTER, Assistant Vice President, Loan Operations Officer
R.W. COLLINS, JR., Vice President, Agricultural Lender
ROBBIE COX, Senior Auditor
CYNTHIA CRISWELL, Data Processing Officer
NANCYE FIGHTMASTER, Vice President, Loan Officer
DAVID FOSTER, Vice President, Agricultural Lender
JANICE HASH, Accountant & Purchasing Agent
LISA HIGHLEY, Jr. Personal Trust Officer
CATHY HILL, Vice President, Head of Collections
PERRY INGRAM, Assistant Vice President, Network Manager
JANE MOGGE, Head of Deposit Operations
MARY MORELAND, Assistant Vice President, Loan Officer
DONALD ROE, Assistant Vice President, Sr. Data Processing Officer
ROWENA RUFF, Investment Advisor
LYDIA SOSBY, Assistant Vice President, Director of Training and Sales
JUDY TAYLOR, Vice President, Human Resource Manager
RICK WAGNER, Maintenance Supervisor
GEORGE WILDER, Vice President, Loan Officer
ARNITA WILLOUGHBY, Mortgage Operations Manager
MARTHA WOODFORD, Assistant Vice President, Director of Corporate and Automated
  Products
JAN WORTH, Assistant Vice President, Personal Trust Officer

Lexington Road Branch
Susan A. Lemons, Assistant Vice President, Branch Manager/Loan Officer

Pleasant Street Branch
Philip Hurst - Assistant Branch Manager

CLARK COUNTY.
WINCHESTER
RITA BUGG, Vice President, Regional Manager
MICHAEL SHANE FOLEY, Loan Officer
DARREN HENRY, Vice President, Commercial Lender
KATHY NEWKIRK, Branch Manager, Loan Officer
TERESA SHIMFESSEL, Assistant Vice President, Loan Officer
CAROLYN WILKINS, Overdraft Management Officer



HARRISON COUNTY.
CYNTHIANA
RHONDA BROWN, Loan Officer
KEN DEVASHER, Vice President, Regional Manager
DREAMA HARRIS, Loan Officer
IVA JOYCE RAINEY, Loan Officer
KEVIN TOLLE, Loan Officer

JESSAMINE COUNTY.
NICHOLASVILLE
MICHAEL LOVELL, Vice President, Regional Manager
RICK WALLING, Assistant Vice President, Loan Officer

SCOTT COUNTY.
Georgetown
PAMELA JESSIE, Vice President, Regional Manager
BEN SARGENT, Vice President, Branch Manager, Loan Officer
SHARON WHITLOCK, Branch Manager, Loan Officer

WOODFORD COUNTY.
VERSAILLES
DUNCAN B. GARDINER, Vice President, Regional Manager
A. J. GULLETT, Assistant Vice President, Loan Officer



Board of Directors
Kentucky Bank

William M. Arvin, Attorney
Tom Buford, State Senator
James Ferrell, Physician
William Graul, Physician
Henry Hinkle, President, Hinkle Contracting Corporation
R.C. Johnson, Jr., Owner, President, Johnson's Funeral Home
Theodore Kuster, Farmer and Thoroughbred Breeder, Westview Equine
Ted McClain, Agent, Hopewell Insurance Company
Brad Marshall, Farmer, Owner Marshall's Tractor Supply
Louis Prichard, President, COO, Kentucky Bank
Edwin Saunier, President, Saunier North American, Inc.
William R. Stamler, Chairman, Signal Investments, Inc.
Robert G. Thompson, Farmer and Thoroughbred Breeder, Snowhill Farm Woodford Van Meter, Ophthalmologist
Gerald Whalen, President, Whalen and Company
Buckner Woodford, Chairman, CEO, Kentucky Bank

REGIONAL BOARD OF DIRECTORS
CLARK COUNTY

Mary Beth Hendricks, Director of Clark County Child Support Services
Donald Pace, Executive Director of Central Kentucky Educational Co-op with UK John Roche, Optician
Edwin Saunier, President, Saunier North American, Inc.
James Taulbee, Farmer

REGIONAL BOARD OF DIRECTORS
HARRISON COUNTY

K. Bruce Florence, Director, Licking Valley College
Betty Long, Retired President, First Federal Savings Bank of Cynthiana Brad Marshall Farmer, Owner Marshall's Tractor Supply
Joel Techau, CEO, Techau Inc.
Gerald Whalen, President, Whalen and Company

REGIONAL BOARD OF DIRECTORS
JESSAMINE COUNTY

William M. Arvin, Attorney
Dan Brewer, Bluegrass RECC
Tom Buford, State Senator
Jonah Mitchell, President, Jonah Mitchell Real Estate and Auction Company Eva McDaniel, Jessamine County Clerk

REGIONAL BOARD OF DIRECTORS
SCOTT COUNTY

Gus Bynum, Physician
Mike Hockensmith, Owner and President, The Hockensmith Agency, Inc. R.C. Johnson, Jr, Owner, President, Johnson's Funeral Home
George Lusby, County Judge Executive
Everette Varney, Major

REGIONAL BOARD OF DIRECTORS
WOODFORD COUNTY

Loren Carl, Woodford County Chief of Police
William Graul, Physician
James Kay, Businessman, Farmer
Tricia Kittinger, Woodford Circuit Clerk


Kentucky Bancshares, Inc.
Board of Directors

James Ferrell
Physician; Chairman, Kentucky Bancshares, Inc.
Class of 2004

William M. Arvin
Attorney, William M. Arvin Associates
Class of 2004

Louis Prichard
President & COO, Kentucky Bank
Appointed 2003

Woodford Van Meter
Ophthalmologist
Appointed 2004

Henry Hinkle
President, Hinkle Contracting Corporation
Class of 2005

Theodore Kuster
Farmer and Thoroughbred Breeder, West View Equine
Class of 2005

Robert G. Thompson
Farmer and Thoroughbred Breeder, Snowhill Farm
Class of 2005

Buckner Woodford
President & CEO, Kentucky Bancshares, Inc.
Class of 2006

Ted McClain
Agent, Hopewell Insurance Company
Class of 2006

William Stamler
Chairman, Signal Investments, Inc.
Class of 2006

Betty Long
Retired President, First Federal Savings Bank of Cynthiana
Appointed 2003




81