Form 10-K, Exhibit 13
period 2004-12-31
KENTUCKY BANCSHARES INC /KY/
filed 2005-03-31
CIK 1000232

Exhibit 13

KENTUCKY BANCSHARES, INC.

ANNUAL REPORT 2004


LETTER TO THE SHAREHOLDERS

Financial results for Kentucky Bancshares, Inc. improved significantly with $2.07 earnings per share. I am pleased we have this positive momentum as my period of time as CEO ends. As previously announced, Louis Prichard assumed that position beginning in 2005. This change has my complete support. It has put into place excellent leadership for our future. I have stepped back and am now Chairman. For me it is not retirement as I still have an office and continue to work, but on a reduced schedule. My plans are to continue to help Louis build our franchise.

I am deeply grateful to both current and past directors for the opportunity they gave me to lead this organization. The job of being a community bank CEO is both enjoyable and fulfilling. It enabled me to live in my hometown, raise a family, earn a living and help build a growing business enterprise. I had the opportunity to work with a wonderful group of fellow employees and build lasting friendships. Many of you are aware that I am the fourth generation of my family to be involved in this same bank. That has meant a lot to me also. It feels as if I am sharing an experience with them, contributing to a business enterprise they began before me. Those directors who gave me this opportunity enriched my life, and I can't thank them enough for that.

Retiring from our board of directors at year-end were two men who made great contributions to our success over the years. William R. Stamler provided the company with thoughtful advice and guidance on many important issues throughout his service. He was instrumental in 1984 in the merger of Peoples Deposit Bank and Bourbon Agricultural Bank in Paris, creating a bank that has a market share in Bourbon County of over 65%. Dr. James L. Ferrell has been our Chairman since 1990. He has shown valuable leadership through the years. During that time our bank has expanded from one county to six counties surrounding Lexington. We are fortunate that Dr. Ferrell will remain on the board of our subsidiary, Kentucky Bank.

I expect that I will find continued satisfaction in my new position as Chairman. It is with optimism about our future that I look forward to serving our company in that role.

Sincerely,



Buck Woodford
Chairman of the Board
Kentucky Bancshares, Inc.



LETTER TO THE SHAREHOLDERS

Dear Shareholders:

The financial results of your company in 2004 were significantly improved over the performance of 2003. Assets increased 5.5% from $501.9 million to $528.5 million. Much of that increase was fueled by a 14.5% increase in the bank's loan portfolio. Our net interest income increased from $14.5 million to $16.8 million, a 16.1% increase.

Along with this strong loan growth, we implemented a number of measures to control costs. Those were extremely beneficial in limiting the growth of non-interest expense to 4.1%.

As a result, net income increased 36.1% from $4.2 million to $5.7 million. This bottom line increase allowed us to improve our return on average assets and our return on average equity to 1.11% and 12.6%, respectively. Our improved operating results, along with the repurchase of a large block of stock, ultimately led to a 38% increase in earnings per share to $2.07 on a diluted basis.

As is the case in most well run businesses, success is the result of a team effort. This is true at Kentucky Bancshares as well. Your company is fortunate to have an experienced, well qualified group of people committed to the goal of enhancing the value of your company. People like James Ferrell and William
R. Stamler, as directors, have been extremely dedicated to providing guidance to assist management in creating and implementing strong strategic initiatives. They have been invaluable to our success, and we would like to thank them for their past commitment to our institution. Mr. Stamler will be retiring from both the bank board as well as the holding company board, and Dr. Ferrell will be retiring from the holding company board, but will be continuing as a member of the Kentucky Bank board. We want to thank Mr. Stamler for his long-standing commitment to our institution and we want to thank Dr. Ferrell for his contributions as chairman of our holding company and we look forward to his future involvement as he continues as a bank board director.

As shareholders, we should appreciate the outstanding leadership that Buck Woodford has provided over his past 31 years as Chief Executive Officer. We have expanded from a bank located in one county to a bank holding company with 13 locations in 6 counties throughout Central Kentucky. In those years, the shareholder equity of your bank has grown from $750 thousand to a market capitalization value of nearly $80 million. The value of your stock has increased from approximately $0.30 a share over that 31 year period to a value of almost $30 per share. I want to take this time to thank Buck on behalf of all of us, for his vision and the significant financial results that have been brought to all of us.

I look forward to working with Buck in his new role as chairman of both Kentucky Bank and Kentucky Bancshares. His insight and knowledge will be of great value to me.

In closing, I would say that our eye is on the future and that our goal will be to continue to build our franchise as has been done so successfully in the past.

Sincerely,

Louis Prichard
President and Chief Executive Officer




Financial Highlights...

Kentucky Bancshares, Inc.           2004         2003         2002

Assets ($ thousands)             $ 528,544    $ 500,852    $ 397,257

Net Income ($ thousands)         $   5,762    $   4,233    $   5,903

Per Share Results...
  Earnings (assuming dilution)   $    2.07    $    1.50    $    2.10
  Dividend                       $     .84    $     .76    $     .68

Shareholder Information...

  Corporate Headquarters
    Kentucky Bancshares, Inc.
    4th and Main Streets
    Paris, Kentucky 40361
    859-987-1795

  Transfer, Registrar and Dividend Agent
    Registrar and Transfer Company
    10 Commerce Drive
    Cranford, New Jersey 07016
    800-368-5948
    rtco.com

  Kentucky Bancshares, Inc. - KTYB.OB

Active Market Makers
  Hilliard Lyons
    West Vine Street, Suite 400
    Lexington, Kentucky 40507
    800-944-2663
  Howe Barnes Investments, Inc.
    135 South LaSalle Street, Suite 150
    Chicago, Illinois, 60603-4398
    312-655-2995
  Morgan Keegan & Company
    489 E. Main Street
    Lexington, Kentucky 40507
    800-937-0161

Annual Meeting
The annual meeting of Kentucky Bancshares, Inc. will be held Tuesday, May 10, 2005 at 11:00 in the corporate headquarters.

Investor Information
Any individual requesting a copy of the Corporation's 2004 Form 10-K Report may obtain these by writing to Investor Relations at the Corporate Headquarters.





                          CONSOLIDATED BALANCE SHEETS
                                  December 31


                                                    2004             2003
ASSETS
Cash and due from banks                        $  12,248,975    $  15,224,513
Federal funds sold                                 3,206,000        6,163,000
  Cash and cash equivalents                       15,454,975       21,387,513
Securities available for sale                    126,766,861      128,789,830
Mortgage loans held for sale                         175,471        7,758,583

Loans                                            358,281,554      313,002,258
  Allowance for loan losses                       (4,163,315)      (3,819,842)
    Net loans                                    354,118,239      309,182,416

Federal Home Loan Bank stock                       5,136,500        4,930,100
Bank premises and equipment, net                  11,378,012       11,606,373
Interest receivable                                3,226,479        3,249,834
Goodwill                                           9,110,524       10,199,830
Other intangible assets                            1,737,254        1,998,231
Other assets                                       1,439,331        1,749,434

Total assets                                   $ 528,543,646    $ 500,852,144

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Non-interest bearing                         $  74,048,291    $  64,841,638
  Time deposits, $100,000 and over                59,468,813       49,914,659
  Other interest bearing                         254,437,718      269,842,299
    Total deposits                               387,954,822      384,598,596
Repurchase agreements and other borrowings        25,592,844        7,285,258
Federal Home Loan Bank advances                   59,749,666       53,232,296
Subordinated debentures                            7,217,000        7,217,000
Interest payable                                   1,849,468        1,635,784
Other liabilities                                  1,153,035          826,569
  Total liabilities                              483,516,835      454,795,503

Stockholders' equity
  Preferred stock, 300,000 shares
   authorized and unissued                                 -                -
  Common stock, no par value; 10,000,000
   shares authorized; 2,684,498 and
   2,799,781 shares issued and
   outstanding in 2004 and 2003                    6,818,664        6,984,784
  Retained earnings                               37,884,215       37,552,620
  Accumulated other comprehensive income (loss)      323,932        1,519,237
    Total stockholders' equity                    45,026,811       46,056,641

Total liabilities and stockholders' equity     $ 528,543,646    $ 500,852,144


                       CONSOLIDATED STATEMENTS OF INCOME
                            Years Ended December 31

                                         2004          2003          2002
Interest income
  Loans, including fees              $ 20,470,306  $ 18,574,690  $ 20,632,003
  Securities
   Taxable                              3,574,235     2,049,835     2,564,539
   Tax exempt                           1,518,275     1,430,589     1,254,065
  Other                                   283,196       274,003       337,397
                                       25,846,012    22,329,117    24,788,004
Interest expense
  Deposits                              5,765,690     5,310,791     6,977,969
  Repurchase agreements and other
   borrowings                             411,492        27,460        42,148
  Federal Home Loan Bank advances       2,395,898     2,293,297     2,257,413
  Subordinated debentures                 494,052       169,000             -
  Other                                         -        75,000        90,000
                                        9,067,132     7,875,548     9,367,530

Net interest income                    16,778,880    14,453,569    15,420,474
Provision for loan losses                 840,000     1,300,000     1,204,000
Net interest income after provision
 for loan losses                       15,938,880    13,153,569    14,216,474

Other income
  Service charges                       4,357,658     4,065,210     3,848,055
  Loan service fee income                 246,356       242,479       228,121
  Trust department income                 299,448       301,612       345,730
  Securities gains (losses), net          288,950       139,438       218,604
  Gain on sale of mortgage loans          376,157       853,340       948,369
  Other                                 1,227,614     1,105,534     1,000,716
                                        6,796,183     6,707,613     6,589,595

Other expenses
  Salaries and employee benefits        8,053,306     7,373,501     6,728,443
  Occupancy expenses                    2,255,071     2,044,515     1,908,479
  Amortization                            524,839       516,390       429,366
  Advertising and marketing               378,410       399,483       330,069
  Taxes other than payroll, property
   and income                             499,251       439,084       406,077
  Other                                 3,044,294     3,398,292     2,630,321
                                       14,755,171    14,171,265    12,432,755

Income before income taxes              7,979,892     5,689,917     8,373,314
Provision for income taxes              2,217,783     1,456,540     2,470,789

Net income                            $ 5,762,109   $ 4,233,377   $ 5,902,525

Earnings per share:
  Basic                               $      2.09   $      1.52   $      2.13
  Diluted                                    2.07          1.50          2.10


                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                            Years Ended December 31

                                          2004          2003          2002

Net income                            $ 5,762,109   $ 4,233,377   $ 5,902,525

Other comprehensive income (loss),
 net of tax:
   Unrealized gains (losses) on
    securities arising during
    the period                         (1,004,597)     (237,693)    1,245,448
   Reclassification of realized amount   (190,708)      (92,029)     (144,279)
     Net change in unrealized
      gain (loss) on securities        (1,195,305)     (329,722)    1,101,169

Comprehensive income                  $ 4,566,804   $ 3,903,655   $ 7,003,694



                     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 Years Ended December 31, 2004, 2003 and 2002

                                                                               Accumulated
                                                                                  Other          Total
                                          Common Stock            Retained    Comprehensive   Stockholders'
                                       Shares       Amount        Earnings        Income         Equity
Balances, January 1, 2002           2,766,917   $ 6,649,018   $ 31,703,573   $   747,790   $ 39,100,381

Common stock issued (including
 employee gifts of 85 shares)          20,879       260,183              -            -         260,183

Common stock purchased                (15,042)     (102,314)      (285,051)           -        (387,365)

Net change in unrealized gain (loss)
 on securities available for sale,
 net of tax                                 -             -              -     1,101,169      1,101,169

Net income                                  -             -      5,902,525             -      5,902,525

Dividends declared - $.68 per share         -             -     (1,885,051)            -     (1,885,051)

Balances, December 31, 2002         2,772,754     6,806,887     35,435,996     1,848,959     44,091,842

Common stock issued (including
 employee gifts of 54 shares)          36,410       507,071              -             -        507,071

Common stock purchased                 (9,383)     (329,174)             -             -       (329,174)

Net change in unrealized gain (loss)
 on securities available for sale,
 net of tax                                 -             -              -     (329,722)       (329,722)

Net income                                  -             -      4,233,377             -      4,233,377

Dividends declared - $.76 per share         -             -     (2,116,753)            -     (2,116,753)

Balances, December 31, 2003         2,799,781     6,984,784     37,552,620     1,519,237     46,056,641

Common stock issued (including
 employee gifts of 89 shares)           7,019       131,041              -             -        131,041

Common stock purchased               (122,302)     (297,161)    (3,127,295)            -     (3,424,456)

Net change in unrealized gain (loss)
 on securities available for sale,
 net of tax                                 -              -             -    (1,195,305)    (1,195,305)

Net income                                  -              -     5,762,109             -      5,762,109

Dividends declared - $.84 per share         -              -    (2,303,219)            -     (2,303,219)

Balances, December 31, 2004         2,684,498    $ 6,818,664  $ 37,884,215   $   323,932   $ 45,026,811



                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                            Years Ended December 31

                                               2004             2003             2002
Cash flows from operating activities
  Net income                               $  5,762,109     $  4,233,377     $  5,902,525
  Adjustments to reconcile net
   income to net cash from
   operating activities
    Depreciation and amortization             1,419,794        1,460,429        1,419,205
    Provision for loan losses                   840,000        1,300,000        1,204,000
    Securities amortization
     (accretion), net                           635,725          703,502          385,050
    Securities (gains) losses, net             (288,950)        (139,438)        (218,604)
    Originations of loans held
     for sale                               (22,065,215)     (42,872,837)     (38,541,844)
    Proceeds from sale of loans              30,024,484       36,707,617       40,702,420
    Gain on sale of mortgage loans             (376,157)        (853,340)        (948,369)
    Federal Home Loan Bank stock
     Dividends                                 (206,400)        (170,800)        (180,800)
    Losses (gain) on sale of fixed
     assets                                     (16,722)         161,849                -
  Changes in:
    Interest receivable                          23,355          360,511          231,041
    Other assets                              1,135,547          451,918           32,115
    Interest payable                            213,684         (306,069)        (969,876)
    Other liabilities                           942,501       (1,390,747)          (9,331)
      Net cash from operating activities     18,043,755         (354,028)        9,007,532

Cash flows from investing activities
  Purchases of securities available
   for sale                                 (70,689,970)     (65,248,350)     (49,204,809)
  Proceeds from sales of securities
   available for sale                        37,973,553        8,434,570       18,838,747
  Proceeds from principal payments
   and maturities of securities
   available for sale                        32,581,271       39,625,276       17,966,641
  Cash paid for bank acquisition                      -       (7,000,205)               -
  Net change in loans                       (45,775,823)       1,481,580      (12,176,153)
  Purchases of bank premises and
   equipment, net                              (748,824)      (1,632,487)        (816,553)
    Net cash from investing activities      (46,659,793)     (24,339,616)     (25,392,127)

Cash flows from financing activities
  Net change in deposits                      3,356,226        8,662,228       13,920,771
  Net change in repurchase agreements and
   other borrowings                          18,307,586        2,008,563        3,674,713
  Proceeds from Subordinated debentures               -        7,000,000                -
  Advances from Federal Home Loan Bank       25,000,000       12,000,000        6,980,000
  Payments on Federal Home Loan
   Bank advances                            (18,383,678)     (10,827,273)      (6,640,623)
  Proceeds from issuance of common stock        131,041          188,697          187,889
  Purchase of common stock                   (3,424,456)         (10,800)        (315,071)
  Dividends paid                             (2,303,219)      (2,116,753)      (1,885,051)
    Net cash from financing activities       22,683,500       16,904,662       15,922,628


                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  Years Ended December 31

                                               2004             2003             2002

Net change in cash and cash equivalents    $ (5,932,538)    $(7,788,982)    $  (461,967)

Cash and cash equivalents at
 beginning of year                           21,387,513       29,176,495       29,638,462

Cash and cash equivalents at end of year   $ 15,454,975     $ 21,387,513     $ 29,176,495

Supplemental disclosures of cash flow information
  Cash paid during the year for:
    Interest expense                       $  8,853,448     $  8,084,469     $ 10,337,406
    Income taxes                                777,401        1,637,706        2,150,000

Supplemental schedules of non-cash investing
 Activities
  Real estate acquired through foreclosure $  1,325,942     $    349,748     $          -



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

Securities: The Company is required to classify its securities portfolio into three categories: trading securities, securities available for sale and securities held to maturity. Fair value adjustments are made to the securities based on their classification with the exception of the held to maturity category. The Company has no investments classified as trading securities, or securities held to maturity.

Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments. Gains and losses on sales are recorded on the settlement date and determined using the specific identification method.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company's ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.






Loans Held for Sale: Loans held for sale are valued at the lower of cost or market as determined by outstanding commitments from investors or current secondary market prices, calculated on the aggregate loan basis. The Company also provides for any losses on uncovered commitments to lend or sell.

Loans: Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Interest income on loans is recognized on the accrual basis except for those loans on a nonaccrual status. The accrual of interest on impaired loans is discontinued when management believes, after consideration of economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful. Interest income on mortgage and consumer loans is discontinued at the time the loan is 90 days delinquent, and interest income on commercial loans is discontinued at the time the loan is 120 days delinquent, unless the loan is well-secured and in process of collection. Past due status is based on the contractual terms of the loan. When interest accrual is discontinued, interest income received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Consumer and credit card loans are typically charged off no later than 120 days past due. Loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

Mortgage Servicing Rights: The Bank has sold various loans to the Federal Home Loan Mortgage Corporation (FHLMC) while retaining the servicing rights. Gains and losses on loan sales are recorded at the time of the cash sale, which represents the premium or discount paid by the FHLMC. The Bank receives a servicing fee from the FHLMC on each loan sold. Servicing rights represent the allocated value of retained servicing rights on loans sold and the cost of purchased rights. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using interest rates, and geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance, to the extent that fair value is less than the capitalized amount for a grouping.

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

                                        2004           2003           2002
Net income
  As reported                        $ 5,762,109    $ 4,233,377    $ 5,902,525
  Deduct:  Stock-based compensation
   expense determined under fair
   value based method                    (20,997)       (31,972)      (129,172)
  Pro forma                            5,741,112      4,201,405      5,773,353

                                         2004           2003           2002
Basic earnings per share
  As reported                        $      2.09    $      1.52    $      2.13
  Pro forma                                 2.08           1.51           2.08

Diluted earnings per share
  As reported                        $      2.07    $      1.50    $      2.10
  Pro forma                                 2.07           1.49           2.06

Weighted averages
  Fair value of options granted      $      3.01    $      1.07    $      2.43
  Risk free interest rate                   3.86%          3.40%          4.30%
  Expected life                           8 years        8 years        8 years
  Expected volatility                      13.74%         16.90%         22.28%
  Expected dividend yield                   2.47%          2.96%          2.72%

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

Derivatives: The Company periodically enters into non-exchange traded mandatory forward sales contracts in conjunction with its mortgage banking operation. These contracts, considered derivatives, typically last 60 to 90 days and are used to offset the risk of interest rate changes between the time of the commitment to make a loan to a borrower at a stated rate and when the loan is sold. The Company did not have any mandatory forward sales contracts at December 31, 2004 and 2003.

Adoption of New Accounting Standards: During 2004, the Company adopted FASB Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, FASB Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, FASB Statement 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, FASB Interpretation 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, and FASB Interpretation 46, Consolidation of Variable Interest Entities. Adoption of the new standards did not materially affect the Company's operating results or financial condition.

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


NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

Included in cash and due from banks are certain non-interest bearing deposits that are held at the Federal Reserve or maintained in vault cash in accordance with average balance requirements specified by the Federal Reserve Board of Governors. The reserve requirement at December 31, 2004 and 2003 was $144,000 and $51,000.

NOTE 3 - SECURITIES

Year-end securities available for sale are as follows:

                                        Fair        Unrealized     Unrealized
                                        Value          Gains         Losses
2004
  U. S. Treasury                    $   2,984,375   $         -   $   (30,033)
  U. S. government agencies            39,029,910         4,220      (384,112)
  States and political subdivisions    35,160,329     1,297,405      (163,285)
  Mortgage-backed                      48,620,711        79,835      (677,298)
  Equity securities                       971,536       363,589             -

    Total                           $ 126,766,861   $ 1,745,049   $(1,254,728)


2003
  U. S. Treasury                    $   3,033,125   $    11,262   $         -
  U. S. government agencies            36,633,788       125,206      (132,778)
  States and political subdivisions    39,141,793     1,536,367       (49,808)
  Mortgage-backed                      47,381,940       630,553      (192,657)
  Equity securities                     1,534,666       326,787        (8,289)
  Other                                 1,064,518        55,503             -

    Total                           $ 128,789,830   $ 2,685,678   $  (383,532)

The fair value of securities available for sale at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity are shown separately.



                                                  Fair
                                                  Value

  Due in one year or less                     $  2,169,979
  Due after one year through five years         34,877,005
  Due after five years through ten years        23,322,989
  Due after ten years                           16,804,641
                                                77,174,614
  Mortgage-backed                               48,620,711
  Equity                                           971,536

    Total                                    $ 126,766,861

Proceeds from sales of securities during 2004, 2003 and 2002 were $37,973,553, $8,434,570 and $18,838,747. Gross gains of $483,888, $157,474 and $260,096 and gross losses of $194,938, $18,036 and $41,492, were realized on those sales, resprectively. The tax provision related to these realized gains and losses was $98,243, $47,409 and $74,325, respectively.

Securities with an approximate carrying value of $103,979,000 and $83,220,000 at December 31, 2004 and 2003, were pledged to secure public deposits, trust funds, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

Securities with unrealized losses at year end 2004 and 2003 not recognized in income are as follows:

2004
                                     Less than 12 Months        12 Months or More                Total
                                      Fair     Unrealized     Fair        Unrealized       Fair      Unrealized
Description of Securities            Value        Loss       Value           Loss         Value         Loss
U.S. Treasury                      $ 2,984,375  $   (30,033)  $         -   $        -   $  2,984,375  $   (30,033)
U.S. Government securities          33,139,473     (384,112)            -            -     33,139,473     (384,112)
States and political subdivisions    4,156,727      (91,011)    2,811,479      (72,274)     6,968,206     (163,285)
Mortgage-backed                     36,918,846     (571,246)    4,705,311     (106,052)    41,624,157     (677,298)

Total temporarily impaired         $77,199,421  $(1,076,402)  $ 7,516,790   $ (178,326)  $ 84,716,211  $(1,254,728)


2003
                                     Less than 12 Months        12 Months or More                Total
                                      Fair     Unrealized     Fair        Unrealized       Fair      Unrealized
Description of Securities            Value        Loss       Value           Loss         Value         Loss
U.S. Government securities         $ 1,023,844  $    (3,186)  $15,971,530   $ (129,592)  $ 16,995,374  $  (132,778)
States and political subdivisions      681,517       (4,057)    4,129,333      (45,751)     4,810,850      (49,808)
Mortgage-backed                              -            -    16,190,489     (192,657)    16,190,489     (192,657)
Other                                  170,050       (8,289)            -            -        170,050       (8,289)

Total temporarily impaired         $ 1,875,411  $   (15,532)  $36,291,352   $ (368,000)  $ 38,166,763  $  (383,532)





The Company evaluates securities for other-than-temporary impairment-at least on an annual basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer's financial condition, the Company may consider whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer's financial condition.

NOTE 4 - LOANS

Loans at year-end were as follows:

                                 2004              2003

Commercial                  $  19,999,038    $   14,277,927
Real estate construction       32,256,168        14,313,068
Real estate mortgage          238,475,554       214,529,347
Agricultural                   57,497,465        56,615,266
Consumer                        9,062,518        12,977,419
Other                             990,811           289,231

                            $ 358,281,554     $ 313,002,258

Activity in the allowance for loan losses was as follows:

                                 2004            2003            2002

Beginning balance            $  3,819,842    $  3,395,075    $  3,386,425
Allowance from acquisition              -         362,900               -
Charge-offs                      (687,798)     (1,397,822)     (1,329,218)
Recoveries                        191,271         159,689         133,868
Provision for loan losses         840,000       1,300,000       1,204,000

Ending balance               $  4,163,315    $  3,819,842    $  3,395,075

Impaired loans totaled $1,781,000 and $1,844,000 at December 31, 2004 and 2003. The average recorded investment in impaired loans during 2004, 2003 and 2002 was $1,781,000, $1,051,000 and $1,441,000. The total allowance for loan losses related to these loans was $416,000 and $345,000 at December 31, 2004 and 2003.
 Interest income on impaired loans of $22,000, $14,000 and $8,000 was recognized for cash payments received in 2004, 2003 and 2002.

Nonperforming loans were as follows:
                                        2004         2003          2002
Loans past due over 90 days still
 on accrual                          $  308,000   $  779,000   $   789,000
Nonaccrual loans                      1,781,000    1,844,000     1,573,000




Nonperforming loans include impaired loans and smaller balance homogeneous loans, such as residential mortgage and consumer loans, that are collectively evaluated for impairment.

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $102,024,000 and $91,789,000 at December 31, 2004 and 2003. Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $467,000 and $658,000 at December 31, 2004 and 2003.

Changes in mortgage servicing rights were as follows:

                         2004          2003          2002

Beginning balance    $  861,120    $  704,034    $  463,067
Additions               263,861       381,205       390,865
Amortization	           (249,348)     (224,119)     (149,898)

Ending balance       $  875,633    $  861,120    $  704,034

Certain directors and executive officers of the Company and companies in which they have beneficiary ownership were loan customers of the Bank during 2004 and 2003. Such loans were made in the ordinary course of business at the Bank's normal credit terms and interest rates. An analysis of the activity with respect to all director and executive officer loans is as follows:

                                            2004            2003

Balance, beginning of year              $  2,486,000    $  1,626,000
Additions, including loans now meeting
 disclosure requirements                   1,054,000       1,648,000
Amounts collected, including loans no
 longer meeting disclosure requirements   (1,636,000)       (788,000)

Balance, end of year                    $  1,904,000    $  2,486,000



NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                     2004             2003

Land and buildings               $ 12,804,599     $ 12,242,809
Furniture and equipment             9,732,639        9,241,247
                                   22,537,238       21,484,056
Less accumulated depreciation     (11,159,226)      (9,877,683)

                                 $ 11,378,012     $ 11,606,373

Depreciation expense was $993,907, $960,512 and $989,839 in 2004, 2003, and
2002.

NOTE 6 - GOODWILL AND INTANGIBLE ASSETS

The change in balance for goodwill during the year is as follows:

                                 2004                 2003

  Beginning of year          $ 10,199,830         $          -
  Acquired goodwill                                 10,199,830
  Adjustment to goodwill       (1,089,306)                   -

  End of year                $  9,110,524         $ 10,199,830

The adjustment to goodwill is a result of post merger

Goodwill will not be amortized but instead evaluated periodically for impairment.




Acquired intangible assets were as follows at year-end:

                                      2004                     2003
                                Gross                    Gross
                              Carrying   Accumulated    Carrying   Accumulated
                               Amount    Amortization    Amount    Amortization
Amortized intangible assets:
  Core deposit intangibles   $3,656,403   $2,794,782   $3,656,403   $2,519,292

Aggregate amortization expense was $275,490, $292,271 and $279,468 for 2004, 2003 and 2002.

Estimated amortization expense for each of the next five years:

     2005          $  95,736
     2006             95,736
     2007             95,736
     2008             95,736
     2009             95,736

The change in balance for intangible assets during the year is as follows:


                                       2004           2003

  Beginning of year                $ 1,137,111     $ 663,382
  Amortization                        (275,490)     (292,271)
  Acquired core deposit intangible           -       766,000

  End of year                      $   861,621    $1,137,111


NOTE 7 - DEPOSITS

At December 31, 2004, the scheduled maturities of time deposits are as follows:

     2005        $ 147,472,621
     2006           31,979,796
     2007           14,097,399
     2008            3,477,497
     2009            1,264,782

Certain directors and executive officers of the Company and companies in which they have beneficial ownership are deposit customers of the Bank. The amount of these deposits was approximately $3,421,000 and $1,397,000 at December 31, 2004 and 2003.

NOTE 8 - REPURCHASE AGREEMENTS

Securities sold under agreements to repurchase are secured by U.S. Government securities with a carrying amount of $27,275,000 and $3,022,000 at year-end 2004 and 2003

Repurchase agreements generally mature within one year from the transaction date and range in maturities from 1 day to 3 years. The securities underlying the agreements are maintained in a third-party custodian's account under a written custodial agreement. Information concerning repurchase agreements for 2004 and 2003 is summarized as follows:

                                                2004           2003

Average daily balance during the year       $ 18,398,243    $ 1,691,154
Average interest rate during the year               1.90%          1.34%
Maximum month-end balance during the year   $ 21,946,746    $ 2,411,269
Weighted average interest rate at year end          2.94%          1.65%

NOTE 9 - FEDERAL HOME LOAN BANK ADVANCES

The Bank owns stock of the Federal Home Loan Bank (FHLB) of Cincinnati, Ohio. This stock allows the Bank to borrow advances from the FHLB. At December 31, 2004 and 2003, $59,749,666 and $53,232,296 represented the balance due on
advances from the FHLB.   All advances are paid either on a monthly basis or at
maturity, over remaining terms of two months to twenty-six years, with fixed interest rates ranging from 1.52% to 7.23%. All advances require a prepayment penalty and certain advances are callable by the FHLB at various call dates throughout the term of the advance. Advances are secured by the FHLB stock and substantially all first mortgage loans.




Scheduled principal payments due on advances during the years subsequent to December 31, 2004 are as follows:

     2005              $  8,256,036
     2006                12,928,179
     2007                 7,953,684
     2008                 9,980,527
     2009                14,010,028
     Thereafter           6,621,212

                       $ 59,749,666

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

NOTE 11 - INCOME TAXES

Income tax expense was as follows:
                     2004            2003            2002

Current          $ 2,179,238     $ 1,166,575     $ 2,189,931
Deferred              38,545         289,965         280,858

                 $ 2,217,783     $ 1,456,540     $ 2,470,789



Year-end deferred tax assets and liabilities were due to the following. No valuation allowance for the realization of deferred tax assets is considered necessary.

                                              2004            2003
Deferred tax assets
  Allowance for loan losses              $  1,241,615    $    942,354
  Core deposit intangibles                     46,720          18,569
  Other                                       358,420         174,723

Deferred tax liabilities
  Unrealized gain on securities              (166,874)       (782,909)
  Bank premises and equipment                (511,174)       (460,980)
  FHLB stock                                 (929,394)       (859,218)
  Mortgage servicing rights                  (297,715)       (292,781)
  Other                                      (299,235)       (401,183)

    Net deferred tax asset (liability)   $   (557,637)   $ (1,661,425)

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following:
                                                2004       2003       2002

U. S. federal income tax rate                   34.0%      34.0%      34.0%
Changes from the statutory rate
  Tax-exempt investment income                  (7.0)      (9.3)      (5.7)
  Non-deductible interest expense related to
   carrying tax-exempt investments                .6         .8         .6
  Other                                           .2         .1         .6

                                                27.8%      25.6%      29.5%

Federal income tax laws provided First Federal Savings Bank with additional bad debt deductions through 1987, totaling $1.3 million. Accounting standards do not require a deferred tax liability to be recorded on this amount, which otherwise would total a $441,000 liability at December 31, 2004. The Company's acquisition of First Federal Savings Bank did not require the recapture of the bad debt reserve. However, if Kentucky Bank was liquidated or otherwise ceased to be a bank, or if tax laws were to change, the $441,000 would be recorded as expense.


NOTE  12 - EARNINGS PER SHARE

The factors used in the earnings per share computation follow:

                                      2004           2003           2002
Basic Earnings Per Share
  Net income                      $ 5,762,109    $ 4,233,377    $ 5,902,525
  Weighted average common
   shares outstanding               2,757,233      2,781,146      2,770,282
  Basic earnings per share        $      2.09    $      1.52    $      2.13

Diluted Earnings Per Share
  Net income	                      $ 5,762,109    $ 4,233,377    $ 5,902,525
  Weighted average common
   shares outstanding               2,757,233      2,781,146      2,770,282
  Add dilutive effects of
   assumed exercise of
   stock options                       20,203         45,640         35,836
  Weighted average common and
   dilutive potential common
   shares outstanding               2,777,436      2,826,786      2,806,118
  Diluted earnings per share      $      2.07    $      1.50    $      2.10

Stock options for 3,050 shares common stock from 2002 and for 11,350 shares of common stock were excluded from 2004 diluted earnings per share because their impact was antidilutive. There were no shares that were antidilutive in 2003.

NOTE  13 - RETIREMENT PLANS

The Company has a defined benefit pension plan covering substantially all of its employees. The Company's funding policy is to contribute annually the
maximum amount that can be deducted for federal income tax purposes.   Benefits
are based on one percent of employee average earnings for the previous five years times years of credited service.

Information about the pension plan was as follows:

                                          2004            2003
Change in benefit obligation:
  Beginning benefit obligation        $ 4,290,391     $ 4,385,567
  Service cost                            369,481         314,935
  Interest cost                           286,326         265,034
  Actuarial adjustment                    630,729        (601,900)
  Benefits paid                           (95,414)        (73,245)
    Ending benefit obligation           5,481,513       4,290,391




Change in plan assets, at fair value:
  Beginning plan assets                 4,075,719       3,397,218
  Actual return                           541,419         358,868
  Employer contribution                   276,984         392,878
  Benefits paid                           (95,414)        (73,245)
    Ending plan assets                  4,798,708       4,075,719


Funded status                            (682,805)       (214,672)
Unrecognized net actuarial (gain) loss    932,175         523,815
Unrecognized prior transition asset        (1,485)         (1,857)

Net pension prepaid benefit           $   247,885     $   307,286

Amounts recognized in the balance sheet consist of:

Prepaid benefit cost                  $   247,885
Accrued benefit cost                            -

  Net amount recognized               $   247,885

The accumulated benefit obligation for defined benefit pension plans was $3,976,697 at year-end 2004.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans were $5,481,513, $3,976,697, and $4,798,708 respectively, as of year end 2004.

Net periodic pension cost include the following components:

                                        2004           2003           2002

Service cost                         $  369,481     $  314,935     $  299,744
Interest cost                           286,326        265,034        245,253
Expected return on plan assets         (319,050)      (265,117)      (255,964)
Amortization                               (372)        16,758          5,221

Net periodic cost                    $  336,385     $  331,610     $  294,254





Weighted-average assumptions used to determine net cost

                                       2004        2003        2002
Discount rate on benefit obligation     6%          7%          7%
Long-term expected rate of return
 on plan assets                         8%          8%          8%
Rate of compensation increase           4%          5%          5%

The Company's pension plan asset allocation at year-end 2004, target allocation for 2005, and expected long-term rate of return by asset category are as follows:
Weighted
                                   Percentage    Percentage        Average
                                     of Plan       of Plan        Expected
                       Target       Assets at     Assets at       Long-Term
                     Allocation     Year-End      Year-End     Rate of Return
Asset Category          2005          2004          2003            2004

Equity securities       55-65         64.9          51.7             10%
Debt securities         35-45         34.6          38.1              6
Cash                     5-15          0.5          10.2              4

  Total                              100.0         100.0

The asset allocation objective for 2005 and following is to be 60% in equity securities and 40% in debt securities. These percentages may vary 5-10 basis points based on market conditions of equity and bond markets.

The Company expects to contribute $255,000 to its pension plan in 2005.



The Company also has a qualified profit sharing plan which covers substantially all employees and includes a 401(k) provision. Profit sharing contributions, excluding the 401(k) provision, are at the discretion of the Company's Board of Directors. Expense recognized in connection with the plan was $309,741, $271,684 and $270,048 in 2004, 2003 and 2002.


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

Summary of stock option transactions are as follows:

                                       2004                2003                 2002
                                         Weighted             Weighted             Weighted
                                          Option               Option               Option
                                Options    Price     Options    Price     Options    Price
Outstanding, beginning of year   57,560    $20.23     83,114    $16.72    103,484    $15.52
Granted                          12,250     33.65     14,500     25.72      6,520     25.85
Expired                          (2,316)    27.03     (3,698)    25.00     (6,096)    20.84
Exercised                        (6,930)    17.55    (36,356)    13.89    (20,794)    12.41
Outstanding, end of year         60,564    $23.00     57,560    $20.23     83,114    $16.72

Weighted remaining contractual
 Life                            67.0 months          67.9 months         64.7 months

Options outstanding at year-end 2004 were as follows:

                                          Outstanding                     Exercisable
                                            Weighted
                                             Average     Weighted                 Weighted
                                            Remaining     Average                  Average
                                           Contractual   Exercise                 Exercise
Range of Exercise Prices         Options       Life        Price      Options       Price
From $12.50 to $15.50 per share   15,320       26.6       $14.02       15,320       $14.02
From $18.00 to $20.63 per share   13,640       48.1        20.52       13,640        20.52
From $23.50 to $28.00 per share   20,354       87.1        25.37        8,216        25.32
From $33.90 to $34.00 per share   11,250      108.3        33.91        1,100        34.00
                                  60,564                               38,276



NOTE 15 - LIMITATION ON BANK DIVIDENDS

The Company's principal source of funds is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid by the Bank without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year's net profits, as defined, combined with the retained net profits of the preceding two years. During 2005 the Bank could, without prior approval, declare dividends of approximately $4,015,000 plus any 2005 net profits retained to the date of the dividend declaration.

NOTE 16 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair values of the Company's financial instruments at December 31, 2004 and 2003 are as follows:

                                      2004                      2003
                               Carrying                  Carrying
                                Amount    Fair Value      Amount    Fair Value
                                              (In Thousands)
Financial assets
  Cash and cash equivalents   $  15,455   $  15,455     $  21,388   $  21,388
  Securities                    126,767     126,767       128,790     128,790
  Mortgage loans held for sale      176         178         7,759       7,851
  Loans, net                    354,118     350,912       309,182     312,596
  FHLB stock                      5,136       5,136         4,930       4,930
  Interest receivable             3,226       3,226         3,250       3,250

Financial liabilities
  Deposits                    $ 387,955   $ 390,296     $ 384,599   $ 387,083
  Securities sold under
   agreements to repurchase
   and other borrowings          25,593      25,467         7,285       7,285
  FHLB advances                  59,750      59,281        53,232      53,747
  Subordinated debentures         7,217       7,354         7,217       7,385
  Interest payable                1,849       1,849         1,636       1,636




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

The purchase price in cash was $23.25 per share or $22,271,000. The purchase price resulted in approximately $9,111,000 in goodwill, and $766,000 in core deposit intangible. The core deposit intangible asset will be amortized over 10 years, using the straight line method. Goodwill will not be amortized but instead evaluated periodically for impairment.




The following table summarizes the estimated fair value of assets acquired and liabilities assumed at the date of acquisition.

Securities available for sale     $  23,156,000
Loans                                31,205,000
Goodwill                              9,111,000
Core deposit intangible                 766,000
Other assets                         19,557,000
Total assets acquired          $  83,795,000

Deposits                            (52,939,000)
Other liabilities                    (8,585,000)
Total liabilities assumed      $ (61,524,000)

Net assets acquired      $  22,271,000

The following table presents pro forma information as if the acquisition had occurred at the beginning of 2004 and 2003. The pro forma information includes adjustments for interest income on loans and securities acquired, amortization of intangibles arising from the transaction, depreciation expense on property acquired, interest expense on deposits acquired, and the related income tax effects. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed dates.

                                      2003             2002

  Net interest income             $ 16,368,000     $ 16,368,000

  Net income                      $  4,838,000     $  4,838,000

  Basic earnings per share        $       1.74     $       1.74
  Diluted earnings per share      $       1.71     $       1.71


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

Financial instruments with off-balance sheet risk were as follows at year-end:

                                 2004             2003

Unused lines of credit       $ 54,930,000     $ 47,148,000
Commitments to make loans       1,272,000        1,379,000
Letters of credit                 145,000          252,000

Unused lines of credit are substantially all at variable rates. Commitments to make loans are generally made for a period of 60 days or less and are primarily fixed at current market rates ranging from 4.875% to 5.75% with maturities ranging from 15 to 30 years and are intended to be sold.

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




Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2004 and 2003, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

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

The Company's and the Bank's actual amounts and ratios are presented in the table below:

                                                                                    To Be Well
                                                                                   Capitalized
                                                                                   Under Prompt
                                                                  For Capital         Corrective
                                                 Actual       Adequacy Purposes   Action Provisions
                                             Amount   Ratio     Amount   Ratio     Amount   Ratio
2004                                                         (Dollars in Thousands)
Consolidated
  Total Capital (to Risk-Weighted Assets)    $ 45,987  13.2%     $ 27,855    8%     $ 34,819    10%
  Tier I Capital (to Risk-Weighted Assets)    41,660  12.0       13,928    4        20,891     6
  Tier I Capital (to Average Assets)          41,660   8.2       20,410    4        25,512     5

Bank Only
  Total Capital (to Risk-Weighted Assets)   $ 44,512  12.8%    $ 27,791    8%     $ 34,739    10%
  Tier I Capital (to Risk-Weighted Assets)    40,338  11.6       13,895    4        20,843     6
  Tier I Capital (to Average Assets)          40,338   7.9       20,368    4        25,460     5



2003
Consolidated
  Total Capital (to Risk-Weighted Assets)    $ 44,078  13.9%     $ 25,359    8%     $ 31,698    10%
  Tier I Capital (to Risk-Weighted Assets)    40,115  12.7       12,679    4        19,019     6
  Tier I Capital (to Average Assets)          40,115   8.8       18,154    4        22,692     5

Bank Only
  Total Capital (to Risk-Weighted Assets)   $ 40,762  12.9%    $ 25,264    8%     $ 31,580    10%
  Tier I Capital (to Risk-Weighted Assets)    36,932  11.7       12,632    4        18,948     6
  Tier I Capital (to Average Assets)          36,932   8.1       18,105    4        22,632     5



NOTE 21 - PARENT COMPANY FINANCIAL STATEMENTS

                    Condensed Balance Sheets
                          December 31

                                              2004         2003
                                               (In Thousands)
ASSETS
Cash on deposit with subsidiary             $    721     $  1,783
Investment in subsidiary                      50,481       49,593
Securities available for sale                    698        1,247
Other assets                                     363          670

Total assets                                $ 52,263     $ 53,293


LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Subordinated debentures                   $   7,217    $   7,217
  Other Liabilities                                19           19
Stockholders' equity
  Preferred stock                                   -            -
  Common stock                                  6,819        6,985
  Retained earnings                            37,884       37,553
  Accumulated other comprehensive income          324        1,519

Total liabilities and stockholders' equity   $ 52,263     $ 53,293




           Condensed Statements of Income and Comprehensive Income
                           Years Ended December 31

                                                  2004      2003       2002
                                                       (In Thousands)
Income
  Dividends from subsidiary                    $  3,650   $ 13,025   $  3,400
  Securities gains (losses), net                     82          7        145
  Interest income                                    24         20         32
    Total income                                  3,756     13,052      3,577

Expenses
  Interest expense                                  494        169          -
  Other expenses                                    157        360         55

Income before income taxes and equity in
 undistributed income of subsidiary               3,105     12,523      3,522

Applicable income tax (expense) benefits            177        175        (29)

Income before equity in undistributed
 income of subsidiary                             3,282     12,698      3,493

Equity in undistributed income of subsidiary      2,480     (8,465)     2,410

Net income                                        5,762      4,233      5,903

Other comprehensive income (loss), net of tax:
  Unrealized gains (losses) on securities
   arising during the period                     (1,004)      (237)     1,245
  Reclassification of realized amount              (191)       (92)      (144)

  Net change in unrealized gain (loss)
   on securities                                 (1,195)      (329)     1,101

Comprehensive income                           $  4,567   $  3,904   $  7,004






                      Condensed Statements of Cash Flows
                           Years Ended December 31

                                                2004        2003       2002
                                                       (In Thousands)
Cash flows from operating activities
  Net income                                   $  5,762   $  4,233   $  5,903
  Adjustments to reconcile net income to net
   cash from operating activities
    Equity in undistributed earnings of
     Subsidiary                                  (2,480)     8,465     (2,410)
    Securities (gains) losses, net                  (82)        (7)      (145)
    Change in other assets                          659       (553)      (100)
    Change in other liabilities                       -        (10)       103
      Net cash from operating activities          3,859     12,128      3,351

Cash flows from investing activities
  Purchase of securities available for sale           -        (82)      (109)
  Proceeds from sales of securities
   available for sale                               675         65        869
  Acquisition of Kentucky First Bancorp, Inc.         -    (20,998)         -
    Net cash from investing activities              675    (21,015)       760

Cash flows from financing activities
  Proceeds from subordinated debentures               -      7,000          -
  Dividends paid                                 (2,303)    (2,117)    (1,885)
  Proceeds from issuance of common stock            131        189        188
  Purchase of common stock                       (3,424)       (11)      (315)
    Net cash from financing activities           (5,596)     5,061     (2,012)

Net change in cash                               (1,062)    (3,826)     2,099

Cash at beginning of year                         1,783      5,609      3,510

Cash at end of year                            $    721   $  1,783   $  5,609



NOTE 22 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                    Interest   Net Interest   Net         Earnings Per Share
                     Income      Income      Income     Basic    Fully Diluted
2004
  First quarter     $ 6,267     $ 4,071     $ 1,150     $ .41      $ .41
  Second quarter      6,463       4,267       1,439       .51        .51
  Third quarter       6,506       4,252       1,579       .58        .57
  Fourth quarter      6,610       4,189       1,594       .59        .58

2003
  First quarter     $ 5,662     $ 3,620     $ 1,183     $ .43      $ .42
  Second quarter      5,611       3,685       1,172       .42        .42
  Third quarter       5,345       3,505       1,261       .45        .45
  Fourth quarter      5,711       3,644         617       .22        .21

The fourth quarter 2003 decrease in net income is mainly attributable to an addition to the allowance for loan losses, business combination expenses and a loss on sale of fixed assets.


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Directors
Kentucky Bancshares, Inc.
Paris, Kentucky



We have audited the accompanying consolidated balance sheets of Kentucky Bancshares, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kentucky Bancshares, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.




                                    Crowe Chizek and Company LLC

Lexington, Kentucky
March 1, 2005


Meet Our Officers...

SENIOR MANAGEMENT
Louis Prichard, President and Chief Executive Officer
Norman J. Fryman, Sr. Vice President, Director of Sales and Service Greg Dawson, VP, Chief Financial Officer
Brenda Bragonier, VP, Director of Marketing and Human Resources
Hugh Crombie, VP, Director of Operations
Clark Nyberg, VP, Director of Wealth Management

OFFICERS
BOURBON COUNTY
Karen Anderson, Electronic Banking Officer
Heather Barger, VP, Director of Risk Management
Melinda Biddle, Government Reporting Officer
Brenda Berry, AVP, Senior Accountant
Rhonda Brown, Consumer Lender
Wallis Brooks, Branch Manager, CRA Officer
Patricia Carpenter, AVP, Data Management Officer
R.W. Collins, VP, Agricultural Lender
Robbie Cox, Senior Auditor
Cynthia Criswell, Data Processing Officer
Brandon Eason, Consumer Lender
Nancye Fightmaster, VP, Bourbon County Regional Manager
David Foster, VP, Agricultural Lender
Janice Hash, AVP, Senior Accountant, Purchasing
Lisa Highley, Personal Trust Officer
Philip Hurst, Assistant Branch Manager
Perry Ingram, AVP, Network Manager
Susan Lemons, AVP, Branch Manager, Consumer Lender
Jane Mogge, Document Management Officer
Donnie Roe, AVP, Senior Data Processing Officer
Lydia Sosby, AVP, Director of Training and Sales
Judith Taylor, VP, Human Resource Manager
George Wilder, VP, Commercial Lender
Buckner Woodford, Chairman of the Board
Martha Woodford, VP, Assistant Director of Operations
Jan Worth, AVP, Personal Trust Officer

CLARK COUNTY
Nick Carter, VP, Clark County Regional Manager
Darren Henry, VP, Director of Commercial Lending
Kathy Newkirk, Branch Manager, Consumer Lender
Rowena Ruff, Investment Advisor
Teresa Shimfessel, AVP, Consumer Lender
James Brandon Sumpter, Consumer Lender
Carolyn Wilkins, Overdraft Management Officer



HARRISON COUNTY
Ken DeVasher, VP, Harrison County Regional Manager
Dreama Harris, AVP, Consumer Lender
Catherine Hill, VP, Collections Officer
Mary Moreland, AVP, Collections Officer
Iva Joyce Rainey, Consumer Lender
Arnita Willoughby, Mortgage Operations Manager

JESSAMINE COUNTY
Mike Lovell, VP, Commercial Lender
Rick Walling, VP, Jessamine County Regional Manager

SCOTT COUNTY
Shane Foley, VP, Mortgage Lender
Pam Jessie, VP, Scott County Regional Manager
Sharon Whitlock, Branch Manager, Consumer Lender

WOODFORD COUNTY
Duncan Gardiner, VP, Woodford County Regional Manager
A. J. Gullett, VP, Commercial Lender



Board of Directors - Kentucky Bank
William M. Arvin, Attorney
Dan Brewer, President and CEO Bluegrass Energy
Gus Bynum, Physician
Loren Carl, Field Representative, Congressman Ben Chandler
James Ferrell, Physician
Mary Beth Hendricks, Director of Clark County Child Support Services Henry Hinkle, President, Hinkle Contracting Corporation
Theodore Kuster, Farmer and Thoroughbred Breeder, Westview-Hillside Farms Ted McClain, Agent, Hopewell Insurance Company
Louis Prichard, President and CEO, Kentucky Bank
William R. Stamler, Chairman, Signal Investments, Inc.
Joel Techau, CEO, Techau Inc.
Robert G. Thompson, Farmer and Thoroughbred Breeder, Snowhill Farm Woodford Van Meter, Ophthalmologist
Buckner Woodford, Chairman, Kentucky Bank

CLARK
Mary Beth Hendricks, Director, Clark County Child Support Services
Donald Pace, Executive Director, Central Kentucky Educational Co-op with UK John Roche, Optician
Edwin Saunier, President, Saunier North American, Inc.

HARRISON
K. Bruce Florence, Director, Licking Valley College
Betty Long, Retired President, First Federal Savings Bank of Cynthiana Brad Marshall, Farmer and Owner, Marshall's Tractor Supply
Joel Techau, CEO, Techau Inc.
Gerry Whalen, Broker, Whalen and Company

JESSAMINE
William M. Arvin, Attorney
Dan Brewer, President and CEO, Bluegrass Energy
Tom Buford, State Senator
Jonah Mitchell, President, Jonah Mitchell Real Estate and Auction Company Eva McDaniel, Jessamine County Clerk

SCOTT
Gus Bynum, Physician
Mike Hockensmith, Owner and President, The Hockensmith Agency, Inc.
R. C. Johnson, Jr., Owner and President, Johnson's Funeral Home
George Lusby, County Judge Executive
Everette Varney, Mayor

WOODFORD
Loren Carl, Field Representative, Congressman Ben Chandler
William Graul, Physician
James Kay, Businessman, Farmer
Tricia Kittinger, Woodford County Circuit Clerk
27


Kentucky Bancshares, Inc.
LOUIS PRICHARD
  President and CEO, Kentucky Bank and Kentucky Bancshares, Inc.
JAMES FERRELL
  Physician
BUCKNER WOODFORD
  Chairman, Kentucky Bank and Kentucky Bancshares, Inc.
WILLIAM STAMLER
  Chairman, Signal Investments, Inc.
TED McCLAIN
  Agent, Hopewell Insurance Company
BETTY LONG
  Retired President, First Federal Savings of Cynthiana
ROBERT G. THOMPSON
  Farmer and Thoroughbred Breeder, Snowhill Farm
HENRY HINKLE
  President, Hinkle Contacting Corporation
THEODORE KUSTER
  Farmer and Thoroughbred Breeder, Westview-Hillside Farms
WILLIAM M. ARVIN
  Attorney, William M. Arvin Associates
WOODFORD VAN METER
  Opthalmologist


KENTUCKY BANCSHARES, INC.

PROXY STATEMENT

Introduction

This Proxy Statement is being furnished to shareholders of Kentucky Bancshares, Inc., a Kentucky corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") from holders of record of the Company's outstanding Common Shares (the "Common Shares") as of the close of business on March 18, 2005 (the "Annual Meeting Record Date"), for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Tuesday, May 10, 2005, at 11:00 a.m. (Eastern Daylight Time) in the Board Room of Kentucky Bank, Fourth and Main Streets, Paris, Kentucky, and at any adjournment or postponement thereof. This Proxy Statement is first being mailed to the Company's shareholders on or about March 28, 2005. The principal executive offices of the Company are located at Fourth and Main Streets, Paris, Kentucky 40361. Its telephone number is (859) 987-1795.

Purposes of the Annual Meeting

At the Annual Meeting, holders of Common Shares will be asked to consider and to vote upon the following matters:

(1)  To elect three Class III directors;
(2) To approve the adoption of the 2005 Restricted Stock Grant Plan (the "Stock Grant Plan") and
(3) To transact such other business as may properly come before the meeting.

The Board recommends that shareholders vote FOR the election of the Board's nominees for Class III directors and FOR the adoption of the Stock Grant Plan. As of the date of this Proxy Statement, the Board knows of no other business to come before the Annual Meeting.

Voting Rights and Proxy Information

Only holders of record of Common Shares as of the close of business on the Annual Meeting Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. As of the Annual Meeting Record Date, there were 2,684,698 Common Shares outstanding and entitled to vote at the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding Common Shares as of the Annual Meeting Record Date is necessary to constitute a quorum at the Annual Meeting. Holders of Common Shares are entitled to one vote per share on any matter, other than the election of directors, that may properly come before the Annual Meeting. In the election of directors, holders of Common Shares have cumulative voting rights whereby each holder is entitled to vote the number of Common Shares owned multiplied by three (the number of directors to be elected at the Annual Meeting), and each holder may cast the whole number of votes for one candidate or distribute such votes among two or more candidates. The Board of Directors is soliciting discretionary authority for the individuals appointed in the proxies to cumulate votes represented by properly executed proxies and to vote for less than all the Company's nominees to the Board if deemed appropriate to ensure the election of as many of the Company's nominees to the Board as possible.

Those persons receiving the three highest number of votes in the election of directors will be elected to the Board. The Stock Grant Plan will be approved if the holders of a majority of the Common Shares represented in person or by proxy at the Annual Meeting vote in favor of its adoption.

All Common Shares that are represented at the Annual Meeting by properly executed proxies received before or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted "FOR" the election of the Board's three nominees as Class III directors of the Company (or, if deemed appropriate by the individuals appointed in the proxies, cumulatively voted for less than all of the Board's nominees), and "FOR" the adoption of the Stock Grant Plan.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Company, to the attention of Gregory J. Dawson, Secretary, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same Common Shares and delivering it to the Company at or before the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to Kentucky Bancshares, Inc., P. O. Box 157, Paris, Kentucky 40362-0157, Attention Gregory J. Dawson, Secretary.

The Company will bear the cost of the solicitation of proxies by the Board in connection with the Annual Meeting. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Common Shares, and will reimburse them for their expenses in so doing. Certain directors, officers and other employees of the Company, not specially employed for this purpose, may solicit proxies without additional remuneration therefore, by personal interview, mail, telephone, facsimile or other electronic means.

Item 1 - Election of Directors

Under the Company's Amended and Restated Articles of Incorporation, the Board of Directors consists of three different classes (Class I, Class II and Class
III), each to serve, subject to the provisions of the Amended and Restated Articles of Incorporation and Bylaws, for a three year term and until his successor is duly elected and qualified. Except as listed below, each nominee for a Class III directorship has held the specified position for the last five years. The names of the nominees proposed for election as Class III directors, all of whom are presently directors of the Company, are set forth below. The Company is not aware of any other individual who may be nominated for election to the Board of Directors at the Annual Meeting.

Henry L. Hinkle is president of Hinkle Contracting Corporation. He became a director of Kentucky Bank and the Company in 1989.

Theodore Kuster is a farmer and thoroughbred breeder with West View Equine. He became a director of Kentucky Bank in 1979 and the Company in 1985.

Robert G. Thompson is a farmer and thoroughbred breeder with Snowhill Farm. He became a director of Kentucky Bank and the Company in 1991.

The Board of Directors does not contemplate that any of the nominees will be unable to accept election as a director for any reason. However, if one or more of such nominees is unable or unwilling to accept or is unavailable to serve, the persons named in the proxies or their substitutes shall have authority, according to their judgment, to vote or to refrain from voting for other individuals as directors.

The Board recommends that shareholders vote "FOR" each of the above nominees for election as Class III directors of the Company.


Item 2 - Adoption of Stock Grant Plan

On February 15, 2005, the Company's Board of Directors adopted the 2005 Restricted Stock Grant Plan, subject to shareholder approval. A copy of the Stock Grant Plan is attached to the Proxy Statement as Annex A. The purpose of the Stock Grant Plan is to promote the growth and general prosperity of the Company and its subsidiaries by granting Company stock to employees who will largely be responsible for the long-term success and development of the Company and to better align their interests with those of Company shareholders. The Company further intends to use stock grants ("Restricted Stock Awards") to attract and retain new employees and stimulate their efforts on behalf of the Company.

The Stock Grant Plan will be administered by a committee (the "Committee") appointed by the Board. Subject to the provisions of the Stock Grant Plan, the Committee will have full authority to administer the Stock Grant Plan, including without limitation, the authority to:

(a) select participants to whom Restricted Stock Awards are granted;

(b) determine the size and frequency of Restricted Stock Awards granted under the Stock Grant Plan;

(c)  determine the terms and conditions of Restricted Stock
Awards, including any restrictions or conditions, which need not be identical;

(d) waive any or all the restrictions and conditions applicable to, any Restricted Stock Award, for any reason;

(e) construe and interpret the Stock Grant Plan and any agreement or instrument entered into under the Stock Grant Plan;

(f) establish, amend and rescind rules and regulations for the Stock Grant Plan's administration; and

(g)  amend the terms and conditions of any outstanding Restricted
Stock Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Stock Grant Plan.

The maximum number of shares which may be issued under to the Stock Grant Plan is 50,000 Common Shares. The Restricted Stock Awards and the maximum number of shares that may be issued under the Stock Grant Plan will be adjusted by the Board, but only in order to prevent dilution or enlargement of such awards in the event of a stock dividend, stock split-up or share combination, exchange of shares, recapitalizations, merger, consolidation, acquisition of property or shares, separation, reorganization, liquidation, or the like of or by Company.

All employees of the Company and its subsidiaries are eligible to receive awards under the Stock Grant Plan. In selecting employees to receive awards under the Stock Grant Plan, as well as in determining the number of Common Shares subject to and the other terms and conditions applicable to each award, the Committee will take into consideration such factors as it deems relevant in promoting the purposes of the Stock Grant Plan, including the duties of the employees, their present and potential contribution to the success of Company and their anticipated number of years in active service remaining with Company or a subsidiary.

The Stock Grant Plan will become effective on January 1, 2006, if the Stock Grant Plan has been approved by the Stockholders at the Annual Meeting.

The Board recommends that shareholders vote "FOR" the adoption of the Stock Grant Plan.

Item 3 - Other Matters

As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than that referred to above. At the Annual Meeting, only such business will be conducted, and only such proposals or director nominations will be acted upon, as have been properly brought before the meeting in accordance with the Company's Bylaws. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.


                                    By Order of the Board of Directors



                                    Gregory J. Dawson, Secretary

                                    March 28, 2005




This Proxy Form is Solicited by the Board of Directors

Kentucky Bancshares, Inc.
Paris, Kentucky

The undersigned hereby appoints Buckner Woodford IV and Gregory J. Dawson, or either one of them (with full power to act alone), my proxy, each with the power to appoint his substitute, to represent me to vote all of the Corporation's Common Stock which I held of record or am otherwise entitled to vote at the close of business on March 18, 2005, at the 2005 Annual Meeting of Shareholders to be held on May 10, 2005 and at any adjournments thereof, with all powers the undersigned would possess if personally present, as follows:

1.  ELECTION OF DIRECTORS

        FOR all nominees listed below (except as otherwise indicated below)

        AGAINST all nominees listed below

Henry L. Hinkle, Theodore Kuster, and Robert G. Thompson

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the line)

_________________________________________________________________

2.  ADOPTION OF STOCK GRANT PLAN

             FOR                AGAINST                ABSTAIN

3. OTHER BUSINESS. In their discretion, the Proxies are authorized to act upon such other matters as may properly be brought before the Annual Meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES LISTED IN
ITEM I AND "FOR" THE ADOPTION OF THE STOCK GRANT PLAN IN ITEM 2.

(PLEASE DATE, MARK, SIGN AND RETURN IMMEDIATELY)

This proxy form relates to ALL shares owned by the undersigned.

This proxy form is solicited by the Board of Directors and will be voted as specified and in accordance with the accompanying proxy statement. If no instruction is indicated, this proxy form will be voted "FOR" all of the nominees listed in Item 1 and "FOR" the adoption of the Stock Grant Plan in
Item 2.

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign partnership name by authorized person.

DATE___________, 2005
                               ________________________________
                                    Signature

                               ________________________________
                                    Signature if held jointly







89