Form 10-K, Exhibit 13
period 2005-12-31
KENTUCKY BANCSHARES INC /KY/
filed 2006-03-29
CIK 1000232

Exhibit 13

KENTUCKY BANCSHARES, INC.

ANNUAL REPORT 2005


Kentucky Bank's Vision

Kentucky Bank will be the premier community financial institution in our markets.

Kentucky Bank will create value for our shareholders by increasing our assets to $800 million while maintaining a focus on the growth of our earnings per share. We will focus on adding new customers through the sales efforts of our staff, a strong program to increase referrals from a variety of sources and expansion into additional high-valued markets. We will be opportunistic regarding acquisitions while maintaining our focus on earnings.

Our customers will bank with us because we will provide consistent customer service at the highest level. We will maintain our practice of providing cutting-edge products and services for our customer. Because of our focus on customer service, we will experience high customer loyalty and above average retention.

Our employees will be a part of a single Kentucky Bank team. We will hire and retain key talent in our marketplaces. We will recognize and reward success at all levels of the organization. We will win as one team.


Communities
Our slogan "Call it Home" reflects our dedication to the communities we serve. Collectively, the communities we call home have a population of over 175,000. Kentucky Bancshares' strategy has been to locate itself within the growth circle around Central Kentucky. This strategy has provided us with very steady increases in market share. Our vision is to "focus on adding new customers through the sales efforts of our staff, a strong program to increase referrals from a variety of sources and expansion into additional high-valued markets." One such opportunity, taking place in 2006, is a merger that will allow us to serve Rowan and Elliott counties with their combined populations totaling over 30,000.

Products
Kentucky Bank has always been progressive in developing and offering financial products to our clients. This tradition has been an integral part of our culture. Our vision directs us to "maintain our practice of providing cutting edge products and services for our customers."

To help Kentucky Bank remain involved in the emergent face of Central Kentucky, we have developed a Commercial Lending group. They have been successful in providing the capital needed for many larger projects within the communities we serve. Our Wealth Management group continues to make strides in building their investment options and client base. We actively seek innovative solutions for our consumer clients, particularly for the low income housing market.

Service
This is the third year we have conducted "mystery shops" to measure branches on their level of customer service. This research is sent to managers with feedback identifying areas of improvement and successes. Our goal has been to raise the level of service to our vision of "providing consistent customer service at the highest level. Because of our focus on customer service, we will experience high levels of customer loyalty and above average retention." We are seeing success in realizing this vision.

Technology
Security is one of our highest priorities. Identity fraud, as well as many other types of intrusions into security, are an increasing consumer concern. Kentucky Bank's security measures are constantly tested and upgraded to face new challenges. Our dedication to technology and customer service allows us to offer the best of convenience and personal attention.

Spirit
We understand that in order for the bank to be strong, our communities need to be strong. Throughout the year we are involved in many organizations within our communities. We offer support through the involvement of Kentucky Bank employees and financial support for hundreds of charitable and community organizations including schools, YMCAs, Chambers of Commerce, local colleges, hospitals, local sports teams, and a little bit of everything in between. There are even times that we reach out beyond our border to help others.
The spirit of our employees was especially evident this year when Kentucky Bank employees donated over $10,000 personally to the Katrina emergency efforts. We recognize that for our employees to help us succeed we need to help them succeed. We are all part of a single Kentucky Bank team. Our commitment and vision includes "hiring and retaining key talent in our marketplaces. We will recognize and reward success at all levels of the organization. We will win as one team."





Dear Shareholder:

For the year ended December 31, 2005, the assets of your company reached a record $572.7 million, which represents an 8.4% increase over last year's total assets of $528.5 million. Loans increased 3.5% to $370.9 million, also a new, year-end high.

Deposits grew 11.3% for the year to a record high of $431.6 million. Much of that growth was fueled by a significant increase in depository relationships with many public entities throughout our markets.

Earnings per share, on a diluted basis, were up 4.3% over the year ended December 31, 2004. Net income reached $5.8 million, which represented a 1.0% increase over the prior year-end. Net interest income was negatively impacted throughout the year by the competitive pressures on our short term deposit rates. With an anticipated slow down of the continued increase of short term rates, and our budgeted loan growth, we should see improvement in our 2006 net interest margins.

A noteworthy event concluded in 2005, that should contribute to the financial success of your company, is the purchase of $14.9 million of tobacco settlement payments which we were able to acquire for $11.7 million. We were able to conclude these purchases in such a manner as to have a positive impact on our bottom line in the upcoming years. We do expect to continue the purchase of more of these payments, but not at the levels that we encountered in 2005.

An extremely significant transaction that should be completed in 2006 is the merger and acquisition of Peoples Bancorp, Inc. of Sandy Hook and Morehead with Kentucky Bancshares, Inc. At year-end 2005, Peoples Bank had approximately $87 million in assets, with one office each in Elliott and Rowan Counties. The consideration of this transaction is $14 million, with 40% in the form of Kentucky Bancshares stock, and 60% in the form of cash. Our analysis indicates that this transaction should be accretive to earnings very quickly.

This acquisition is somewhat different than prior mergers in that Morehead and Rowan County are one hour east of Paris. Our prior acquisitions and mergers have taken place in the counties that have surrounded Lexington and Fayette County. However, the community of Morehead has had very steady growth, the Peoples Bank itself has been growing significantly in its market share, and it has been a very profitable institution throughout its history. The management and board felt that this endeavor was an excellent opportunity for enhancing shareholder value. As we look strategically to the future, Kentucky Bank will continue to look for opportunities to enlarge our banking circle around Bourbon and Fayette Counties.

B. Proctor Caudill, Jr. who is the Chairman and CEO of the Peoples Bank holding company, will become a significant shareholder in Kentucky Bancshares.
 Additionally, he will come to work for us with somewhat reduced responsibilities, and we anticipate his being on the bank and holding company boards of directors. We are very pleased about this affiliation as we anticipate that he will be able to make a significant contribution to the future success of your company.

We are extremely excited about this impending acquisition, and our financial analysis of this transaction leads us to believe that, as a shareholder, you will be pleased as well.

Sincerely,                                  Sincerely,
/s/Louis Prichard                           /s/Buck Woodford
Louis Prichard                              Buck Woodford
President and Chief Executive Officer       Chairman of the Board
Kentucky Bancshares, Inc.                   Kentucky Bancshares, Inc.


Financial Highlights...

Kentucky Bancshares, Inc.           2005         2004         2003

Assets ($ thousands)             $ 572,750    $  528,544    $ 500,852

Net Income ($ thousands)         $   5,820    $    5,762    $   4,233

Per Share Results...
  Earnings (assuming dilution)   $    2.16    $    2.07    $    1.50
  Dividend                       $     .92    $     .84    $     .76

Annual Meeting
The annual meeting of Kentucky Bancshares, Inc. will be held Friday, May 12, 2006 at 11:00 in the corporate headquarters.

Investor Information
Any individual requesting a copy of the Corporation's 2005 Form 10-K Report may obtain these by visiting our website at www.kybank.com or writing to Investor Relations at the Corporate Headquarters.

Shareholder Information...

  Corporate Headquarters
    Kentucky Bancshares, Inc.
    4th and Main Streets
    Paris, Kentucky 40361
    859-987-1795

  Transfer, Registrar and Dividend Agent
    Registrar and Transfer Company
    10 Commerce Drive
    Cranford, New Jersey 07016
    800-368-5948
    rtco.com

  Kentucky Bancshares, Inc. - KTYB.OB

Active Market Makers
  Hilliard Lyons
    West Vine Street, Suite 400
    Lexington, Kentucky 40507
    800-944-2663
  Howe Barnes Investments, Inc.
    135 South LaSalle Street, Suite 150
    Chicago, Illinois, 60603-4398
    800-800-4693
  Morgan Keegan & Company
    489 E. Main Street
    Lexington, Kentucky 40507
    800-937-0161




                          CONSOLIDATED BALANCE SHEETS
                                  December 31


                                                    2005             2004
ASSETS
Cash and due from banks                        $  11,456,496    $  12,248,975
Federal funds sold                                 2,708,000        3,206,000
  Cash and cash equivalents                       14,164,496       15,454,975
Securities available for sale                    160,652,346      126,766,861
Mortgage loans held for sale                               -          175,471

Loans                                            370,911,882      358,281,554
  Allowance for loan losses                       (4,309,403)      (4,163,315)
    Net loans                                    366,602,479      354,118,239

Federal Home Loan Bank stock                       5,398,100        5,136,500
Bank premises and equipment, net                  10,701,541       11,378,012
Interest receivable                                3,719,135        3,226,479
Mortgage servicing rights                            801,501          875,633
Goodwill                                           9,110,524        9,110,524
Other intangible assets                              765,885          861,621
Other assets                                         834,288        1,439,331

Total assets                                   $ 572,750,295    $ 528,543,646

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Non-interest bearing                         $  72,192,661    $  74,048,291
  Time deposits, $100,000 and over                61,597,420       59,468,813
  Other interest bearing                         297,841,297      254,437,718
    Total deposits                               431,631,378      387,954,822
Repurchase agreements and other borrowings        16,837,573       25,592,844
Federal Home Loan Bank advances                   66,748,641       59,749,666
Subordinated debentures                            7,217,000        7,217,000
Interest payable                                   2,714,506        1,849,468
Other liabilities                                  1,054,954        1,153,035
  Total liabilities                              526,204,052      483,516,835

Stockholders' equity
  Preferred stock, 300,000 shares
   authorized and unissued                                 -                -
  Common stock, no par value; 10,000,000
   shares authorized; 2,666,897 and
   2,684,498 shares issued and
   outstanding in 2005 and 2004                    6,812,805        6,818,664
  Retained earnings                               40,666,332       37,884,215
  Accumulated other comprehensive income (loss)     (932,894)         323,932
    Total stockholders' equity                    46,546,243       45,026,811

Total liabilities and stockholders' equity     $ 572,750,295    $ 528,543,646











                           See Accompanying notes.


                       CONSOLIDATED STATEMENTS OF INCOME
                            Years Ended December 31

                                         2005          2004          2003
Interest income
  Loans, including fees              $ 23,373,434  $ 20,470,306  $ 18,574,690
  Securities
   Taxable                              3,388,793     3,574,235     2,049,835
   Tax exempt                           1,444,090     1,518,275     1,430,589
  Other                                   690,660       283,196       274,003
                                       28,896,977    25,846,012    22,329,117
Interest expense
  Deposits                              8,180,571     5,765,690     5,310,791
  Repurchase agreements and other
   borrowings                             603,812       411,492        27,460
  Federal Home Loan Bank advances       2,487,062     2,395,898     2,293,297
  Subordinated debentures                 494,227       494,052       169,000
  Other                                         -             -        75,000
                                       11,765,672     9,067,132     7,875,548

Net interest income                    17,131,305    16,778,880    14,453,569
Provision for loan losses                 508,100       840,000     1,300,000
Net interest income after provision
 for loan losses                       16,623,205    15,938,880    13,153,569

Other income
  Service charges                       4,511,270     4,357,658     4,065,210
  Loan service fee income                 262,629       246,356       242,479
  Trust department income                 458,328       299,448       301,612
  Securities gains (losses), net           64,395       288,950       139,438
  Gain on sale of mortgage loans          333,742       376,157       853,340
  Other                                 1,118,289     1,227,614     1,105,534
                                        6,748,653     6,796,183     6,707,613

Other expenses
  Salaries and employee benefits        8,547,607     8,053,306     7,373,501
  Occupancy expenses                    2,194,431     2,255,071     2,044,515
  Amortization                            349,342       524,839       516,390
  Advertising and marketing               473,848       378,410       399,483
  Taxes other than payroll, property
   and income                             547,509       499,251       439,084
  Other                                 3,361,280     3,044,294     3,398,292
                                       15,474,017    14,755,171    14,171,265

Income before income taxes              7,897,841     7,979,892     5,689,917
Provision for income taxes              2,077,741     2,217,783     1,456,540

Net income                            $ 5,820,100   $ 5,762,109   $ 4,233,377

Earnings per share:
  Basic                               $      2.17   $      2.09   $      1.52
  Diluted                                    2.16          2.07          1.50










                           See Accompanying notes.



                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                            Years Ended December 31

                                          2005         2004          2003

Net income                            $ 5,820,100   $ 5,762,109   $ 4,233,377

Other comprehensive income (loss)
   Unrealized gains (losses) on
    securities arising during
    the period                         (1,839,887)   (1,522,118)     (360,141)
   Reclassification of realized amount    (64,395)     (288,950)     (139,438)
     Net change in unrealized
      gain (loss) on securities        (1,904,282)   (1,811,068)     (499,579)
   Less:  Tax impact                     (647,456)     (615,763)     (169,857)

Comprehensive income                  $ 4,563,274   $ 4,566,804   $ 3,903,655













































                           See Accompanying notes.



                     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 Years Ended December 31, 2005, 2004 and 2003

                                                                              Accumulated
                                                                                  Other          Total
                                          Common Stock            Retained    Comprehensive   Stockholders'
                                       Shares       Amount        Earnings        Income         Equity
Balances, January 1, 2003           2,772,754   $ 6,806,887   $ 35,435,996   $ 1,848,959   $ 44,091,842

Common stock issued (including
 employee gifts of 54 shares)          36,410       507,071              -             -        507,071

Common stock purchased                 (9,383)     (329,174)             -             -       (329,174)

Net change in unrealized gain (loss)
 on securities available for sale,
 net of tax                                 -             -              -      (329,722)      (329,722)

Net income                                  -             -      4,233,377             -      4,233,377

Dividends declared - $.76 per share         -             -     (2,116,753)            -     (2,116,753)

Balances, December 31, 2003         2,799,781     6,984,784     37,552,620     1,519,237     46,056,641

Common stock issued (including
 employee gifts of 89 shares)           7,019       131,041              -             -        131,041

Common stock purchased               (122,302)     (297,161)    (3,127,295)            -     (3,424,456)

Net change in unrealized gain (loss)
 on securities available for sale,
 net of tax                                 -             -              -    (1,195,305)    (1,195,305)

Net income                                  -             -      5,762,109             -      5,762,109

Dividends declared - $.84 per share         -             -     (2,303,219)            -     (2,303,219)

Balances, December 31, 2004         2,684,498     6,818,664     37,884,215       323,932     45,026,811

Common stock issued (including
 employee gifts of 75 shares)           3,375        47,595              -             -         47,595

Common stock purchased                (20,976)      (53,454)      (575,945)            -       (629,399)

Net change in unrealized gain (loss)
 on securities available for sale,
 net of tax                                 -             -              -    (1,256,826)    (1,256,826)

Net income                                  -             -      5,820,100             -      5,820,100

Dividends declared - $.92 per share         -             -     (2,462,038)            -     (2,462,038)

Balances, December 31, 2005         2,666,897   $ 6,812,805   $ 40,666,332   $  (932,894)  $ 46,546,243
















                           See Accompanying notes.



                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                            Years Ended December 31

                                               2005           2004           2003
Cash flows from operating activities
  Net income                               $  5,820,100   $  5,762,109   $  4,233,377
  Adjustments to reconcile net
   income to net cash from
   operating activities
    Depreciation and amortization             1,174,954      1,419,794      1,460,429
    Provision for loan losses                   508,100        840,000      1,300,000
    Securities amortization
     (accretion), net                           331,355        635,725        703,502
    Securities (gains) losses, net              (64,395)      (288,950)      (139,438)
    Originations of loans held
     for sale                               (18,036,701)   (22,065,215)   (42,872,837)
    Proceeds from sale of loans              18,545,914     30,024,484     36,707,617
    Gain on sale of mortgage loans             (333,742)      (376,157)      (853,340)
    Federal Home Loan Bank stock
     dividends                                 (261,600)      (206,400)      (170,800)
    Losses (gain) on sale of fixed
     assets                                     (71,045)       (16,722)       161,849
  Changes in:
    Interest receivable                        (492,656)        23,355        360,511
    Other assets                                425,569      1,135,547        451,918
    Interest payable                            865,038        213,684       (306,069)
    Other liabilities                           624,374        942,501     (1,390,747)
      Net cash from operating activities      9,035,265     18,043,755       (354,028)

Cash flows from investing activities
  Purchases of securities available
   for sale                                 (53,539,693)   (70,689,970)   (65,248,350)
  Proceeds from sales of securities
   available for sale                         1,323,500     37,973,553      8,434,570
  Proceeds from principal payments
   and maturities of securities
   available for sale                        16,159,467     32,581,271     39,625,276
  Cash paid for bank acquisition                      -              -     (7,000,205)
  Net change in loans                       (13,067,340)   (45,775,823)     1,481,580
  Purchases of bank premises and equipment     (758,929)      (948,546)    (1,632,487)
  Proceeds from sale of bank premises and
   Equipment                                    581,881        199,722              -
    Net cash from investing activities      (49,301,114)   (46,659,793)   (24,339,616)

Cash flows from financing activities
  Net change in deposits                     43,676,556      3,356,226      8,662,228
  Net change in repurchase agreements and
   other borrowings                          (8,755,271)    18,307,586      2,008,563
  Proceeds from subordinated debentures               -              -      7,000,000
  Advances from Federal Home Loan Bank       15,000,000     25,000,000     12,000,000
  Payments on Federal Home Loan
   Bank advances                             (7,902,073)   (18,383,678)   (10,827,273)
  Proceeds from issuance of common stock         47,595        131,041        188,697
  Purchase of common stock                     (629,399)    (3,424,456)       (10,800)
  Dividends paid                             (2,462,038)    (2,303,219)    (2,116,753)
    Net cash from financing activities       38,975,370     22,683,500     16,904,662


                           See Accompanying notes.



                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  Years Ended December 31

                                               2005           2004           2003

Net change in cash and cash equivalents    $ (1,290,479)  $ (5,932,538)  $ (7,788,982)

Cash and cash equivalents at
 beginning of year                           15,454,975     21,387,513     29,176,495

Cash and cash equivalents at end of year   $ 14,164,496   $ 15,454,975   $ 21,387,513

Supplemental disclosures of cash flow information
  Cash paid during the year for:
    Interest expense                       $ 10,900,634   $  8,853,448   $  8,084,469
    Income taxes                              1,971,443        777,401      1,637,706

Supplemental schedules of non-cash investing
 activities
  Real estate acquired through foreclosure $    391,743   $  1,325,942   $    349,748









































                           See Accompanying notes.



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

Securities: The Company is required to classify its securities portfolio into one of three categories: trading securities, securities available for sale and securities held to maturity. Fair value adjustments are made to the securities based on their classification with the exception of the held to maturity category. The Company has no investments classified as trading securities, or securities held to maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the settlement date and determined using the specific identification method.

Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other than temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company's ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.






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



Mortgage Servicing Rights: The Bank has sold certain residential mortgage loans to the Federal Home Loan Mortgage Corporation (FHLMC) while retaining the servicing rights. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold. The Bank receives a servicing fee from the FHLMC on each loan sold.
 Servicing rights represent the allocated value of retained servicing rights on loans sold and the cost of purchased rights. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using interest rates, and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance, to the extent that fair value is less than the capitalized amount for a grouping.

Federal Home Loan Bank (FHLB) Stock:  The Bank is a member of the FHLB system.
 Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value.
 Both cash and stock dividends are reported as income.

Bank Premises and Equipment: Land is carried at cost. Bank premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 50 years. Furniture, fixtures and equipment are depreciated using the straight-line (or accelerated) method with useful lives ranging from 3 to 10.

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

                                        2005           2004           2003
Net income
  As reported                        $ 5,820,100    $ 5,762,109    $ 4,233,377
  Deduct:  Stock-based compensation
   expense determined under fair
   value based method                    (56,241)       (42,178)       (48,317)
  Pro forma                            5,763,859      5,719,931      4,185,060

                                         2005           2004           2003
Basic earnings per share
  As reported                        $      2.17    $      2.09    $      1.52
  Pro forma                                 2.15           2.07           1.50

Diluted earnings per share
  As reported                        $      2.16    $      2.07    $      1.50
  Pro forma                                 2.14           2.06           1.48

Weighted averages
  Fair value of options granted      $      4.82    $      5.68    $      4.14
  Risk free interest rate                   3.98%          3.86%          3.40%
  Expected life                           8 years        8 years        8 years
  Expected volatility                      15.11%         13.74%         16.90%
  Expected dividend yield                   3.03%          2.47%          2.96%

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



Retirement Plans: Pension expense is the net of service and interest cost, return on plan assets and amortization of gains and losses not immediately recognized. Employee 401(k) and profit sharing plan expense is the amount of matching contributions.

Goodwill:   Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Intangible Assets: Intangible assets include a premium on deposits paid in connection with the acquisition of a bank and branches which is being amortized on a straight-line basis over ten or fifteen years.

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

Derivatives: The Company periodically enters into non-exchange traded mandatory forward sales contracts in conjunction with its mortgage banking operation. These contracts, considered derivatives, typically last 60 to 90 days and are used to offset the risk of interest rate changes between the time of the commitment to make a loan to a borrower at a stated rate and when the loan is sold. The Company did not have any mandatory forward sales contracts at December 31, 2005 and 2004.

Effect of Newly Issued But Not Yet Effective Accounting Standards: FAS 123, Revised, requires companies to record compensation cost for stock options provided to employees in return for employment service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employment service period, which is normally the vesting period of the options. This will apply to awards granted or modified in fiscal years beginning in 2006. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. Existing options that will vest after adoption date are expected to result in additional compensation expense of approximately $48,000 in 2006 and $41,000 in 2007.

Operating Segments: While the Company's chief decision makers monitor the revenue streams of the various Company products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the Company's operations are considered by management to be aggregated into one reportable operating segment.


NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

Included in cash and due from banks are certain non-interest bearing deposits that are held at the Federal Reserve or maintained in vault cash in accordance with average balance requirements specified by the Federal Reserve Board of Governors. The reserve requirement at December 31, 2005 and 2004 was $156,000 and $144,000.

NOTE 3 - SECURITIES

Year-end securities available for sale are as follows:

                                        Fair        Unrealized     Unrealized
                                        Value          Gains         Losses

2005
  U. S. Treasury                    $   2,974,354   $         -   $   (32,397)
  U. S. government agencies            67,032,587        14,427      (825,849)
  States and municipals                37,462,770       756,298      (337,944)
  Mortgage-backed                      52,340,502         4,150    (1,309,489)
  Equity securities                       842,133       317,329             -

    Total                           $ 160,652,346   $ 1,092,204   $(2,505,679)

2004
  U. S. Treasury                    $   2,984,375   $         -   $   (30,033)
  U. S. government agencies            39,029,910         4,220      (384,112)
  States and municipals                35,160,329     1,297,405      (163,285)
  Mortgage-backed                      48,620,711        79,835      (677,298)
  Equity securities                       971,536       363,589             -

    Total                           $ 126,766,861   $ 1,745,049   $(1,254,728)

The fair value of securities available for sale at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity are shown separately.

                                                  Fair
                                                  Value

  Due in one year or less                    $  29,117,864
  Due after one year through five years         41,549,332
  Due after five years through ten years        19,861,663
  Due after ten years                           16,940,852
                                               107,469,711
  Mortgage-backed                               52,340,502
  Equity                                           842,133

    Total                                    $ 160,652,346

Proceeds from sales of securities during 2005, 2004 and 2003 were $1,323,500, $37,973,553 and $8,434,570. Gross gains of $89,943, $483,888 and $157,474 and gross losses of $25,548, $194,938 and $18,036, were realized on those sales, respectively. The tax provision related to these realized gains and losses was $21,894, $98,243 and $47,409, respectively.



Securities with an approximate carrying value of $122,961,000 and $103,979,000 at December 31, 2005 and 2004, were pledged to secure public deposits, trust funds, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

Securities with unrealized losses at year end 2005 and 2004 not recognized in income are as follows:

2005
                                  Less than 12 Months        12 Months or More               Total
                                 Fair       Unrealized    Fair        Unrealized      Fair       Unrealized
Description of Securities        Value         Loss       Value          Loss         Value         Loss
U.S. Treasury                 $         -  $         -   $ 2,974,354   $   (32,397)  $  2,974,354  $   (32,397)
U.S. Government securities     38,032,999     (289,833)   23,442,038      (536,016)    61,475,037     (825,849)
States and municipals          11,774,597     (186,615)    4,210,864      (151,329)    15,985,461     (337,944)
Mortgage-backed                17,876,194     (187,827)   32,745,358    (1,121,662)    50,621,552   (1,309,489)

Total temporarily impaired    $67,683,790  $  (664,275)  $63,372,614   $(1,841,404)  $131,056,404  $(2,505,679)

2004
                                  Less than 12 Months        12 Months or More               Total
                                 Fair       Unrealized    Fair        Unrealized      Fair       Unrealized
Description of Securities        Value         Loss       Value          Loss         Value         Loss

U.S. Treasury                 $ 2,984,375  $   (30,033)  $         -   $         -   $  2,984,375  $   (30,033)
U.S. Government securities     33,139,473     (384,112)            -             -     33,139,473     (384,112)
States and municipals           4,156,727      (91,011)    2,811,479       (72,274)     6,968,206     (163,285)
Mortgage-backed                36,918,846     (571,246)    4,705,311      (106,052)    41,624,157     (677,298)

Total temporarily impaired    $77,199,421  $(1,076,402)  $ 7,516,790   $  (178,326)  $ 84,716,211  $(1,254,728)

The Company evaluates securities for other than temporary impairment at least on an annual basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer's financial condition, the Company may consider whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer's financial condition.

At December 31, 2005, eight mortgage-backed securities have unrealized losses with aggregate depreciation of 3% from their amortized cost basis. The decline in fair value from these and other securities is largely due to changes in interest rates. As management has the ability to hold debt securities until maturity, or for the foreseeable future, no declines are deemed to be other than temporary.




NOTE 4 - LOANS

Loans at year-end were as follows:

                                 2005              2004

Commercial                  $  27,301,633     $  19,999,038
Real estate construction       29,822,067        32,256,168
Real estate mortgage          245,138,321       238,475,554
Agricultural                   59,327,772        57,497,465
Consumer                        8,953,943         9,062,518
Other                             368,146           990,811

                            $ 370,911,882     $ 358,281,554

Activity in the allowance for loan losses was as follows:

                                 2005            2004            2003

Beginning balance            $  4,163,315    $  3,819,842    $  3,395,075
Allowance from acquisition              -               -         362,900
Charge-offs                      (526,735)       (687,798)     (1,397,822)
Recoveries                        164,723         191,271         159,689
Provision for loan losses         508,100         840,000       1,300,000

Ending balance               $  4,309,403    $  4,163,315    $  3,819,842

Impaired loans totaled $774,000 and $1,781,000 at December 31, 2005 and 2004. The average recorded investment in impaired loans during 2005, 2004 and 2003 was $1,547,000, $1,444,000 and $1,051,000. The total allowance for loan losses related to these loans was $240,000 and $416,000 at December 31, 2005 and 2004.
 Interest income on impaired loans of $25,000, $22,000 and $14,000 was recognized for cash payments received in 2005, 2004 and 2003.

Nonperforming loans were as follows:
                                        2005         2004
Loans past due over 90 days still
 on accrual                          $  206,000   $  308,000
Nonaccrual loans                        774,000    1,781,000




Nonperforming loans include impaired loans and smaller balance homogeneous loans, such as residential mortgage and consumer loans, that are collectively evaluated for impairment.

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $104,575,000 and $102,024,000 at December 31, 2005 and 2004. Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $509,000 and $467,000 at December 31, 2005 and 2004.

Changes in mortgage servicing rights were as follows:

                         2005          2004          2003

Beginning balance    $  875,633    $  861,120    $  704,034
Additions               179,474       263,861       381,205
Amortization	           (253,606)     (249,348)     (224,119)

Ending balance       $  801,501    $  875,633    $  861,120

Certain directors and executive officers of the Company and companies in which they have beneficiary ownership were loan customers of the Bank during 2005 and 2004. Such loans were made in the ordinary course of business at the Bank's normal credit terms and interest rates. An analysis of the activity with respect to all director and executive officer loans is as follows:

                                                            2005

Balance, beginning of year                             $  4,410,000
New Loans                                                 1,051,000
Effect of changes in composition of Related parties        (381,000)
Repayments                                                 (373,000)

Balance, end of year                                   $  4,707,000

NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                     2005             2004

Land and buildings               $ 12,560,227     $ 12,804,599
Furniture and equipment            10,200,440        9,732,639
Construction projects                   9,500                -
                                   22,770,167       22,537,238
Less accumulated depreciation     (12,068,626)     (11,159,226)

                                 $ 10,701,541     $ 11,378,012

Depreciation expense was $924,564, $993,907 and $960,512 in 2005, 2004, and
2003.



NOTE 6 - GOODWILL AND INTANGIBLE ASSETS

The change in balance for goodwill during the year is as follows:

                                 2005                 2004

  Beginning of year          $  9,110,524         $ 10,199,830
  Adjustment to goodwill                -           (1,089,306)

  End of year                $  9,110,524         $  9,110,524

Goodwill was reduced in 2004 primarily for unanticipated tax benefits arising after the initial calculation of goodwill from the business combination in 2003.

Goodwill will not be amortized but instead evaluated periodically for impairment.

Acquired intangible assets were as follows at year-end:

                                      2005                      2004
                                Gross                    Gross
                              Carrying   Accumulated    Carrying   Accumulated
                               Amount    Amortization    Amount    Amortization
Amortized intangible assets:
  Core deposit intangibles   $3,656,403   $2,890,518   $3,656,403   $2,794,782

Aggregate amortization expense was $95,736, $275,490 and $292,271 for 2005, 2004 and 2003. The core deposit from the 1994 Clark County branch acquisition was completely amortized in 2004.

Estimated amortization expense for each of the next five years:

     2006          $  95,736
     2007             95,736
     2008             95,736
     2009             95,736
     2010             95,736



NOTE 7 - DEPOSITS

At December 31, 2005, the scheduled maturities of time deposits are as follows:

     2006        $ 149,082,622
     2007           38,020,991
     2008            3,697,971
     2009            1,188,208
     2010              960,955

Certain directors and executive officers of the Company and companies in which they have beneficial ownership are deposit customers of the Bank. The amount of these deposits was approximately $1,700,000 and $3,421,000 at December 31, 2005 and 2004.

NOTE 8 - REPURCHASE AGREEMENTS

Securities sold under agreements to repurchase are secured by U.S. Government securities with a carrying amount of $23,246,420 and $27,275,000 at year-end 2005 and 2004.

Repurchase agreements generally mature within one year from the transaction date and range in maturities from 1 day to 3 years. The securities underlying the agreements are maintained in a third-party custodian's account under a written custodial agreement. Information concerning repurchase agreements for 2005 and 2004 is summarized as follows:

                                                2005           2004

Average daily balance during the year       $ 16,014,304    $ 18,398,243
Average interest rate during the year               3.19%           1.90%
Maximum month-end balance during the year   $ 18,071,544    $ 21,946,746
Weighted average interest rate at year end          3.18%           2.94%

NOTE 9 - FEDERAL HOME LOAN BANK ADVANCES

At year-end, advances from the Federal Home Loan Bank were as follows:

                                                      2005           2004
Maturities February 2005 through March
 2030, fixed rates from 1.52% to 3.08%        $ 19,802,691   $ 21,644,956
Maturities March 2005 through February
 2026, fixed rates from 3.55% to 4.38%          30,781,074     16,846,606
Maturities June 2005 through November
 2022, fixed rates from 4.82% to 7.23%      	   16,164,876     21,258,104

Total                                      $ 66,748,641   $ 59,749,666

Advances are paid either on a monthly basis or at maturity. All advances require a prepayment penalty and certain advances are callable by the FHLB at various call dates throughout the term of the advance. Advances are secured by the FHLB stock and substantially all first mortgage loans.

Scheduled principal payments due on advances during the years subsequent to December 31, 2005 are as follows:

     2006              $ 13,182,609
     2007                 9,203,106
     2008                11,231,617
     2009                15,261,901
     2010                 7,293,215
     Thereafter          10,576,193

                       $ 66,748,641

NOTE 10 - SUBORDINATED DEBENTURES

In August 2003, the Company formed Kentucky Bancshares, Statutory Trust I ("Trust"). The Trust issued $217,000 of common securities to the Company and $7,000,000 of trust preferred securities as part of a pooled offering of such securities. The Company issued $7,217,000 subordinated debentures to the Trust in exchange for the proceeds of the offering, which debentures represent the sole asset of the Trust. The debentures pay interest quarterly at 7.06% for the first 5 years. Starting September 2008, the rate converts to three-month LIBOR plus 3.00 adjusted quarterly. The Company may redeem the subordinated debentures, in whole or in part, beginning September 2008 at a price of 100% of face value. The subordinated debentures must be redeemed no later than 2033.

In accordance with FASB Interpretation No. 46, the Trust is not consolidated with the Company. Accordingly, the Company does not report the securities issued by the Trust as liabilities, and instead reports as liabilities the subordinated debentures issued by the Company and held by the Trust, as these are no longer eliminated in consolidation.

NOTE 11 - INCOME TAXES

Income tax expense was as follows:
                     2005            2004            2003

Current          $ 1,969,865     $ 2,063,949     $ 1,166,575
Deferred             107,876         153,834         289,965

                 $ 2,077,741     $ 2,217,783     $ 1,456,540

Year-end deferred tax assets and liabilities were due to the following. No valuation allowance for the realization of deferred tax assets is considered necessary.

                                              2005            2004

Deferred tax assets
  Allowance for loan losses              $ 1,355,432    $ 1,241,615
  Unrealized loss on securities              480,581              -
  Core deposit intangibles                    13,753         46,720
  Other                                      121,049        358,420

Deferred tax liabilities
  Unrealized gain on securities                    -       (166,874)
  Bank premises and equipment               (429,886)      (428,414)
  FHLB stock                              (1,018,338)      (929,394)
  Mortgage servicing rights                 (272,510)      (297,715)
  Other                                     (188,099)      (301,955)

    Net deferred tax asset (liability)   $    61,982    $  (477,597)



Effective tax rates differ from federal statutory rates applied to financial statement income due to the following:
                                                2005       2004       2003

U. S. federal income tax rate                   34.0%      34.0%      34.0%
Changes from the statutory rate
  Tax-exempt investment income                  (7.3)      (7.0)      (9.3)
  Non-deductible interest expense related to
   carrying tax-exempt investments                .8         .6         .8
  Other                                         (1.2)        .2         .1

                                                26.3%      27.8%      25.6%

Federal income tax laws provided the Federal Savings Bank, acquired by the Company in 2003, with additional bad debt deductions through 1987, totaling $1.3 million. Accounting standards do not require a deferred tax liability to be recorded on this amount, which otherwise would total a $441,000 liability at December 31, 2005. The Company's acquisition of First Federal Savings Bank did not require the recapture of the bad debt reserve. However, if Kentucky Bank was liquidated or otherwise ceased to be a bank, or if tax laws were to change, the $441,000 would be recorded as expense.

NOTE 12 - EARNINGS PER SHARE

The factors used in the earnings per share computation follow:

                                      2005           2004           2003
Basic Earnings Per Share
  Net income                      $ 5,820,100    $ 5,762,109    $ 4,233,377
Weighted average common
   shares outstanding               2,676,890      2,757,233      2,781,146
  Basic earnings per share        $      2.17    $      2.09    $      1.52

Diluted Earnings Per Share
  Net income	                      $ 5,820,100    $ 4,233,377    $ 5,902,525
  Weighted average common
   shares outstanding               2,676,890      2,781,146      2,770,282
  Add dilutive effects of
   assumed exercise of
   stock options                       14,965         45,640         35,836
  Weighted average common and
   dilutive potential common
   shares outstanding               2,691,855      2,826,786      2,806,118
  Diluted earnings per share      $      2.16    $      2.07    $      1.50

Stock options of 31,100 shares common stock from 2005 and 11,350 shares of common stock from 2004 were excluded from diluted earnings per share because their impact was antidilutive. There were no shares that were antidilutive in 2003.



NOTE 13 - RETIREMENT PLANS

The Company has a defined benefit pension plan covering substantially all of its employees. The Company's funding policy is to contribute annually the
maximum amount that can be deducted for federal income tax purposes.   Benefits
are based on one percent of employee average earnings for the previous five years times years of credited service.

Information about the pension plan was as follows:

                                          2005            2004
Change in benefit obligation:
  Beginning benefit obligation        $ 5,481,513     $ 4,290,391
  Service cost                            432,429         369,481
  Interest cost                           346,223         286,326
  Actuarial adjustment                    581,964         630,729
  Benefits paid                          (104,770)        (95,414)
    Ending benefit obligation           6,737,359       5,481,513

Change in plan assets, at fair value:
  Beginning plan assets                 4,798,708       4,075,719
  Actual return                           166,535         541,419
  Employer contribution                   211,031         276,984
  Benefits paid                          (104,770)        (95,414)
    Ending plan assets                  5,071,504       4,798,708

Funded status                          (1,665,855)       (682,805)
Unrecognized net actuarial (gain) loss  1,683,609         932,175
Unrecognized prior transition asset        (1,113)         (1,485)

Net pension prepaid benefit           $    16,641     $   247,885

Amounts recognized in the balance sheet consist of:

Prepaid benefit cost                  $    16,641     $   247,885
Accrued benefit cost                            -               -

  Net amount recognized               $    16,641     $   247,885

The accumulated benefit obligation for defined benefit pension plans was $4,973,145 and $3,976,697 at year-end 2005 and 2004.

Net periodic pension cost include the following components:

                                        2005           2004           2003

Service cost                         $  432,429     $  369,481     $  314,935
Interest cost                           346,223        286,326        265,034
Expected return on plan assets         (376,195)      (319,050)      (265,117)
Amortization                             39,818           (372)        16,758

Net periodic cost                    $  442,275     $  336,385     $  331,610



Weighted-average assumptions used to determine net cost

                                       2005        2004        2003
Discount rate on benefit obligation    5.75%       6.00%       7.00%
Long-term expected rate of return
 on plan assets                        8.00%       8.00%       8.00%
Rate of compensation increase          4.00%       4.00%       5.00%

The assumptions described above were determined using various factors. Based on the history of domestic investment experience, the expected long-term rate of return on assets for the income segment is assumed to be 6.0%. The expected long-term return on assets for the growth segment is assumed to be 10.0%. Thus, the assumed rate of return on the total portfolio is 8.0% per year. The rate of compensation increase assumption of 4.0% is based upon historical compensation increases at the Bank. The discount rate assumption of 5.75% is based on the expected movements of interest rates from economic forecasts, Federal Reserve monetary actions and commentary, the expected pace of economic activity, the issuance of new debt to finance significant fiscal policy deficits, and the benchmark Moody's AA rated long term corporate bond rate.

The Company's pension plan asset allocation at year-end and expected long-term rate of return by asset category are as follows:
                                                        Weighted
                         Percentage    Percentage        Average
                           of Plan       of Plan        Expected
                          Assets at     Assets at       Long-Term
                          Year-End      Year-End     Rate of Return
Asset Category              2005          2004            2005

Equity securities           62.3          64.9             10%
Debt securities             35.9          34.6              6
Cash                         1.8           0.5              4

  Total                    100.0         100.0

The asset allocation objective for 2005 and thereafter is to be 60% in equity securities and 40% in debt securities. These percentages may vary 5-10 basis points based on market conditions of equity and bond markets. There is no target allocation for cash balances.

The Company expects to contribute $204,000 to its pension plan in 2006.

The following benefit payments, which reflect expected future service, are expected:

                             Pension Benefits

     2006                      $  121,559
     2007                         160,556
     2008                         176,305
     2009                         187,972
     2010                         241,301
     Years 2011-2015            1,527,087


The Company also has a qualified profit sharing plan which covers substantially all employees and includes a 401(k) provision. Profit sharing contributions, excluding the 401(k) provision, are at the discretion of the Company's Board of Directors. Expense recognized in connection with the plan was $320,670, $309,741 and $271,684 in 2005, 2004 and 2003.


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

Summary of stock option transactions are as follows:

                                      2005                 2004                 2003
                                         Weighted             Weighted             Weighted
                                          Option               Option               Option
                                Options    Price     Options    Price     Options    Price
Outstanding, beginning of year   60,564    $23.00     57,560    $20.23     83,114    $16.72
Granted                          19,850     30.40     12,250     33.65     14,500     25.72
Expired                             (50)    26.00     (2,316)    27.03     (3,698)    25.00
Exercised                        (3,300)    13.23     (6,930)    17.55    (36,356)    13.89
Outstanding, end of year         77,064    $25.32     60,564    $23.00     57,560    $20.23

Exercisable, end of year         42,116    $21.38     38,676    $19.41     36,824    $17.80
Weighted remaining contractual
 Life                            71.1 months          67.0 months          67.9 months

Options outstanding at year-end 2005 were as follows:
                                           Outstanding                    Exercisable
                                            Weighted
                                             Average     Weighted                 Weighted
                                            Remaining     Average                  Average
                                           Contractual   Exercise                 Exercise
Range of Exercise Prices         Options       Life        Price      Options       Price
From $12.50 to $15.50 per share   12,020       18.4       $14.24       12,020       $14.24
From $18.00 to $20.63 per share   13,640       36.1        20.52       13,640        20.52
From $23.50 to $28.00 per share   20,304       75.1        25.37       12,126        25.30
From $30.00 to $30.50 per share   19,850      108.6        30.40        1,200        30.25
From $33.90 to $34.00 per share   11,250       96.3        33.91        3,130        33.94
                                  77,064                               42,116

NOTE 15 - STOCK GRANT PLAN

On February 15, 2005, the Company's Board of Directors adopted a restricted stock grant plan. Total shares issuable under the plan are 50,000. There was no activity in the plan during 2005.

NOTE 16 - LIMITATION ON BANK DIVIDENDS

The Company's principal source of funds is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid by the Bank without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year's net profits, as defined, combined with the retained net profits of the preceding two years. During 2006 the Bank could, without prior approval, declare dividends of approximately $4,928,000 plus any 2006 net profits retained to the date of the dividend declaration.



NOTE 17 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair values of the Company's financial instruments at December 31, 2005 and 2004 are as follows:

                                      2005                      2004
                               Carrying                  Carrying
                                Amount    Fair Value      Amount    Fair Value
                                              (In Thousands)
Financial assets
  Cash and cash equivalents   $  14,164   $  14,164     $  15,455   $  15,455
  Securities                    160,652     160,652       126,767     126,767
  Mortgage loans held for sale        -           -           176         178
  Loans, net                    366,602     362,686       354,118     350,912
  FHLB stock                      5,398       5,398         5,136       5,136
  Interest receivable             3,719       3,719         3,226       3,226

Financial liabilities
  Deposits                    $ 431,631   $ 432,560     $ 387,955   $ 390,296
  Securities sold under
   agreements to repurchase
   and other borrowings          16,838      16,612        25,593      25,467
  FHLB advances                  66,749      64,937        59,750      59,281
  Subordinated debentures         7,217       7,328         7,217       7,354
  Interest payable                2,715       2,715         1,849       1,849

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

Financial instruments with off-balance sheet risk were as follows at year-end:

                                 2005             2004

Unused lines of credit       $ 56,354,000     $ 54,785,000
Commitments to make loans         156,000        1,272,000
Letters of credit                 183,000          145,000

Unused lines of credit are substantially all at variable rates. Commitments to make loans are generally made for a period of 60 days or less and are primarily fixed at current market rates ranging from 6.125% to 6.25% with maturities ranging from 15 to 30 years and are intended to be sold.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2005 and 2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

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

The Company's and the Bank's actual amounts and ratios are presented in the table below:

                                                                                    To Be Well
                                                                                   Capitalized
                                                                                   Under Prompt
                                                                  For Capital         Corrective
                                                 Actual       Adequacy Purposes   Action Provisions
                                             Amount   Ratio     Amount   Ratio     Amount   Ratio
                                                             (Dollars in Thoursands)
2004
Consolidated
  Total Capital (to Risk-Weighted Assets)    $ 45,987  13.2%     $ 27,855    8%     $ 34,819    N/A
  Tier I Capital (to Risk-Weighted Assets)    41,660  12.0       13,928    4        20,891    N/A
  Tier I Capital (to Average Assets)          41,660   8.2       20,410    4        25,512    N/A

Bank Only
  Total Capital (to Risk-Weighted Assets)   $ 44,512  12.8%    $ 27,791    8%     $ 34,739    10%
  Tier I Capital (to Risk-Weighted Assets)    40,338  11.6       13,895    4        20,843     6
  Tier I Capital (to Average Assets)          40,338   7.9       20,368    4        25,460     5

2005
Consolidated
  Total Capital (to Risk-Weighted Assets)    $ 49,130  13.4%     $ 29,311    8%     $ 36,639    N/A
  Tier I Capital (to Risk-Weighted Assets)    44,602  12.2       14,656    4        21,984    N/A
  Tier I Capital (to Average Assets)          44,602   8.0       22,342    4        27,928    N/A

Bank Only
  Total Capital (to Risk-Weighted Assets)   $ 47,346  13.0%    $ 29,251    8%     $ 36,564    10%
  Tier I Capital (to Risk-Weighted Assets)    42,952  11.8       14,626    4        21,938     6
  Tier I Capital (to Average Assets)          42,952   7.7       22,309    4        27,887     5




NOTE 21 - SUBSEQUENT EVENT - BUSINESS COMBINATION


On February 24, 2006, the Company announced the signing of a definitive merger agreement with Peoples Bancorp of Sandy Hook, Inc. (Peoples Bancorp). Under the terms of the merger agreement, Peoples Bancorp will merge into the Company and Peoples Bank, a subsidiary of Peoples Bancorp, will merge into the Bank. Peoples Bancorp is a privately held bank holding company with offices in Sandy Hook and Morehead, Kentucky. On December 31, 2005 it had assets, deposits and shareholders equity of $87 million, $68 million and $8.6 million, respectively.
 As a result of this merger, the Company expects to expand its customer base to enhance deposit fee income, provide an opportunity to market additional products and services to new customers, and reduce operating costs through economies of scale.

Subject to regulatory approval, as well as approval of Peoples Bancorp stockholders, under the terms of the definitive agreement, each share of Peoples Bancorp common stock will be converted into consideration, sixty percent of which to be in the form of cash and forty percent of which to be in the form of shares of Kentucky Bancshares common stock. Based on the current
market price of Kentucky Bancshares common stock,   approximately 190,000
shares of Kentucky Bancshares common stock would be issued to Peoples Bancorp shareholders. The total purchase price will be approximately $14 million.





NOTE 22 - PARENT COMPANY FINANCIAL STATEMENTS

                    Condensed Balance Sheets
                          December 31

                                               2005         2004
                                                (In Thousands)
ASSETS
Cash on deposit with subsidiary              $  1,163     $    721
Investment in subsidiary                       51,699       50,481
Securities available for sale                     573          698
Other assets                                      345          363

Total assets                                 $ 53,780     $ 52,263


LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Subordinated debentures                    $  7,217     $  7,217
  Other liabilities                                17           19
Stockholders' equity
  Preferred stock                                   -            -
  Common stock                                  6,813        6,819
  Retained earnings                            40,666       37,884
  Accumulated other comprehensive income         (933)         324

Total liabilities and stockholders' equity   $ 53,780     $ 52,263




           Condensed Statements of Income and Comprehensive Income
                           Years Ended December 31

                                                  2005       2004       2003
                                                       (In Thousands)
Income
  Dividends from subsidiary                    $  3,750   $  3,650   $ 13,025
  Securities gains (losses), net                     60         82          7
  Interest income                                    13         24         20
    Total income                                  3,823      3,756     13,052

Expenses
  Interest expense                                  494        494        169
  Other expenses                                    134        157        360
    Total expenses                                  628        651        529

Income before income taxes and equity in
 undistributed income of subsidiary               3,195      3,105     12,523

Applicable income tax (expense) benefits            178        177        175

Income before equity in undistributed
 income of subsidiary                             3,373      3,282     12,698

Equity in undistributed income of subsidiary      2,447      2,480     (8,465)

Net income                                        5,820      5,762      4,233

Other comprehensive income (loss), net of tax:
  Unrealized gains (losses) on securities
   arising during the period                     (1,215)    (1,004)      (237)
  Reclassification of realized amount               (42)      (191)       (92)

  Net change in unrealized gain (loss)
   on securities                                 (1,257)    (1,195)      (329)

Comprehensive income                           $  4,563   $  4,567   $  3,904






                      Condensed Statements of Cash Flows
                           Years Ended December 31

                                                2005        2004       2003
                                                       (In Thousands)
Cash flows from operating activities
  Net income                                   $  5,820   $  5,762   $  4,233
  Adjustments to reconcile net income to net
   cash from operating activities
    Equity in undistributed earnings of
     Subsidiary                                  (2,447)    (2,480)     8,465
    Securities (gains) losses, net                  (60)       (82)        (7)
    Change in other assets                           32        659       (553)
    Change in other liabilities                      (3)         -        (10)
      Net cash from operating activities          3,342      3,859     12,128

Cash flows from investing activities
  Purchase of securities available for sale           -          -        (82)
  Proceeds from sales of securities
   available for sale                               143        675         65
  Acquisition of Kentucky First Bancorp, Inc.         -          -    (20,998)
    Net cash from investing activities              143        675    (21,015)

Cash flows from financing activities
  Proceeds from subordinated debentures               -          -      7,000
  Dividends paid                                 (2,462)    (2,303)    (2,117)
  Proceeds from issuance of common stock             48        131        189
  Purchase of common stock                         (629)    (3,424)       (11)
    Net cash from financing activities           (3,043)    (5,596)     5,061

Net change in cash                                  442     (1,062)    (3,826)

Cash at beginning of year                           721      1,783      5,609

Cash at end of year                            $  1,163   $    721   $  1,783



NOTE 23 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                    Interest   Net Interest   Net         Earnings Per Share
                     Income      Income      Income     Basic    Fully Diluted

2005
  First quarter     $ 6,720     $ 4,221     $ 1,333     $ .50      $ .49
  Second quarter      7,033       4,385       1,516       .56        .56
  Third quarter       7,321       4,246       1,430       .54        .54
  Fourth quarter      7,823       4,279       1,541       .57        .57

2004
  First quarter     $ 6,267     $ 4,071     $ 1,150     $ .41      $ .41
  Second quarter      6,463       4,267       1,439       .51        .51
  Third quarter       6,506       4,252       1,579       .58        .57
  Fourth quarter      6,610       4,189       1,594       .59        .58




Report of Independent Registered Public Accounting Firm


Board of Directors
Kentucky Bancshares, Inc.
Paris, Kentucky

We have audited the accompanying consolidated balance sheets of Kentucky Bancshares, Inc. as of December 31, 2005 and 2004, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

                                          /s/Crowe Chizek and Company LLC
							Crowe Chizek and Company LLC

Lexington, Kentucky
January 27, 2006, except for Note 21
with respect to a pending acquisition,
as to which the date is February 24, 2006




Senior Management
Louis Prichard, President and Chief Executive Officer
Brenda Bragonier, VP, Director of Marketing/Human Resources
Hugh Crombie, VP, Director of Operations
Gregory J. Dawson, VP, Chief Financial Officer
Norman J. Fryman, Sr. VP, Director of Sales & Service
Clark Nyberg, VP, Director of Wealth Management

Bourbon
Nancye Fightmaster, VP, Regional Manager
Wallis Brooks, Branch Manager/Community Reinvestment Act
Rhonda Brown, Sr. Consumer Lender
Brandon Eason, Sr. Consumer Lender
Philip Hurst, Branch Manager
Susan Lemons, AVP, Branch Manager/Consumer Lender

Clark
Nick Carter, VP, Regional Manager
Kathy Newkirk, Sr. Consumer Lender
Teresa Shimfessel, AVP, Branch Manager/Consumer Lender
Brandon Sumpter, Sr. Consumer Lender

Harrison
Ken Devasher, VP, Regional Manager
Dreama Harris, AVP, Sr. Consumer Lender
Joyce Rainey, Consumer Lender

Jessamine
Rick Walling, VP, Regional Manager

Scott
Pam Jessie, VP, Regional Manager
Sharon Whitlock, Branch Manager/Consumer Lender

Woodford
Duncan Gardiner, VP, Regional Manager
Shane Foley, VP, Mortgage Lender

Accounting/Risk Management
Gregory J. Dawson, VP, Chief Financial Officer
Heather Barger, VP, Director of Risk Management
Brenda Berry, AVP, Senior Accountant
Robbie Cox, Senior Auditor
Janice Hash, AVP, Sr. Accountant/Purchasing
Lydia Sosby, VP, Compliance

Collections
Catherine Hill, VP, Head of Collections
Mary Moreland, AVP, Collections Officer

Commercial Lending
Darren Henry, VP, Director of Commercial Lending
R. W. Collins, VP, Agricultural Lender
David Foster, VP, Agricultural Lender
A. J. Gullett, VP, Commercial Lender
James LeMaster, Business Development
Michael Lovell, VP, Commercial Lender
George R. Wilder, VP, Commercial Lender

Human Resources
Brenda Bragonier, VP, Director of Marketing/Human Resources
James Gray, AVP, Director of Training
Judith Taylor, VP, Human Resource Manager

Operations
Hugh Crombie, VP, Director of Operations
Karen Anderson, Electronic Banking
Melinda Biddle, Goverment Reporting
Patricia Carpenter, Data Management
Cynthia Criswell, Data Processing
Perry Ingram, AVP, Network Manager
Jane Mogge, Document Management
Donald Roe, AVP, Sr. Data Processing
Arnita Willoughby, Mortgage Operations Manager
Carolyn Wilkins, Overdraft Management
Martha Woodford, VP, Assistant Director of Operations

Wealth Management
Clark Nyberg, VP, Director of Wealth Management
Lisa Highley, Personal Trust
Janice Worth, AVP, Personal Trust



Kentucky Bank Board of Directors
William M. Arvin, Attorney
Proctor Blair, Partner, Ludwig, Blair and Bush, PLLC
James Ferrell, Physician
Henry Hinkle, President, Hinkle Contracting Corporation
Tricia Kittinger, Woodford County Circuit Clerk
Theodore Kuster, Westview-Hillside Farms
Betty Long, Retired President, First Federal Savings of Cynthiana
George Lusby, County Judge Executive
Ted McClain, Agent, Hopewell Insurance Company
Eva McDaniel, Jessamine County Clerk
Louis Prichard, President, CEO, Kentucky Bank
John Roche, Optician
Robert G. Thompson, Farmer, Thoroughbred Breeder, Snowhill Farm
Woodford Van Meter, Ophthalmologist
Buckner Woodford, Chairman, Kentucky Bank

Bourbon
Proctor Blair, Partner, Ludwig, Blair and Bush, PLLC
Allyson Eads, Co-owner, Eads Hardware
Rodes Shackelford Parrish, President, Clay Ward Agency

Clark
Mary Beth Hendricks, Director Clark County Child Support Services
Donald Pace, Executive Director Central Kentucky Educational Co-op with UK John Roche, Optician
Edwin Saunier, President, Saunier North American, Inc.

Harrison
K. Bruce Florence, Director, Licking Valley College
Betty Long, Retired President, First Federal Savings of Cynthiana
Brad Marshall, Farmer, Owner Marshall's Tractor Supply
Joel Techau, CEO, Techau Inc.
Gerry Whalen, Broker Whalen and Company

Jessamine
William M. Arvin, Attorney
Dan Brewer, President and CEO, Blue Grass Energy
Tom Buford, State Senator
Jonah Mitchell, President, Jonah Mitchell Real Estate and Auction Company Eva McDaniel, Jessamine County Clerk

Scott
Gus Bynum, Physician
Mike Hockensmith, Owner and President, The Hockensmith Agency, Inc.
R. C. Johnson, Jr., Owner, President, Johnson's Funeral Home
George Lusby, County Judge Executive
Everette Varney, Mayor

Woodford
Loren Carl, Field Representative, Congressman Ben Chandler
William Graul, Physician
James Kay, Businessman, Farmer
Tricia Kittinger, Woodford County Circuit Clerk





Kentucky Bancshares, Inc. Directors
LOUIS PRICHARD
  President and CEO, Kentucky Bank and Kentucky Bancshares, Inc.
BUCKNER WOODFORD
  Chairman, Kentucky Bank and Kentucky Bancshares, Inc.
WILLIAM M. ARVIN
  Attorney, Law Offices of William Arvin
WOODFORD VAN METER
  Opthalmologist
THEODORE KUSTER
  Farmer and Thoroughbred Breeder, Westview Hillside Farms
HENRY HINKLE
  President, Hinkle Contacting Corporation
ROBERT G. THOMPSON
  Farmer and Thoroughbred Breeder, Snowhill Farm
BETTY LONG
  Retired President, First Federal Savings of Cynthiana
TED McCLAIN
  Agent, Hopewell Insurance Company


KENTUCKY BANCSHARES, INC.

PROXY STATEMENT

Introduction

	This Proxy Statement is being furnished to shareholders of Kentucky Bancshares, Inc., a Kentucky corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") from holders of record of the Company's outstanding Common Shares (the "Common Shares") as of the close of business on March 17, 2006 (the "Annual Meeting Record Date"), for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Friday, May 12, 2006, at 11:00 a.m. (Eastern Daylight Time) in the Board Room of Kentucky Bank, Fourth and Main Streets, Paris, Kentucky, and at any adjournment or postponement thereof. This Proxy Statement is first being mailed to the Company's shareholders on or about March 27, 2006. The principal executive offices of the Company are located at Fourth and Main Streets, Paris, Kentucky 40361. Its telephone number is (859) 987-1795.

Purposes of the Annual Meeting

	At the Annual Meeting, holders of Common Shares will be asked to consider and to vote upon the following matters:

(1)	To elect three Class I directors; and
(2)	To transact such other business as may properly come before the meeting.

	The Board recommends that shareholders vote FOR the election of the Board's nominees for Class I directors. As of the date of this Proxy Statement, the Board knows of no other business to come before the Annual Meeting.

Voting Rights and Proxy Information

	Only holders of record of Common Shares as of the close of business on the Annual Meeting Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. As of the Annual Meeting Record Date, there were 2,671,672 Common Shares outstanding and entitled to vote at the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding Common Shares as of the Annual Meeting Record Date is necessary to constitute a quorum at the Annual Meeting.

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

	All Common Shares that are represented at the Annual Meeting by properly executed proxies received before or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted "FOR" the election of the Board's three nominees as Class I directors of the Company (or, if deemed appropriate by the individuals appointed in the proxies, cumulatively voted for less than all of the Board's nominees).

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

Item 1 - Election of Directors

	Under the Company's Amended and Restated Articles of Incorporation, the Board of Directors consists of three different classes (Class I, Class II and Class III), each member of a class to serve, subject to the provisions of the Amended and Restated Articles of Incorporation and Bylaws, for a three-year term and until the member's successor is duly elected and qualified. Except as listed below, each nominee for a Class I directorship has held the specified position for the last five years. The names of the nominees proposed for election as Class I directors, all of whom are presently directors of the Company, are set forth below. The Company is not aware of any other individual who may be nominated for election to the Board of Directors at the Annual Meeting.

	Betty J. Long is the retired President and CEO of First Federal, Cynthiana. She was appointed to the board of the Company in 2003.

Ted McClain is an agent with Hopewell Insurance Company. He became a director of the Company in 2003.

Buckner Woodford IV is Chairman of both Kentucky Bank and Kentucky Bancshares, Inc. He became a director of the Company in 1982.

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

	The Board recommends that shareholders vote "FOR" each of the above nominees for election as Class I directors of the Company.


Item 2 - Other Matters

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


						By Order of the Board of Directors


                                    /s/Gregory J. Dawson
						Gregory J. Dawson, Secretary

						March 27, 2006





This Proxy Form is Solicited by the Board of Directors

Kentucky Bancshares, Inc.
Paris, Kentucky

The undersigned hereby appoints Buckner Woodford IV and Gregory J. Dawson, or either one of them (with full power to act alone), my proxy, each with the power to appoint his substitute, to represent me to vote all of the Corporation's Common Shares which I held of record or am otherwise entitled to vote at the close of business on March 17, 2006, at the 2006 Annual Meeting of Shareholders to be held on May 12, 2006 and at any adjournments thereof, with all powers the undersigned would possess if personally present, as follows:

1.	ELECTION OF DIRECTORS

		FOR all nominees listed below (except as otherwise indicated below)

		AGAINST all nominees listed below

Betty J. Long, Ted McClain, and Buckner Woodford IV

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the line)

_________________________________________________________

2.	OTHER BUSINESS.  In their discretion, the Proxies are authorized to act upon such other matters as may properly be brought before the Annual
Meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES LISTED IN
ITEM 1.

(PLEASE DATE, MARK, SIGN AND RETURN IMMEDIATELY)

This proxy form relates to ALL shares owned by the undersigned.

This proxy form is solicited by the Board of Directors and will be voted as specified and in accordance with the accompanying proxy statement. If no instruction is indicated on a duly executed proxy form, all shares will be voted "FOR" the nominees listed in Item 1. A vote FOR the election of nominees listed above includes discretionary authority to cumulate votes, selectively among the nominees as to whom authority to vote has not been withheld and to vote for a substitute nominee if any nominee becomes unavailable for election for any reason.

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign partnership name by authorized person.

DATE___________, 2006
					________________________________
						Signature

					________________________________
						Signature if held jointly






74