Form 10-K, Exhibit 13
period 2006-12-31
KENTUCKY BANCSHARES INC /KY/
filed 2007-04-02
CIK 1000232

Exhibit 13

KENTUCKY BANCSHARES, INC.

ANNUAL REPORT 2006


Introduction

Kentucky Bank sponsors and co-sponsors many types of community events throughout our regions. The events in 2006 included the Kentucky Bank High School Basketball Shootout, Big Brothers Big Sisters Duck Race, various community picnics, Chamber of Commerce events, grand openings, Wealth Managements Polo event, and sponsorships at school events in every community.

We are proud to have fifteen banking centers in the eight Kentucky Counties we serve. Cynthiana, Georgetown, Morehead, N. Middletown, Nicholasville, Paris, Versailles, Sandy Hook, Wilmore and Winchester make up the communities Kentucky Bank calls home.

Kentucky Bank increased its service markets by two communities in 2006. Our new East Kentucky Region includes banking offices in Morehead and Sandy Hook. To accommodate our growth in Rowan County, we will begin construction in 2007 on another office to serve our Morehead customers.

During 2006 we purchased an additional building in downtown Paris. We will be remodeling that office and converting it to our downtown lobby to better serve our customers. This will provide our Bourbon County customers with more convenient drive-through and parking facilities.

Technology has changed the manner and speed in which the world conducts its banking. The collection of funds, the movement of actual checks and electronic transmissions, as well as communication with customers, grows faster by the moment. We maintain our commitment to be at the forefront of new opportunities in technology. Online Banking continues to grow as a popular way for our customers to conduct their banking business.

We strongly believe that whether the customer is served directly or indirectly, each of us has an obligation to deliver premier service.
Our strategy is such that we want to distinguish ourselves from other financial institutions by providing excellent service. Throughout this annual report you will see photos of our employees and directors, certainly our greatest assets.

At Kentucky Bank we are committed to an ongoing education program. As an organization, we can only reach our goals with a committed, intelligent, and service oriented staff. We have continuing education opportunities readily available to our employees. Whether they are interested in attending a graduate school of banking or simply an online education course, we encourage everyone to gain additional knowledge. By acquiring this knowledge, we feel that our customers can obtain the product that best meets their financial needs and we can provide the best in customer service.



Dear Shareholders:

For the year ended December 31, 2006, the assets of your company reached a year-end record high of $629.5 million, which represents a 9.9% increase over last year's total assets of $572.7 million. Loans increased 19.7% to reach $444.1 million; also a new year-end high.

Deposits grew 8.6% over the prior year to reach a record high of $468.8 million. Much of that growth, along with growth in the loan area, can be attributable to not only our natural growth in our current markets, but also to our merger with Peoples Bank of Morehead and Sandy Hook which took place on July 7, 2006. Earnings per share, on a diluted basis, were $2.34, an 8.3% increase over the year ended December 31, 2005. Net income reached a record high of $6.5 million, which represented an 11.4% increase over the prior year-end. Again, these positive results can be traced to not only our natural growth in earnings, but also the addition of the earnings contributed by Peoples Bank. Our net interest margins continue to be compressed not only as a result of the flat, if not inverted, yield curve that exists in today's credit markets, but additionally as a result of the competitive markets in which we operate.

As was mentioned above, one of our most noteworthy events in 2006 was the acquisition of Peoples Bancorp, Inc. of Sandy Hook and Morehead. The consideration of this transaction was $14 million with 40% in the form of Kentucky Bancshares, Inc. stock and 60% in the form of cash. We are very
pleased that the accretion to earnings is occurring as anticipated.   I want
to take this time to thank both our employees in Rowan and Elliott Counties, as well as our operational people here in Paris, for working so hard to make this transition go as smoothly as possible.

Other recent events of import that took place during 2006 consist of the purchasing of a lot in northern Jessamine County, on which we intend to build another full service facility to be operational by the latter part of 2008. Additionally, we purchased the former Fifth-Third Bank building in downtown Paris, and we are undertaking the necessary steps to make that facility fully functional for us in the next few months. We are also in the process of expanding our footprint in Rowan County with an additional location to be added in 2008.

B. Proctor Caudill, Jr., former Chairman and CEO of Peoples Bank, has now become a member of the Kentucky Bank and Kentucky Bancshares, Inc. boards of directors. Also, he has become our Manager of Special Projects, and we look forward to his contribution not only as a board member, but also as an employee of the bank.

We wanted to take this opportunity to also recognize two people who have recently retired from their service at Kentucky Bank. Dr. James Ferrell retired from our Board of Directors at the end of this year. Jim has served on our board since 1980, and his contributions have been significant, and have by no small measure contributed to the success of the bank and your company.

Hugh Crombie, our Director of Operations, after 43 years of service has retired from Kentucky Bank. Hugh started out his work for the bank in 1963 as an assistant installment loan manager and has worked in various areas of the department, including our bookkeeping area. He worked his way up through the organization over the years, and ultimately brought our bank into the age of the computer. There are no words to express Hugh's contribution to the growth and well being of our bank. He will be greatly missed and we wish him nothing but the best in his retirement years.

We are also pleased to announce that Martha W. Woodford, former Assistant Director of Operations, has assumed the responsibilities of Director of Operations. Martha started with the bank in 1984 in our Audit Department, and subsequent to that she has worked in our Loan Center, our Customer Service area, and became manager of our Corporate and Automated Products. In 2004 Martha became the Assistant Director of Operations in anticipation of Hugh's retirement. We are fortunate to have someone with her depth and breadth of experience, and we look forward to her future contributions to Kentucky Bank.

Additionally, we are pleased to announce the directors for our newly created Rowan/Elliott Regional Advisory Board. Madonna Weathers is Vice President of Student Affairs at Morehead State University. G. R. (Sonny) Jones is CFO of St. Claire Regional Medical Center. Tod Barhorst is the owner of Abner Construction Company. Rocky Adkins is Majority Floor Leader of the Kentucky House of Representatives. We are confident that these community leaders will make significant contributions to our ongoing success in the Rowan/Elliott region.

We also want to also announce the addition in January 2007 of Edwin S. Saunier, president of Saunier North American, Inc. to both our bank and holding company boards. Ed has been a long time Clark County regional board member, and has a successful moving and storage business located in Winchester. Ed has served on various committees within the bank and we very much look forward to his assuming the duties of bank and holding company director.

After completing two acquisitions within the last five years, we believe that this is an opportune time to look at how our bank operates and delivers customer service. As we continue to grow, a paramount goal of Kentucky Bank is to ensure that we are able to continue to deliver outstanding customer service in the markets we serve. As our mission statement indicates, "Kentucky Bank will be the premier community financial institution in our markets." As a result of that desired goal, we have created a multitude of teams to examine our operating and administrative processes so that we will be able to continue to provide our customers the services and products they deserve, while at the same time providing an appropriate return to our shareholders. We are very encouraged by the progress of these teams and we look forward to the successful implementations of the recommendations they offer.

In closing, we want to thank you for investing in Kentucky Bancshares, Inc. Your confidence in all of us is greatly appreciated, and we will do our best to enhance the value of your investment.

Sincerely,
/s/Louis Prichard
Louis Prichard
President and CEO
Kentucky Bancshares, Inc.

/s/Buck Woodford
Buckner Woodford
Chairman of the Board
Kentucky Bancshares, Inc.




Financial Highlights...

Kentucky Bancshares, Inc.           2006         2005          2004

Assets ($ thousands)             $ 629,542    $ 572,750     $ 528,544

Net Income ($ thousands)         $   6,486    $   5,820     $   5,762

Per Share Results...

  Earnings (assuming dilution)   $    2.34    $    2.16     $    2.07

  Dividend                       $    1.00    $     .92     $     .84

Annual Meeting
The annual meeting of Kentucky Bancshares, Inc. will be held Friday, May 9, 2007 at 11:00 in the corporate headquarters.

Investor Information
Any individual requesting a copy of the Corporation's 2006 Form 10-K Report may obtain these by writing to Investor Relations at the Corporate Headquarters.

Shareholder Information...

  Corporate Headquarters
    Kentucky Bancshares, Inc.
    4th and Main Streets
    Paris, Kentucky 40361
    859-987-1795

  Transfer, Registrar and Dividend Agent
    Registrar and Transfer Company
    10 Commerce Drive
    Cranford, New Jersey 07016
    800-368-5948
    rtco.com

  Acquiring Stock

    Kentucky Banchshares common stock is available through your broker of Kentucky Bank's Wealth Management Department. We are listed on the over-the-counter board. Symbol KTYB.OB.




CONSOLIDATED BALANCE SHEETS
                                  December 31


                                                    2006             2005
ASSETS
Cash and due from banks                        $  14,905,672    $  11,456,496
Federal funds sold                                 4,106,000        2,708,000
  Cash and cash equivalents                       19,011,672       14,164,496
Securities available for sale                    127,890,612      160,652,346
Loans                                            444,150,390      370,911,882
  Allowance for loan losses                       (4,991,277)      (4,309,403)
    Net loans                                    439,159,113      366,602,479

Federal Home Loan Bank stock                       6,468,200        5,398,100
Bank premises and equipment, net                  14,327,050       10,701,541
Interest receivable                                5,653,869        3,719,135
Mortgage servicing rights                            745,834          801,501
Goodwill                                          13,116,710        9,110,524
Other intangible assets                            2,058,149          765,885
Other assets                                       1,111,094          834,288

Total assets                                   $ 629,542,303    $ 572,750,295

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Non-interest bearing                         $  87,503,263    $  72,192,661
  Time deposits, $100,000 and over                67,255,274       61,597,420
  Other interest bearing                         314,049,382      297,841,297
    Total deposits                               468,807,919      431,631,378
Repurchase agreements and other borrowings        11,326,913       16,837,573
Federal Home Loan Bank advances                   80,030,283       66,748,641
Subordinated debentures                            7,217,000        7,217,000
Interest payable                                   3,682,785        2,714,506
Other liabilities                                  3,196,604        1,054,954
  Total liabilities                              574,261,504      526,204,052

Stockholders' equity
  Preferred stock, 300,000 shares
   authorized and unissued                                 -                -
  Common stock, no par value; 10,000,000
   shares authorized; 2,864,586 and
   2,666,897 shares issued and
   outstanding in 2006 and 2005                   12,474,039        6,812,805
  Additional paid-in capital                          59,375                -
  Retained earnings                               44,061,889       40,666,332
  Accumulated other comprehensive income (loss)   (1,314,504)        (932,894)
    Total stockholders' equity                    55,280,799       46,546,243

Total liabilities and stockholders' equity     $ 629,542,303    $ 572,750,295











                           See Accompanying notes.


                       CONSOLIDATED STATEMENTS OF INCOME
                            Years Ended December 31

                                         2006          2005          2004
Interest income
  Loans, including fees              $ 29,068,728  $ 23,373,434  $ 20,470,306
  Securities
   Taxable                              4,395,404     3,388,793     3,574,235
   Tax exempt                           1,666,382     1,444,090     1,518,275
  Other                                   462,333       690,660       283,196
                                       35,592,847    28,896,977    25,846,012
Interest expense
  Deposits                             12,117,444     8,180,571     5,765,690
  Repurchase agreements and other
   borrowings                           1,162,350       603,812       411,492
  Federal Home Loan Bank advances       2,944,217     2,487,062     2,395,898
  Subordinated debentures                 494,197       494,227       494,052
                                       16,718,208    11,765,672     9,067,132

Net interest income                    18,874,639    17,131,305    16,778,880
Provision for loan losses                 475,000       508,100       840,000
Net interest income after provision
 for loan losses                       18,399,639    16,623,205    15,938,880

Other income
  Service charges                       5,223,973     4,511,270     4,357,658
  Loan service fee income, net             33,020         9,023        (2,993)
  Trust department income                 602,884       458,328       299,448
  Securities gains (losses), net           34,259        64,395       288,950
  Gain on sale of mortgage loans          290,035       333,742       376,157
  Other                                 1,051,765     1,118,289     1,227,614
                                        7,235,936     6,495,047     6,546,834

Other expenses
  Salaries and employee benefits        9,612,798     8,547,607     8,053,306
  Occupancy expenses                    2,320,418     2,194,431     2,255,071
  Amortization                            184,736        95,736       275,490
  Advertising and marketing               519,685       473,848       378,410
  Taxes other than payroll, property
   and income                             537,485       547,509       499,251
  Other                                 3,506,589     3,361,280     3,044,294
                                       16,681,711    15,220,411    14,505,822

Income before income taxes              8,953,864     7,897,841     7,979,892
Provision for income taxes              2,467,810     2,077,741     2,217,783

Net income                            $ 6,486,054   $ 5,820,100   $ 5,762,109

Earnings per share:
  Basic                               $      2.35   $      2.17   $      2.09
  Diluted                                    2.34          2.16          2.07










                           See Accompanying notes.



                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                            Years Ended December 31

                                          2006         2005          2004

Net income                            $ 6,486,054   $ 5,820,100   $ 5,762,109

Other comprehensive income (loss)
   Unrealized gains (losses) on
    securities arising during
    the period                            735,236    (1,839,887)   (1,522,118)
   Reclassification of realized amount    (34,259)      (64,395)     (288,950)
     Net change in unrealized
      gain (loss) on securities           700,977    (1,904,282)   (1,811,068)
   Less:  Tax impact                      238,332      (647,456)     (615,763)

Comprehensive income                  $ 6,948,699   $ 4,563,274   $ 4,566,804













































                           See Accompanying notes.



                              CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                     Years Ended December 31, 2006, 2005 and 2004
                                                                                               Accumulated
                                                                   Additional                     Other          Total
                                           Common Stock              Paid-in      Retained    Comprehensive   Stockholders'
                                        Shares       Amount          Capital      Earnings        Income         Equity
Balances, January 1, 2004            2,799,781   $ 6,984,784      $      -    $ 37,552,620   $ 1,519,237   $ 46,056,641

Common stock issued (including
 employee gifts of 89 shares)            7,019       131,041             -               -             -        131,041
Common stock purchased                (122,302)     (297,161)            -      (3,127,295)            -     (3,424,456)
Net change in unrealized gain (loss)
 on securities available for sale,
 net of tax                                  -             -             -               -    (1,195,305)    (1,195,305)
Net income                                   -             -             -       5,762,109             -      5,762,109
Dividends declared - $.84 per share          -             -             -      (2,303,219)            -     (2,303,219)

Balances, December 31, 2004          2,684,498     6,818,664             -      37,884,215       323,932     45,026,811

Common stock issued (including
 employee gifts of 75 shares)            3,375        47,595             -               -             -         47,595
Common stock purchased                 (20,976)      (53,454)            -        (575,945)            -       (629,399)
Net change in unrealized gain (loss)
 on securities available for sale,
 net of tax                                  -             -             -               -    (1,256,826)    (1,256,826)
Net income                                   -             -             -       5,820,100             -      5,820,100
Dividends declared - $.92 per share          -             -             -      (2,462,038)            -     (2,462,038)

Balances, December 31, 2005          2,666,897     6,812,805             -      40,666,332      (932,894)    46,546,243

Common stock issued including tax
 benefit, net (including
 stock grants of 3,845 shares)          11,754       117,741             -               -             -        117,741
Stock compensation expense                   -             -        59,375               -             -         59,375
Common stock purchased                 (12,901)      (56,385)            -        (322,069)            -       (378,454)
Common stock issued in connection
 with Purchase of Peoples
 Bancorp, Inc.                         198,836     5,599,878             -               -             -      5,599,878
Net change in unrealized gain (loss)
 on securities available for sale,
 net of tax                                  -             -             -               -       462,645        462,645
Adjustment to initially apply
 SFAS No. 158, net of tax (Note 1)           -             -             -               -      (844,255)      (844,255)
Net income                                   -             -             -       6,486,054             -      6,486,054
Dividends declared - $1.00 per share         -             -             -      (2,768,428)            -     (2,768,428)

Balances, December 31, 2006          2,864,586   $12,474,039     $  59,375    $ 44,061,889   $(1,314,504)  $ 55,280,799





                                      See Accompanying notes.


                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                            Years Ended December 31

                                               2006           2005           2004
Cash flows from operating activities
  Net income                               $  6,486,054   $  5,820,100   $  5,762,109
  Adjustments to reconcile net
   income to net cash from
   operating activities
    Depreciation and amortization             1,313,476      1,174,954      1,419,794
    Provision for loan losses                   475,000        508,100        840,000
    Securities amortization
     (accretion), net                           (14,717)       331,355        635,725
    Securities (gains) losses, net              (34,259)       (64,395)      (288,950)
    Originations of loans held
     for sale                               (17,156,711)   (18,036,701)   (22,065,215)
    Proceeds from sale of loans              17,446,746     18,454,914     30,024,484
    Gain on sale of mortgage loans             (290,035)      (333,742)      (376,157)
    Stock based compensation expense             59,375              -              -
    Federal Home Loan Bank stock
     dividends                                 (342,200)      (261,600)      (206,400)
    Losses (gain) on sale of fixed
     assets                                      (1,100)       (71,045)       (16,722)
  Changes in:
    Interest receivable                      (1,318,246)      (492,656)        23,355
    Other assets                             (1,906,617)       425,569      1,135,547
    Interest payable                            836,125        865,038        213,684
    Other liabilities                           723,683        624,374        942,501
      Net cash from operating activities      6,276,574      9,035,265     18,043,755

Cash flows from investing activities
  Purchases of securities available
   for sale                                 (30,905,332)   (53,539,693)   (70,689,970)
  Proceeds from sales of securities
   available for sale                        42,207,571      1,323,500     37,973,553
  Proceeds from principal payments
   and maturities of securities
   available for sale                        53,343,210     16,159,467     32,581,271
  Cash paid for bank acquisition             (2,841,873)             -              -
  Net change in loans                       (22,106,318)   (13,067,340)   (45,775,823)
  Purchases of bank premises and equipment   (1,540,977)      (758,929)      (948,546)
  Proceeds from sale of bank premises and
   Equipment                                      1,100        581,881        199,722
    Net cash from investing activities       38,157,381    (49,301,114)   (26,659,793)

Cash flows from financing activities
  Net change in deposits                    (35,102,694)    43,676,556      3,356,226
  Net change in repurchase agreements and
   other borrowings                          (9,380,282)    (8,755,271)    18,307,586
  Advances from Federal Home Loan Bank       90,000,000     15,000,000     25,000,000
  Payments on Federal Home Loan
   Bank advances                            (83,074,662)    (7,902,073)   (18,383,678)
  Proceeds from note payable                  8,000,000              -              -
  Payments on note payable                   (7,000,000)             -              -
  Proceeds from issuance of common stock,
   including options and grants, including
   tax benefits                                 117,741         47,595        131,041
  Purchase of common stock                     (378,454)      (629,399)    (3,424,456)
  Dividends paid                             (2,768,428)    (2,462,038)    (2,303,219)
    Net cash from financing activities      (39,586,779)    38,975,370     22,683,500

                           See Accompanying notes.



                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  Years Ended December 31

                                               2006           2005           2004

Net change in cash and cash equivalents    $  4,847,176   $ (1,290,479)  $ (5,932,538)

Cash and cash equivalents at
 beginning of year                           14,164,496     15,454,975     21,387,513

Cash and cash equivalents at end of year   $ 19,011,672   $ 14,164,496   $ 15,454,975

Supplemental disclosures of cash flow information
  Cash paid during the year for:
    Interest expense                       $ 15,749,929   $ 10,900,634   $  8,853,448
    Income taxes                              2,498,021      1,971,443        777,401

Supplemental schedules of non-cash investing
 activities
  Real estate acquired through foreclosure $    396,472   $    391,743   $  1,325,942
  Common stock issued in connection with
   purchase of Peoples Bancorp, Inc.          5,599,878              -              -








































                           See Accompanying notes.



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: The consolidated financial statements include the accounts of Kentucky Bancshares, Inc. (the Company) and its wholly-owned subsidiary, Kentucky Bank (the Bank). Intercompany transactions and balances have been eliminated in consolidation. On July 7, 2006, the Company acquired 100% of the outstanding shares of Peoples Bancorp of Sandy Hook, Inc. (Peoples), parent of Peoples Bank of Sandy Hook and Morehead in Elliott and Rowan Counties, Kentucky, as discussed in Note 15.

Nature of Operations: The Bank operates under a state bank charter and provides full banking services, including trust services, to customers located in Bourbon, Clark, Elliot, Harrison, Jessamine, Rowan, Scott, Woodford and adjoining counties in Kentucky. As a state bank, the Bank is subject to regulation by the Kentucky Office of Financial Institutions and the Federal Deposit Insurance Corporation (FDIC). The Company, a bank holding company, is regulated by the Federal Reserve.

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

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

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

Stock Compensation: Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123(R), Share-based Payment, using the modified prospective transition method. Accordingly, the Company has recorded stock-based employee compensation cost using the fair value method starting in 2006. For 2006, adopting this standard resulted in a reduction of income before income taxes of $59,375, a reduction in net income of $39,188, a decrease in both basic and diluted earnings per share of $0.02.

Prior to January 1, 2006, employee compensation expense under stock options was reported using the intrinsic value method; therefore, no stock-based compensation cost is reflected in net income for the years ending December 31, 2005 and 2004, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant.



The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, for the years ending December 31.

                                              2005           2004
Net income
  As reported                             $ 5,820,100    $ 5,762,109
  Deduct:  Stock-based compensation
   expense determined under fair
   value based method                         (56,241)       (42,178)
  Pro forma                                 5,763,859      5,719,931

                                              2005           2004
Basic earnings per share
  As reported                             $      2.17    $      2.09
  Pro forma                                      2.15           2.07

Diluted earnings per share
  As reported                             $      2.16    $      2.07
  Pro forma                                      2.14           2.06

Weighted averages
  Fair value of options granted           $      4.82    $      5.68
  Risk free interest rate                        3.98%          3.86%
  Expected life                                8 years        8 years
  Expected volatility                           15.11%         13.74%
  Expected dividend yield                        3.03%          2.47%

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

Retirement Plans: Pension expense is the net of service cost, interest cost, return on plan assets and amortization of gains and losses not immediately recognized. See "Effect of Newly Issued But Not Yet Effective Accounting Standards" below for further discussion of the effect of adopting FASB Statement No. 158. Employee 401(k) and profit sharing plan expense is the amount of matching contributions.

Goodwill:   Goodwill results from prior business acquisitions and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

Intangible Assets: Intangible assets consist of core deposit intangible assets arising from whole bank and branch acquisitions. They are initially measured at fair value and then are amortized on either an accelerated or straight-line basis, over ten or fifteen years.

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



Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of equity.

Derivatives: The Company periodically enters into non-exchange traded mandatory forward sales contracts in conjunction with its mortgage banking operation. These contracts, considered derivatives, typically last 60 to 90 days and are used to offset the risk of interest rate changes between the time of the commitment to make a loan to a borrower at a stated rate and when the loan is sold. These derivatives are carried at fair value. The Company did not have any mandatory forward sales contracts at December 31, 2006 and 2005.


Adoption of New Accounting Standards: Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123(R), Share-based Payment. See "Stock Compensation" above for further discussion of the effect of adopting this standard.

FASB Statement No. 158: In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R). This Statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its balance sheet, beginning with year end 2006, and to recognize changes in the funded status in the year in which the changes occur through comprehensive income beginning in 2007. Additionally, defined benefit plan assets and obligations are to be measured as of the date of the employer's fiscal year-end, starting in 2008. Adoption had the following effect on individual line items in the 2006 balance sheet:

                                                Before                           After
                                            Application of                   Application of
                                             SFAS No. 158    Adjustments      SFAS No. 158
  Liability for pension benefits              $    460,511      $ 1,279,174    $  1,739,685
  Deferred income taxes                            813,410         (434,919)        378,491
  Total liabilities                            573,417,249          844,255     574,261,504
  Accumulated other comprehensive income          (470,249)        (844,255)     (1,314,504)
  Total stockholders' equity                    56,125,054         (844,255)     55,280,799

SAB 108: In September 2006, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108), which is effective for fiscal years ending on or after November 15, 2006. SAB 108 provides guidance on how the effects of prior-year uncorrected financial statement misstatements should be considered in quantifying a current year misstatement. SAB 108 requires public companies to quantify misstatements using both an income statement (rollover) and balance sheet (iron curtain) approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered.
Adjustments considered immaterial in prior years under the method previously used, but now considered material under the dual approach required by SAB 108, are to be recorded upon initial adoption of SAB 108. Adoption of this statement did not materially affect the Company's consolidated financial position or results of operations.



Newly Issued Not Effective: New accounting standards have been issued that the Company does not expect will have a material effect on the financial statements when adopted in future years or for which the Company has not yet completed its evaluation of the potential effect upon adoption. In general, these standards revise the accounting for derivatives embedded in other financial instruments for 2007, revise the recognition and accounting for servicing of financial assets for 2007, establish a hierarchy about the assumptions used to measure fair value for 2008, change the recognition threshold and measurement guidance for tax positions that contain significant uncertainty in 2007, revise the accrual of post-retirement benefits associated with providing life insurance for 2008, and revise the accounting for cash surrender value for 2007.

Additionally, a new accounting standard will require the company to record servicing assets at fair value instead of at allocated cost, and thereafter will allow the Company to carry new and existing classes of servicing assets at either fair value or amortized original basis, beginning in 2007. Adoption of this standard may increase servicing assets to the extent the Company elects to apply it to existing classes of servicing assets and to the extent fair value of servicing exceeds amortized cost.

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

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANKS

Included in cash and due from banks are certain non-interest bearing deposits that are held at the Federal Reserve or maintained in vault cash in accordance with average balance requirements specified by the Federal Reserve Board of Governors. The reserve requirement at December 31, 2006 and 2005 was $322,000 and $156,000.

NOTE 3 - SECURITIES

Year-end securities available for sale are as follows:

                                        Fair        Unrealized     Unrealized
                                        Value          Gains         Losses

2006
  U. S. government agencies         $  31,492,403   $    93,134   $  (124,991)
  States and municipals                44,129,640       703,114      (181,988)
  Mortgage-backed                      51,981,681             -    (1,218,655)
  Equity securities                       286,888        16,888             -

    Total                           $ 127,890,612   $   813,136   $(1,525,634)

2005
  U. S. Treasury                    $   2,974,354   $         -   $   (32,397)
  U. S. government agencies            67,032,587        14,427      (825,849)
  States and municipals                37,462,770       756,298      (337,944)
  Mortgage-backed                      52,340,502         4,150    (1,309,489)
  Equity securities                       842,133       317,329             -

    Total                           $ 160,652,346   $ 1,092,204   $(2,505,679)

The fair value of securities available for sale at December 31, 2006, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity are shown separately.

                                                  Fair
                                                  Value

  Due in one year or less                    $  13,955,375
  Due after one year through five years         24,659,350
  Due after five years through ten years        21,759,873
  Due after ten years                           15,247,445
                                                75,622,043
  Mortgage-backed                               51,981,681
  Equity                                           286,888

    Total                                    $ 127,890,612

Proceeds from sales of securities during 2006, 2005 and 2004 were $42,207,571, $1,323,500 and $37,973,553. Gross gains of $452,218, $89,943 and $483,888 and gross losses of $417,959, $25,548 and $194,938, were realized on those sales, respectively. The tax provision related to these realized gains and losses was $11,648, $21,894 and $98,243, respectively.

Securities with an approximate carrying value of $108,120,000 and $122,961,000 at December 31, 2006 and 2005, were pledged to secure public deposits, trust funds, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

Securities with unrealized losses at year end 2006 and 2005 not recognized in income are as follows:

2006
                                  Less than 12 Months        12 Months or More               Total
                                 Fair       Unrealized    Fair        Unrealized      Fair       Unrealized
Description of Securities        Value         Loss       Value          Loss         Value         Loss
U.S. Government securities    $ 5,115,257  $    (9,164)  $ 9,795,703   $  (115,827)  $ 14,910,960  $  (124,991)
States and municipals           4,918,106      (15,531)   10,263,653      (166,457)    15,181,759     (181,988)
Mortgage-backed                         -                 40,662,549    (1,218,655)    40,662,549   (1,218,655)

Total temporarily impaired    $10,033,363  $   (24,695)  $60,721,905   $(1,500,939)  $ 70,755,268  $(1,525,634)

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



At December 31, 2006, eleven mortgage-backed securities have unrealized losses with aggregate depreciation of 3% from their amortized cost basis. The decline in fair value from these and other securities is largely due to changes in interest rates. As management has the ability to hold debt securities until maturity, or for the foreseeable future, no declines are deemed to be other than temporary.

NOTE 4 - LOANS

Loans at year-end were as follows:

                                 2006              2005

Commercial                  $  29,335,344     $  27,301,633
Real estate construction       29,033,790        29,822,067
Real estate mortgage          290,068,211       245,138,321
Agricultural                   79,627,134        59,327,772
Consumer                       15,683,984         8,953,943
Other                             401,927           368,146

                            $ 444,150,390     $ 370,911,882

Activity in the allowance for loan losses was as follows:

                                 2006            2005            2004

Beginning balance            $  4,309,403    $  4,163,315    $  3,819,842
Allowance from acquisition        775,913               -               -
Charge-offs                      (642,664)       (526,735)       (687,798)
Recoveries                         73,625         164,723         191,271
Provision for loan losses         475,000         508,100         840,000

Ending balance               $  4,991,277    $  4,309,403    $  4,163,315

Impaired loans totaled $2,379,000 and $774,000 at December 31, 2006 and 2005. The average recorded investment in impaired loans during 2006, 2005 and 2004 was $1,624,000, $1,547,000 and $1,444,000. The total allowance for loan losses related to these loans was $553,000 and $240,000 at December 31, 2006 and 2005.
 Interest income on impaired loans of $62,000, $25,000 and $22,000 was recognized for cash payments received in 2006, 2005 and 2004.

Nonperforming loans were as follows:
                                        2006         2005
Loans past due over 90 days still
 on accrual                          $  253,000   $  206,000
Nonaccrual loans                      2,379,000      774,000

Nonperforming loans include impaired loans and smaller balance homogeneous loans, such as residential mortgage and consumer loans, that are collectively evaluated for impairment.

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others were approximately $107,766,000 and $104,575,000 at December 31, 2006 and 2005. Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $369,000 and $509,000 at December 31, 2006 and 2005.



Changes in mortgage servicing rights were as follows:

                         2006          2005          2004

Beginning balance    $  801,501    $  875,633    $  861,120
Additions               179,507       179,474       263,861
Amortization	           (235,174)     (253,606)     (249,348)

Ending balance       $  745,834    $  801,501    $  875,633

Certain directors and executive officers of the Company and companies in which they have beneficial ownership were loan customers of the Bank during 2006 and 2005. An analysis of the activity with respect to all director and executive officer loans is as follows:

                                                            2006

Balance, beginning of year                             $  4,707,000
New loans                                                 1,076,000
Effect of changes in composition of related parties               -
Repayments                                               (1,110,000)

Balance, end of year                                   $  4,673,000

NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                     2006             2005

Land and buildings               $ 16,554,057     $ 12,560,227
Furniture and equipment            11,756,195       10,200,440
Construction projects                 217,591            9,500
                                   28,527,843       22,770,167
Less accumulated depreciation     (14,200,793)     (12,068,626)

                                 $ 14,327,050     $ 10,701,541

Depreciation expense was $956,221, $924,564 and $993,907 in 2006, 2005, and
2004.

NOTE 6 - GOODWILL AND INTANGIBLE ASSETS

The change in balance for goodwill during the year is as follows:

                                 2006                 2005

  Beginning of year          $  9,110,524         $  9,110,524
  Acquired goodwill             4,006,186                    -
  Impairment                            -                    -

  End of year                $ 13,116,710         $  9,110,524

Goodwill will not be amortized but instead evaluated periodically for impairment.



Acquired intangible assets were as follows at year-end:

                                      2006                      2005
                                Gross                    Gross
                              Carrying   Accumulated    Carrying   Accumulated
                               Amount    Amortization    Amount    Amortization
Amortized intangible assets:
  Core deposit intangibles   $5,133,403   $3,075,254   $3,656,403   $2,890,518

Core deposit intangibles of $1,477,000 were acquired during 2006 in the Peoples acquisition, as further described in Note 15 - Business Combination.

Aggregate amortization expense was $184,736, $95,736 and $275,490 for 2006, 2005 and 2004. The core deposit from the 1994 Clark County branch acquisition was completely amortized in 2004.

Estimated amortization expense for each of the next five years:

     2007          $ 270,736
     2008            264,736
     2009            259,736
     2010            253,736
     2011            243,736

NOTE 7 - DEPOSITS

At December 31, 2006, the scheduled maturities of time deposits are as follows:

     2007        $ 193,732,730
     2008           27,425,545
     2009            5,953,109
     2010            1,271,792
     2011              590,105

Certain directors and executive officers of the Company and companies in which they have beneficial ownership are deposit customers of the Bank. The amount of these deposits was approximately $3,994,000 and $1,700,000 at December 31, 2006 and 2005.

NOTE 8 - REPURCHASE AGREEMENTS AND OTHER BORROWINGS

Securities sold under agreements to repurchase are secured by U.S. Government securities with a carrying amount of $23,665,328 and $23,246,420 at year-end 2006 and 2005.

Repurchase agreements generally mature within one year from the transaction date and range in maturities from 1 day to 1 year. The securities underlying the agreements are maintained in a third-party custodian's account under a written custodial agreement. Information concerning repurchase agreements for 2006 and 2005 is summarized as follows:

                                                2006           2005

Average daily balance during the year       $ 15,660,750    $ 16,014,304
Average interest rate during the year               3.79%           3.19%
Maximum month-end balance during the year   $ 18,372,446    $ 18,071,544
Weighted average interest rate at year end          3.83%           3.18%

Promissory note payable of $1,000,000 at December 31, 2006, has principal due at July 7, 2009, interest payable quarterly at prime less 1.75%, and is secured by 100% of the common stock of the bank.


NOTE 9 - FEDERAL HOME LOAN BANK ADVANCES

At year-end, advances from the Federal Home Loan Bank were as follows:

                                                      2006           2005
Maturities February 2007 through March
 2030, fixed rates from 1.00% to 3.08%        $ 17,226,422   $ 19,802,691
Maturities February 2007 through February
 2026, fixed rates from 3.55% to 4.43%          36,060,120     30,781,074
Maturities February 2007 through January
 2026, fixed rates from 4.77% to 7.55%      	   26,743,741     16,164,876

Total                                      $ 80,030,283   $ 66,748,641

Advances are paid either on a monthly basis or at maturity. All advances require a prepayment penalty and certain advances are callable by the FHLB at various call dates throughout the term of the advance. Advances are secured by the FHLB stock and substantially all first mortgage loans.

Scheduled principal payments due on advances during the years subsequent to December 31, 2006 are as follows:

     2007              $ 14,556,348
     2008                15,268,240
     2009                26,759,315
     2010                 6,250,000
     2011                 1,480,136
     Thereafter          15,716,244

                       $ 80,030,283

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



NOTE 11 - INCOME TAXES

Income tax expense was as follows:
                     2006            2005            2004

Current          $ 2,476,648     $ 1,969,865     $ 2,063,949
Deferred              (8,838)        107,876         153,834

                 $ 2,467,810     $ 2,077,741     $ 2,217,783

Year-end deferred tax assets and liabilities were due to the following. No valuation allowance for the realization of deferred tax assets is considered necessary.

                                                   2006            2005

Deferred tax assets
  Allowance for loan losses                   $ 1,645,241    $ 1,355,432
  Unrealized loss on securities                   242,249        480,581
  Core deposit intangibles                              -         13,753
  Adjustment to initially apply SFAS No. 158      434,919              -
  Other                                           327,074        121,049

Deferred tax liabilities
  Bank premises and equipment                    (776,157)      (429,886)
  FHLB stock                                   (1,254,026)    (1,018,338)
  Mortgage servicing rights                      (253,584)      (272,510)
  Core deposit intangibles                       (491,132)             -
  Other                                          (253,075)      (188,099)

    Net deferred tax asset (liability)        $  (378,491)   $    61,982

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following:
                                                2006       2005       2004

U. S. federal income tax rate                   34.0%      34.0%      34.0%
Changes from the statutory rate
  Tax-exempt investment income                  (7.8)      (7.3)      (7.0)
  Non-deductible interest expense related to
   carrying tax-exempt investments               1.1        0.8        0.6
  Other                                          0.3       (1.2)       0.2

                                                27.6%      26.3%      27.8%

Federal income tax laws provided the Federal Savings Bank, acquired by the Company in 2003, with additional bad debt deductions through 1987, totaling $1.3 million. Accounting standards do not require a deferred tax liability to be recorded on this amount, which otherwise would total a $441,000 liability at December 31, 2006. The Company's acquisition of First Federal Savings Bank did not require the recapture of the bad debt reserve. However, if Kentucky Bank was liquidated or otherwise ceased to be a bank, or if tax laws were to change, the $441,000 would be recorded as expense.



NOTE 12 - EARNINGS PER SHARE

The factors used in the earnings per share computation follow:

                                      2006           2005           2004
Basic Earnings Per Share
  Net income                      $ 6,486,054    $ 5,820,100    $ 5,762,109
Weighted average common
   shares outstanding               2,761,826      2,676,890      2,757,233
  Basic earnings per share        $      2.35    $      2.17    $      2.09

Diluted Earnings Per Share
  Net income	                      $ 6,486,054    $ 5,820,100    $ 4,233,377
  Weighted average common
   shares outstanding               2,761,826      2,676,890      2,781,146
  Add dilutive effects of
   assumed exercise of
   stock options                       11,736         14,965         45,640
  Weighted average common and
   dilutive potential common
   shares outstanding               2,773,562      2,691,855      2,826,786
  Diluted earnings per share      $      2.34    $      2.16    $      2.07

Stock options of 11,736 shares common stock from 2006, 31,100 shares common stock from 2005 and 11,350 shares of common stock from 2004 were excluded from diluted earnings per share because their impact was antidilutive.

NOTE 13 - RETIREMENT PLANS

The Company has a defined benefit pension plan covering substantially all of its employees. The Company's funding policy is to contribute annually the
maximum amount that can be deducted for federal income tax purposes.   Benefits
are based on one percent of employee average earnings for the previous five years times years of credited service.

Information about the pension plan was as follows:

                                            2006            2005
Change in benefit obligation:
  Beginning benefit obligation          $ 6,737,359     $ 5,481,513
  Service cost                              472,140         432,429
  Interest cost                             364,248         346,223
  Actuarial adjustment                     (327,181)        581,964
  Benefits paid                            (161,825)       (104,770)
    Ending benefit obligation             7,084,741       6,737,359

Change in plan assets, at fair value:
  Beginning plan assets                   5,071,504       4,795,708
  Actual return                             378,550         166,535
  Employer contribution                           -         211,031
  Benefits paid                            (104,998)       (104,770)
    Ending plan assets                    5,345,056       5,071,504

Funded status                            (1,739,685)     (1,665,855)
Unrecognized net actuarial (gain) loss            -       1,683,609
Unrecognized prior transition asset               -          (1,113)

Net pension prepaid (accrued) benefit   $(1,739,685)    $    16,641



Prior to adoption of FAS Statement 158, amounts recognized in the balance sheet at December 31, 2005 consist of:

	Prepaid benefit cost                         $ 16,641
	Intangible assets                                   -
	Accumulated other comprehensive income              -
		Net amount recognized                     $ 16,641

Amounts recognized in accumulated other comprehensive income at December 31, 2006 consist of:

	Net loss (gain)                              $ 1,279,916
	Transition obligation (asset)                       (742)
                                                 $ 1,279,174

The accumulated benefit obligation for defined benefit pension plans was $5,312,906 and $4,973,145 at year-end 2006 and 2005.

Net periodic pension cost include the following components:

                                        2006           2005           2004

Service cost                         $  472,140     $  432,429     $  369,481
Interest cost                           364,248        346,223        286,326
Expected return on plan assets         (400,485)      (376,195)      (319,050)
Amortization                             41,249         39,818           (372)

Net periodic cost                    $  477,152     $  442,275     $  336,385

The estimated net loss and transition obligation for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $33,853 and $(371).

Weighted-average assumptions used to determine pension benefit obligations at year-end

                                       2006        2005        2004
Discount rate on benefit obligation    5.75%       5.75%       6.00%
Rate of compensation increase          4.00%       4.00%       4.00%

Weighted-average assumptions used to determine net periodic net cost

                                       2006        2005        2004
Discount rate on benefit obligation    5.75%       5.75%       6.00%
Long-term expected rate of return
 on plan assets                        8.00%       8.00%       8.00%
Rate of compensation increase          4.00%       4.00%       4.00%

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



The Company's pension plan asset allocation at year-end and expected long-term rate of return by asset category are as follows:
                                                        Weighted
                         Percentage    Percentage        Average
                           of Plan       of Plan        Expected
                          Assets at     Assets at       Long-Term
                          Year-End      Year-End     Rate of Return
Asset Category              2006          2005            2006

Equity securities            63            62             10%
Debt securities              35            36              6
Cash                          2             2              4

  Total                     100           100

The asset allocation objective for 2006 and thereafter is to be 60% in equity securities and 40% in debt securities. These percentages may vary 5-10 basis points based on market conditions of equity and bond markets. There is no target allocation for cash balances.

The Company expects to contribute $172,604 to its pension plan in 2007.

The following benefit payments, which reflect expected future service, are expected:

                             Pension Benefits

     2007                      $  167,027
     2008                         184,078
     2009                         195,666
     2010                         245,191
     2011                         272,934
     Years 2012-2016            1,705,178


The Company also has a qualified profit sharing plan which covers substantially all employees and includes a 401(k) provision. Profit sharing contributions, excluding the 401(k) provision, are at the discretion of the Company's Board of Directors. Expense recognized in connection with the plan was $369,847, $320,670 and $309,741 in 2006, 2005 and 2004.

NOTE 14 - STOCK BASED COMPENSATION

The Company has two share based compensation plans as described below. Total compensation cost that has been charged against income for those plans was $59,375, $0, and $0 for 2006, 2005 and 2004. The total income tax benefit was $911, $0, and $0.

Stock Option Plan

The Company grants certain officers and key employees stock option awards which vest and become fully exercisable at the end of five years and provides for issue of up to 220,000 options. The Company also grants certain directors stock option awards which vest and become fully exercisable immediately and provides for issue of up to 20,000 options. The exercise price of each option, which has a ten year life, was equal to the market price of the Company's stock on the date of grant.



The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of the Company's common stock. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

The fair value of options granted was determined using the following weighted-average assumptions as of grant date.

                                                   2006      2005       2004

Fair value of options granted                  $3.14     $4.82      $5.68
Risk-free interest rate                         4.59%     3.98%      3.86%
Expected term                                  8 years   8 years    8 years
Expected stock price volatility                 7.99%    15.11%     13.74%
Dividend yield                                  3.39%     3.03%      2.47%

Summary of activity in the stock option plan for 2006 follows:

                                                      Weighted
                                          Weighted     Average
                                          Average     Remaining   Aggregate
                                          Exercise   Contractual  Intrinsic
                                Options    Price        Term        Value

Outstanding, beginning of year   77,064    $25.32
Granted                           1,300     29.50
Expired                            (300)    29.97
Exercised                        (8,150)    15.22
Outstanding, end of year         69,914    $26.54   65.8 months   $344,090

Exercisable, end of year         44,072    $24.35   52.3 months   $308,190

Options outstanding at year-end 2006 were as follows:
                                           Outstanding                    Exercisable
                                            Weighted
                                             Average     Weighted                 Weighted
                                            Remaining     Average                  Average
                                           Contractual   Exercise                 Exercise
Range of Exercise Prices         Options       Life        Price      Options       Price
From $12.50 to $15.50 per share    5,920       10.9       $15.26        5,920       $15.26
From $18.00 to $20.63 per share   11,990       24.0        20.51       11,990        20.51
From $23.50 to $28.00 per share   19,804       63.3        25.38       14,832        25.32
From $29.50 to $30.50 per share   21,050       97.4        30.34        6,210        30.19
From $33.90 to $34.00 per share   11,150       84.3        33.91        5,120        33.92
                                  69,914                               44,072

Information related to the stock option plan during each year follows:

                                                     2006     2005      2004

	Intrinsic value of options exercised            $119,419  $53,586  $121,625
	Cash received from option exercises              124,756   43,650   105,223
	Tax benefit realized from option exercises           911        -         -
	Weighted average fair value of options granted     4,082   89,306    57,486

As of December 31, 2006, there was $89,575 of total unrecognized compensation cost related to nonvested stock options granted under the Plan. The cost is expected to be recognized over a weighted-average period of 5 years.

Stock Grant Plan

On February 15, 2005, the Company's Board of Directors adopted a restricted stock grant plan. Total shares issuable under the plan are 50,000. There were 3,875 shares granted during 2006, and 30 shares were forfeited during 2006.

NOTE 15 - BUSINESS COMBINATION

On July 7, 2006, the Company acquired 100% of the outstanding shares of Peoples Bancorp of Sandy Hook, Inc., parent of Peoples Bank of Sandy Hook. Operating results of Peoples are included in the consolidated financial statements since the date of acquisition. As a result of this acquisition, the Company expects to further solidify its market share in Central Kentucky, expand its customer base to enhance deposit fee income, provide an opportunity to market additional products and services to new customers, and reduce operating costs through economies of scale.

The purchase price of $14 million was 40 percent stock and 60 percent cash. The purchase price resulted in approximately $4,006,000 in goodwill, and $1,477,000 in core deposit intangible. The core deposit intangible asset will be amortized over 10 years, using an accelerated method. Goodwill will not be amortized but instead evaluated periodically for impairment. Management is still in the process of evaluating the purchase accounting entries, and additional adjustments may be made.

The following table summarizes the estimated fair value of assets acquired and liabilities assumed at the date of acquisition.

Securities available for sale              $ 31,134,000
Loans                                        50,925,000
Goodwill                                      4,006,000
Core deposit intangibles                      1,477,000
Market value adjustments                        994,000
Other assets                                  7,844,000
Total assets acquired                     96,380,000
Deposits                                    (72,279,000)
Other liabilities                           (10,101,000)
Total liabilities assumed                (82,380,000)
Net assets acquired                 $  14,000,000

The following table presents pro forma information as if the acquisition had occurred at the beginning of 2006 and 2005. The pro forma information includes adjustments for interest income on loans and securities acquired, amortization of intangibles arising from the transaction, depreciation expense on property acquired, interest expense on deposits acquired, and the related income tax effects. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed dates.
                                              2006          2005
Net interest income                        $ 20,808,000     $ 20,946,000

Net income                                    6,879,000        6,591,000

Basis earnings per share                           2.32             2.29
Diluted earnings per share                         2.31             2.28



NOTE 16 - LIMITATION ON BANK DIVIDENDS

The Company's principal source of funds is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid by the Bank without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year's net profits, as defined, combined with the retained net profits of the preceding two years. During 2007 the Bank could, without prior approval, declare dividends on any 2007 net profits retained to the date of the dividend declaration less $635,000.

NOTE 17 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair values of the Company's financial instruments at December 31, 2006 and 2005 are as follows:

                                      2006                      2005
                               Carrying                  Carrying
                                Amount    Fair Value      Amount    Fair Value
                                              (In Thousands)
Financial assets
  Cash and cash equivalents   $  19,012   $  19,012     $  14,164   $  14,164
  Securities                    127,891     127,891       160,652     160,652
  Loans, net                    439,159     433,610       366,602     362,686
  FHLB stock                      6,468       6,468         5,398       5,398
  Interest receivable             5,654       5,654         3,719       3,719

Financial liabilities
  Deposits                    $ 468,808   $ 470,799     $ 431,631   $ 432,560
  Securities sold under
   agreements to repurchase
   and other borrowings          11,327      11,249        16,838      16,612
  FHLB advances                  80,030      77,711        66,749      64,937
  Subordinated debentures         7,217       7,232         7,217       7,328
  Interest payable                3,683       3,683         2,715       2,715

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



Financial instruments with off-balance sheet risk were as follows at year-end:

                                 2006             2005

Unused lines of credit       $ 67,921,443     $ 56,354,000
Commitments to make loans         658,000          156,000
Letters of credit                 639,538          183,000

Unused lines of credit are substantially all at variable rates. Commitments to make loans are generally made for a period of 60 days or less and are primarily fixed at current market rates ranging from 5.625% to 6.125% with maturities ranging from 15 to 30 years and are intended to be sold.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2006 and 2005, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

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



The Company's and the Bank's actual amounts and ratios are presented in the table below:

                                                                                    To Be Well
                                                                                   Capitalized
                                                                                   Under Prompt
                                                                  For Capital         Corrective
                                                 Actual       Adequacy Purposes   Action Provisions
                                             Amount   Ratio     Amount   Ratio     Amount   Ratio
                                                             (Dollars in Thoursands)

2006
Consolidated
  Total Capital (to Risk-Weighted Assets)    $ 53,491  12.5%     $ 34,181    8%     $ 42,727    N/A
  Tier I Capital (to Risk-Weighted Assets)    48,420  11.3       17,091    4        25,636    N/A
  Tier I Capital (to Average Assets)          48,420   7.8       24,758    4        30,947    N/A

Bank Only
  Total Capital (to Risk-Weighted Assets)   $ 53,370  12.5%    $ 34,159    8%     $ 42,699    10%
  Tier I Capital (to Risk-Weighted Assets)    48,299  11.3       17,079    4        25,619     6
  Tier I Capital (to Average Assets)          48,299   7.8       24,723    4        30,904     5

2005
Consolidated
  Total Capital (to Risk-Weighted Assets)    $ 49,130  13.4%     $ 29,311    8%     $ 36,639    N/A
  Tier I Capital (to Risk-Weighted Assets)    44,602  12.2       14,656    4        21,984    N/A
  Tier I Capital (to Average Assets)          44,602   8.0       22,342    4        27,928    N/A

Bank Only
  Total Capital (to Risk-Weighted Assets)   $ 47,346  13.0%    $ 29,251    8%     $ 36,564    10%
  Tier I Capital (to Risk-Weighted Assets)    42,952  11.8       14,626    4        21,938     6
  Tier I Capital (to Average Assets)          42,952   7.7       22,309    4        27,887     5



NOTE 21 - PARENT COMPANY FINANCIAL STATEMENTS

                    Condensed Balance Sheets
                          December 31

                                                  2006         2005
                                                   (In Thousands)
ASSETS
Cash on deposit with subsidiary                 $    940     $  1,163
Investment in subsidiary                          63,004       51,699
Securities available for sale                         20          573
Other assets                                         412          345

Total assets                                    $ 64,376     $ 53,780


LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Subordinated debentures                       $  7,217     $  7,217
  Notes payable                                    1,000            -
  Other liabilities                                   34           17
Stockholders' equity
  Preferred stock                                      -            -
  Common stock                                    12,587        6,813
  Retained earnings                               44,008       40,666
  Accumulated other comprehensive income (loss)     (470)        (933)

Total liabilities and stockholders' equity      $ 64,376     $ 53,780




           Condensed Statements of Income and Comprehensive Income
                           Years Ended December 31

                                                  2006       2005       2004
                                                       (In Thousands)
Income
  Dividends from subsidiary                    $  9,800   $  3,750   $  3,650
  Securities gains (losses), net                    409         60         82
  Interest income                                    16         13         24
    Total income                                 10,225      3,823      3,756

Expenses
  Interest expense                                  577        494        494
  Other expenses                                    250        134        157
    Total expenses                                  827        628        651

Income before income taxes and equity in
 undistributed income of subsidiary               9,398      3,195      3,105

Applicable income tax (expense) benefits            166        178        177

Income before equity in undistributed
 income of subsidiary                             9,564      3,373      3,282

Equity in undistributed income of subsidiary     (3,078)     2,447      2,480

Net income                                        6,486      5,820      5,762

Other comprehensive income (loss), net of tax:
  Unrealized gains (losses) on securities
   arising during the period                        486     (1,215)    (1,004)
  Reclassification of realized amount               (23)       (42)      (191)

  Net change in unrealized gain (loss)
   on securities                                    463     (1,257)    (1,195)

Comprehensive income                           $  6,949   $  4,563   $  4,567






                      Condensed Statements of Cash Flows
                           Years Ended December 31

                                                2006        2005       2004
                                                       (In Thousands)
Cash flows from operating activities
  Net income                                   $  6,486   $  5,820   $  5,762
  Adjustments to reconcile net income to net
   cash from operating activities
    Equity in undistributed earnings of
     subsidiary                                   3,083     (2,447)    (2,480)
    Securities (gains) losses, net                 (409)       (60)       (82)
    Change in other assets                           43         32        659
    Change in other liabilities                      18         (3)         -
      Net cash from operating activities          9,221      3,342      3,859

Cash flows from investing activities
  Proceeds from sales of securities
   available for sale                               664        143        675
  Acquisition of Peoples Bancorp, Inc.           (8,080)         -          -
    Net cash from investing activities           (7,416)       143        675

Cash flows from financing activities
  Proceeds from note payable                     8,000          -          -
  Payments on note payable                      (7,000)         -          -
  Dividends paid                                 (2,768)    (2,462)    (2,303)
  Proceeds from issuance of common stock            118         48        131
  Purchase of common stock                         (378)      (629)    (3,424)
    Net cash from financing activities           (2,028)    (3,043)    (5,596)

Net change in cash                                 (223)       442     (1,062)

Cash at beginning of year                         1,163        721      1,783

Cash at end of year                            $    940    $ 1,163    $   721



NOTE 22 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                    Interest   Net Interest   Net         Earnings Per Share
                     Income      Income      Income     Basic    Fully Diluted

2006
  First quarter     $ 8,051     $ 4,476     $ 1,293     $ .48      $ .48
  Second quarter      8,245       4,511       1,716       .65        .64
  Third quarter       9,493       4,850       1,714       .60        .60
  Fourth quarter      9,804       5,038       1,763       .62        .62

2005
  First quarter     $ 6,720     $ 4,221     $ 1,333     $ .50      $ .49
  Second quarter      7,033       4,385       1,516       .56        .56
  Third quarter       7,321       4,246       1,430       .54        .54
  Fourth quarter      7,823       4,279       1,541       .57        .57






Report of Independent Registered Public Accounting Firm


Board of Directors
Kentucky Bancshares, Inc.
Paris, Kentucky

We have audited the accompanying consolidated balance sheets of Kentucky Bancshares, Inc. as of December 31, 2006 and 2005, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 of the consolidated financial statements, Kentucky Bancshares, Inc. changed its method of accounting for defined benefit pension and other postretirement plans as of December 31, 2006, in accordance with Financial Accounting Standards Board Statement No. 158, Employers' Accounting for Defined Benefit and Other Postretirement Plans.

                                          /s/Crowe Chizek and Company LLC
							Crowe Chizek and Company LLC

Lexington, Kentucky
February 27, 2007




Senior Management
Louis Prichard, President and CEO
Brenda Bragonier, VP, Director of Marketing and Human Resources
Hugh Crombie, VP, Director of Operations
Gregory J. Dawson, VP, Chief Financial Officer
Norman J. Fryman, Sr VP, Director of Sales & Service
Clark Nyberg, VP, Director of Wealth Management
Martha Woodford, VP, Asst. Director of Operations

Bourbon County
Nancye Fightmaster, VP, Regional Manager
Wallis Brooks, AVP, Branch Manager/CRA
Rhonda Brown, Sr. Consumer Lender
Lisa Highley, Consumer Lender
Philip Hurst, Asst. Branch Manager
Susan Lemons, AVP, Branch Manager/Consumer Lender

Clark County
Nick Carter, VP, Regional Manager
Kathy Newkirk, Sr. Consumer Lender
Teresa Shimfessel, AVP, Branch Manager/Consumer Lender
Brandon Sumpter, Sr. Consumer Lender

East Kentucky
William Hough, VP, Regional Manager
Benjamin Caudill, Asst. Branch Manager/Consumer Lender
Cynthia Faulkner, AVP, Branch Manager/Consumer Lender
Eulah Gray, Consumer Lender
Sherry Mathis, AVP, Branch Manager/Consumer Lender
Tammy Stegall, Consumer Lender

Harrison County
David Foster, VP, Regional Manager
Dreama Harris, AVP, Sr. Consumer Lender
Joyce Rainey, Consumer Lender

Jessamine County
Rick Walling, VP, Regional Manager
Deborah Hamilton, Consumer Lender

Scott County
Pam Jessie, VP, Regional Manager
Shane Foley, VP, Mortgage Lender
Sharon Whitlock, Branch Manager/Consumer Lender

Woodford County
Duncan Gardiner, VP, Regional Manager

Accounting/Risk Management
Gregory J. Dawson, VP, Chief Financial Officer
Heather Barger, VP, Director of Risk Management
Brenda Berry, AVP, Senior Accountant
Robbie Cox, Senior Auditor
Janice Hash, AVP, Sr. Accountant/Purchasing
Lydia Sosby, VP, Compliance Officer

Commercial Lending
Darren Henry, VP, Director of Commercial Lending
R. W. Collins, VP, Commercial Lender
Ken Devasher, VP, Commercial Lender
Brandon Eason, VP, Commercial Lender
A. J. Gullett, VP, Commercial Lender
James LeMaster, Business Development Officer
Michael Lovell, VP, Commercial Lender
George R. Wilder, VP, Commercial Lender

Human Resources
Brenda Bragonier, VP, Director of Marketing and Human Resources
Christopher J. LeMaster, Director of Training
Judith Taylor, VP, Human Resource Manager

Operations
Hugh Crombie, VP, Director of Operations
Karen Anderson, Electronic Banking Officer
Melinda Biddle, Government Reporting Officer
Patricia Carpenter, AVP, Data Management Officer
Cynthia Criswell, Data Processing Officer
Catherine Hill, VP, Head of Collections
Perry Ingram, AVP, Network Manager
Jane Mogge, Document Management Officer
Donald Roe, AVP, Sr. Data Processing Officer
Arnita Willoughby, AVP, Secondary Market Professional
Carolyn Wilkins, AVP, Overdraft Management Officer
Martha Woodford, VP, Asst. Director of Operations

Wealth Management
Clark Nyberg, VP, Director of Wealth Management
Rebecca Combs, Financial Consultant
Dixie Fite, Personal Trust Officer
Jan Worth, AVP, Personal Trust Officer
James Gray, Financial Consultant


Bourbon County
Proctor Blair, Partner, Ludwig, Blair and Bush, PLLC
Lonnie Conley, Businessman
Allyson Eads, Co-owner, Eads Hardware
Rodes Shackelford Parrish, President, Clay Ward Agency

Clark County
Mary Beth Hendricks, Director Clark County Child Support Services
Donald Pace, Executive Director Central Kentucky Educational Co-op with UK John Roche, Optician
Edwin S. Saunier, President, Saunier North American, Inc.

East Kentucky
Rocky Adkins, Majority Floor Leader, House of Representatives
Ted Barhorst, President of Abner Construction
G.R. "Sonny" Jones, CPA, VP, CFO, St. Claire Regional Medical Center
Madonna Weathers, Vice President for Student Life at Morehead State University

Harrison County
K. Bruce Florence, Director, Licking Valley College
Betty Long, Retired President, First Federal Savings of Cynthiana
Brad Marshall, Farmer, Owner Marshall's Tractor Supply
Joel Techau, CEO, Techau Inc.
Gerry Whalen, Broker, Whalen and Company

Jessamine County
William M. Arvin, Attorney
Dan Brewer, President and CEO, Blue Grass Energy
Tom Buford, State Senator
Jonah Mitchell, President, Jonah Mitchell Real Estate and Auction Company Eva McDaniel, Jessamine County Clerk

Scott County
Gus Bynum, Physician
Mike Hockensmith, Owner and President, The Hockensmith Agency, Inc.
R. C. Johnson, Jr., Owner, President, Johnson's Funeral Home
George Lusby, County Judge Executive
Everette Varney, Former Mayor

Woodford County
Loren Carl, Distric Coordinator for Congressman Ben Chandler
James Kay, Businessman, Farmer
Tricia Kittinger, Woodford County Circuit Clerk
Robert Richardson, Farmer





Board of Directors
LOUIS PRICHARD
  President and CEO, Kentucky Bank and Kentucky Bancshares, Inc.
BUCKNER WOODFORD
  Chairman, Kentucky Bank and Kentucky Bancshares, Inc.
WILLIAM M. ARVIN
  Attorney, Law Offices of William Arvin
B. PROCTOR CAUDILL, JR.
  Special Projects Manager, Kentucky Bank
HENRY HINKLE
  President, Hinkle Contacting Corporation
THEODORE KUSTER
  Farmer and Thoroughbred Breeder, Westview-Hillside Farms
BETTY LONG
  Retired President, First Federal Savings of Cynthiana
TED McCLAIN
  Agent, Hopewell Insurance Company
ROBERT G. THOMPSON
  Farmer and Thoroughbred Breeder, Snowhill Farm
WOODFORD VAN METER
  Ophthalmologist



KENTUCKY BANCSHARES, INC.

PROXY STATEMENT

Introduction

	This Proxy Statement is being furnished to shareholders of Kentucky Bancshares, Inc., a Kentucky corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") from holders of record of the Company's outstanding Common Shares (the "Common Shares") as of the close of business on March 23, 2007 (the "Annual Meeting Record Date"), for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Wednesday, May 9, 2007, at 11:00 a.m. (Eastern Daylight Time) in the Board Room of Kentucky Bank, 339 Main Street, Paris, Kentucky, and at any adjournment or postponement thereof.
 This Proxy Statement is first being mailed to the Company's shareholders on or about April 9, 2007. The principal executive offices of the Company are located at 339 Main Street, Paris, Kentucky 40361. Its telephone number is
(859) 987-1795.

Purposes of the Annual Meeting

	At the Annual Meeting, holders of Common Shares will be asked to consider and to vote upon the following matters:

(1)	To elect four Class II directors; and
(2)	To transact such other business as may properly come before the meeting.

	The Board recommends that shareholders vote FOR the election of the Board's nominees for Class II directors. As of the date of this Proxy Statement, the Board knows of no other business to come before the Annual Meeting.

Voting Rights and Proxy Information

	Only holders of record of Common Shares as of the close of business on the Annual Meeting Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. As of the Annual Meeting Record Date, there were 2,871,090 Common Shares outstanding and entitled to vote at the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding Common Shares as of the Annual Meeting Record Date is necessary to constitute a quorum at the Annual Meeting.

Holders of Common Shares are entitled to one vote per share on any matter, other than the election of directors, that may properly come before the Annual Meeting. In the election of directors, holders of Common Shares have cumulative voting rights whereby each holder is entitled to vote the number of Common Shares owned multiplied by four (the number of directors to be elected at the Annual Meeting), and each holder may cast the whole number of votes for one candidate or distribute such votes among two or more candidates. The Board of Directors is soliciting discretionary authority for the individuals appointed in the proxies to cumulate votes represented by properly executed proxies and to vote for less than all the Company's nominees to the Board if deemed appropriate to ensure the election of as many of the Company's nominees to the Board as possible. Those persons receiving the four highest number of votes in the election of directors will be elected to the Board.

	All Common Shares that are represented at the Annual Meeting by properly executed proxies received before or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted "FOR" the election of the Board's four nominees as directors of the Company
(or, if deemed appropriate by the individuals appointed in the proxies, cumulatively voted for less than all of the Board's nominees).

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

Item 1 - Election of Directors

	Under the Company's Amended and Restated Articles of Incorporation, the Board of Directors consists of three different classes (Class I, Class II and Class III), each member of a class to serve, subject to the provisions of the Amended and Restated Articles of Incorporation and Bylaws, for a three-year term and until the member's successor is duly elected and qualified. The names of the nominees proposed for election as Class II directors are set forth below. The Company is not aware of any other individual who may be nominated for election to the Board of Directors at the Annual Meeting.

Class II Director Nominees

William Arvin is an attorney. He has been a director of Kentucky Bank and the Company since 1995.

B. Proctor Caudill is a Special Projects Manager. He was appointed as a director of the Company in August 2006 and as a director of Kentucky Bank in July 2006. In July 2006, the Company completed the merger of Peoples Bancorp of Sandy Hook, Inc. Before the merger, Mr. Caudill served as the president and chief executive officer of Peoples Bancorp of Sandy Hook, Inc.

Louis Prichard is President and Chief Executive Officer of Kentucky
Bank. He was President and Chief Operating Officer of Kentucky Bank from 2003 to 2004. He has been a director of Kentucky Bank and the Company since 2003.

	Woodford Van Meter is an ophthalmologist. He has been a director of Kentucky Bank and the Company since 2004.

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

	The Board recommends that shareholders vote "FOR" each of the above nominees for election as Class II directors of the Company.



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

                                    April 9, 2007







This Proxy Form is Solicited by the Board of Directors

Kentucky Bancshares, Inc.
Paris, Kentucky

	The undersigned hereby appoints Buckner Woodford IV and Gregory J. Dawson, or either one of them (with full power to act alone), my proxy, each with the power to appoint his substitute, to represent me to vote all of the Corporation's Common Shares which I held of record or am otherwise entitled to vote at the close of business on March 23, 2007, at the 2007 Annual Meeting of Shareholders to be held on May 9, 2007 and at any adjournments thereof, with all powers the undersigned would possess if personally present, as follows:

1.	ELECTION OF DIRECTORS

		FOR all nominees listed below (except as otherwise indicated below)

		AGAINST all nominees listed below

    William Arvin, B. Proctor Caudill, Louis Prichard, and Woodford Van Meter

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the line below)

__________________________________________________________

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

DATE___________, 2007
	________________________________
						Signature

				________________________________
					Signature if held jointly







83